UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. 1)

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☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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BB&T Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note:  These revised preliminary proxy materials are being filed to attach a copy of the 2004 Stock Plan (as defined below) in an electronic format as an appendix to the Proxy Statement and to update stock price information as of March 9, 2009.

BB&T CORPORATION

March     , 2009

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of BB&T Corporation scheduled for 11:00 A.M. Eastern Daylight Time on Tuesday, April 28, 2009, at Embassy Suites, 460 North Cherry Street, Winston-Salem, North Carolina 27101. The matters scheduled for consideration at the meeting are described in detail in the Notice of Annual Meeting of Shareholders and the Proxy Statement. In order to be sure your shares are voted at the meeting if you cannot attend, please complete, sign and return the enclosed proxy card or vote by using the telephone or the Internet as soon as possible.

Enclosed with the proxy materials is a copy of our Annual Report on Form 10-K, which includes, among other required disclosures, the Corporation’s financial statements for the year ended December 31, 2008. Also included in the package is a 2008 Annual Review that contains additional information about the Corporation, including financial highlights, our letter to shareholders and other selected financial data.

We trust that this presentation will satisfy your informational needs, and, at the same time, provide you with a better understanding of both the financial history and strategic direction of BB&T Corporation.

Sincerely,

John A. Allison IV Chairman

Kelly S. King President and Chief Executive Officer

BB&T CORPORATION

200 West Second Street

Winston-Salem, North Carolina 27101

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 28, 2009

TO THE SHAREHOLDERS OF

BB&T CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of BB&T Corporation (the “Corporation” or “BB&T”) will be held on Tuesday, April 28, 2009, at 11:00 A.M. Eastern Daylight Time, at Embassy Suites, 460 North Cherry Street, Winston-Salem, North Carolina 27101, for the following purposes:

(1)	To elect seventeen directors to serve for one-year terms expiring at the 2010 Annual Meeting of Shareholders.

(2)	To approve amendments to the Corporation’s 2004 Stock Incentive Plan and re-approve the plan for certain federal tax purposes.

(3)	To approve an advisory proposal regarding BB&T’s overall pay-for-performance executive compensation program.

(4)	To ratify the reappointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2009.

(5)	To vote on a shareholder proposal regarding majority voting in director elections.

(6)	To transact such other business as may properly come before the meeting.

Pursuant to the provisions of the North Carolina Business Corporation Act, February 25, 2009 has been fixed as the record date for the determination of holders of BB&T Common Stock entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournment thereof. Accordingly, only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. It is important that your shares of BB&T Common Stock be represented at this meeting to help ensure the presence of a quorum.

A copy of our Annual Report on Form 10-K, containing the financial statements of the Corporation for the year ended December 31, 2008, accompanies these proxy materials.

By Order of the Board of Directors

John A. Allison IV
Chairman

Kelly S. King President and Chief Executive Officer

March     , 2009

Even if you plan to attend the Annual Meeting in person, please vote your shares of BB&T Common Stock by dating and signing the enclosed proxy and promptly mailing your proxy in the postage-paid, self-addressed envelope enclosed for this purpose. Alternatively, you may vote your shares of BB&T Common Stock by proxy by using the Internet or telephone as described in the proxy statement and on the form of proxy. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

BB&T CORPORATION

200 West Second Street

Winston-Salem, North Carolina 27101

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy, for use at the Annual Meeting of Shareholders to be held April 28, 2009, at the Embassy Suites, 460 North Cherry Street, Winston-Salem, North Carolina 27101, at 11:00 A.M. Eastern Daylight Time, and any adjournment thereof (the “Annual Meeting”), is solicited on behalf of the Board of Directors of BB&T Corporation (the “Corporation” or “BB&T”). The approximate date that these proxy materials are first being sent to shareholders is March     , 2009. All expenses incurred in this solicitation will be paid by the Corporation. In addition to the Corporation soliciting proxies by mail, over the Internet and by telephone, the Corporation’s directors, officers and employees may solicit proxies on behalf of the Corporation without additional compensation. The Corporation has engaged Laurel Hill Advisory Group, LLC to act as its proxy solicitor and has agreed to pay it approximately $12,500 plus reasonable expenses for such services. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies. Upon request, the Corporation will reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

Delivery of Proxy Materials

To reduce the expenses of delivering duplicate proxy materials to shareholders, the Corporation is relying upon Securities and Exchange Commission (“SEC”) rules that permit it to deliver only one proxy statement and annual report to multiple shareholders who share an address, unless the Corporation receives contrary instructions from any shareholder at that address. All shareholders sharing an address will continue to receive separate proxy cards based on their registered ownership of BB&T Common Stock. Any shareholder sharing such an address who does not receive an individual proxy statement and annual report may write or call BB&T Shareholder Services as specified below and the Corporation will promptly send the materials to the shareholder at no cost. For future meetings, a shareholder may request separate copies of the Corporation’s proxy statement and annual report or request that the Corporation only send one set of these materials if the shareholder is receiving multiple copies, by contacting BB&T Shareholder Services, P.O. Box 1290, Winston-Salem, North Carolina 27102, or by telephoning BB&T Shareholder Services toll-free at 1-800-213-4314.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on April 28, 2009

A copy of this Proxy Statement is available on the Corporation’s website at http://www.bbt.com/bbt/about/financialprofile/proxystatement.html. Also available at the Corporation’s website is the 2008 Annual Review, which highlights summary financial information about BB&T, and various reports that BB&T files with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2008.

Voting Methods

The accompanying proxy is for use at the Annual Meeting if a shareholder either is unable to attend in person or will attend but wishes to vote by proxy. Shares may be voted by completing the enclosed proxy card and mailing it in the postage-paid envelope provided, voting over the Internet or using a toll-free telephone number. Please refer to the proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available. Shareholders who vote over the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is responsible. The Internet and telephone voting facilities for eligible shareholders of record will close at 11:59 p.m., Eastern Daylight Time, on April 27, 2009. Specific instructions to be followed by any shareholder interested in voting via the Internet or telephone are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate a shareholder’s identity and to allow a shareholder to vote his or her shares and confirm that his or her instructions have been properly recorded. If a shareholder’s proxy does not reference Internet or telephone information because the shareholder is not the registered owner of the shares, the shareholder should complete and return the paper proxy card in the self-addressed, postage-paid envelope provided. The proxy may be revoked by a shareholder at any time before it is exercised by filing with the Corporate Secretary of BB&T an instrument revoking it, filing a duly executed proxy bearing a later date (including a proxy given over the Internet or by telephone), or by attending the meeting and electing to vote in person.

Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy. If you are a shareholder of record and choose to attend the Annual Meeting, please be prepared to present a photo I.D. or other satisfactory proof of identification for entrance into the meeting. If you hold your shares in street name and plan to attend the Annual Meeting, please be prepared to present a recent proxy or letter validating your ownership of the shares from your bank, broker or other nominee that holds your shares and a photo I.D. or other satisfactory proof of identification for entry into the meeting.

Record Date; Shares Outstanding

Pursuant to the provisions of the North Carolina Business Corporation Act, February 25, 2009 has been fixed as the record date for the determination of holders of BB&T Common Stock entitled to notice of and to vote at the Annual Meeting. Each share of BB&T Common Stock issued and outstanding on February 25, 2009 is entitled to one vote on all proposals at the meeting, except that shares held in a fiduciary capacity by Branch Banking and Trust Company (“Branch Bank”) and certain other BB&T affiliates may only be voted in accordance with the instruments creating the fiduciary capacity. As of the close of business on February 25, 2009, there were 560,409,465 shares of BB&T Common Stock outstanding and entitled to vote.

Quorum; Votes Required

In order to conduct the Annual Meeting, a majority of shares of BB&T Common Stock outstanding at the record date must be present in person or by proxy. This is called a quorum. Shareholders who deliver valid proxies or vote in person at the meeting will be considered part of the quorum. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting.

Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. New York Stock Exchange (“NYSE”) rules allow banks, brokers and other nominees to vote shares held by them for a customer on matters that the NYSE determines to be routine, even though the bank, broker or other nominee has not received instructions from the customer. A broker “non-vote” occurs when a bank, broker or other nominee has not received voting instructions from the customer and the bank, broker or other nominee cannot vote the shares because the matter is not considered a routine matter under NYSE rules.

If a shareholder provides specific voting instructions, his or her shares will be voted as instructed. If a shareholder holds shares in his or her name and returns a properly executed proxy without giving specific voting instructions, the shareholder’s shares will be voted “FOR” Proposals 1, 2, 3 and 4, and “AGAINST” Proposal 5, as recommended by the Corporation’s Board of Directors. If a shareholder holds shares in his or her name and does not return valid proxy instructions or vote in person at the Annual Meeting, such shares will not be voted. If a shareholder holds shares in the name of a bank, broker or other nominee, and the shareholder does not give that nominee instructions on how he or she wants the shares to be voted, the nominee generally has the authority to vote the shares on certain “routine” matters as described above. At the Annual Meeting if the shareholder does not timely provide instructions for voting the shares, BB&T expects that the nominee will be able to vote uninstructed shares on Proposals 1, 3 and 4, but will not be able to vote such shares on Proposals 2 and 5. If any other matters are properly presented for consideration at the Annual Meeting, the persons named as attorneys-in-fact and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote.

In Proposal 1, seventeen director nominees have been recommended for election to the Board by the Corporation. Directors are elected by a plurality of the votes cast at the Annual Meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the meeting. Shares not voted, whether by marking “ABSTAIN” on the proxy card or otherwise, will have no impact on the election of directors. A properly executed proxy will be voted “FOR” each of the seventeen nominees for director unless you mark the proxy card “WITHHOLD ALL” or “FOR ALL EXCEPT.” Marking the proxy card “WITHHOLD ALL” will withhold your vote as to all nominees for director. Marking the proxy card “FOR ALL EXCEPT” will direct that your shares be voted for all nominees except that your shares will be withheld as to the nominees that you specify. The Board would take into serious consideration the fact that a member or members of the Board of Directors received significant “WITHHOLD” votes in the director election at the upcoming Annual Meeting in determining the slate of directors for election at the Annual Meeting of Shareholders in 2010. Abstentions and broker “non-votes” will not be included in vote totals and will not affect the outcome of the vote.

A majority of votes cast at the Annual Meeting is required to approve Proposal 2 relating to amendments to and certain federal tax-related re-approvals of the BB&T Corporation 2004 Stock Incentive Plan, Proposal 3 regarding an advisory proposal on BB&T’s pay-for-performance executive compensation program and Proposal 4 regarding ratification of the appointment of the Corporation’s independent registered public accounting firm. Abstentions and broker “non-votes” will not be counted as votes cast on Proposals 2, 3 and 4. A majority of votes cast at the Annual Meeting is required to approve Proposal 5, a shareholder proposal regarding majority voting in director elections. Abstentions and broker “non-votes” will not be counted as votes cast on Proposal 5.

SECURITY OWNERSHIP

The table below sets forth the beneficial ownership of BB&T Common Stock by all directors, the Named Executive Officers as set forth below under “Compensation of Executive Officers—2008 Summary Compensation Table” (collectively, the “NEOs”) and all directors and executive officers of the Corporation as a group as of February 25, 2009. Unless otherwise indicated, all persons listed below have sole voting and investment powers over all shares beneficially owned. No shareholder is known to the Corporation to be the beneficial owner of more than five percent of the outstanding shares of BB&T Common Stock as of February 25, 2009.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner/Number of Persons in Group	Shares of Common Stock Beneficially Owned(1)	Shares of Common Stock Subject to Right to Acquire(2)	Percentage of Common Stock
John A. Allison IV	625,070(3)	1,918,850(4)	*
Jennifer S. Banner	7,905	9,404	*
Anna R. Cablik	3,373	7,684	*
Nelle R. Chilton	1,653,796(5)	23,579	*
Ronald E. Deal	37,199(6)	42,316	*
Tom D. Efird	82,712(7)	19,238	*
Barry J. Fitzpatrick	334,639	—	*
L. Vincent Hackley	2,866(8)	41,968	*
Jane P. Helm	11,299	22,161	*
John P. Howe III, M.D.	3,613(9)	9,404	*
Kelly S. King	234,616(10)	615,054	*
James H. Maynard	519,660(11)	42,499	*
Albert O. McCauley	78,080(12)	44,250	*
J. Holmes Morrison	29,794(13)	92,059	*
Nido R. Qubein	141,135(14)	42,142	*
Thomas N. Thompson	541,516(15)	1,333	*
Stephen T. Williams	383,828(16)	1,333	*
W. Kendall Chalk	173,452(17)	539,696	*
Robert E. Greene	51,837	292,841	*
Christopher L. Henson	52,265(18)	121,240	*
C. Leon Wilson III	85,753(19)	239,334	*
Directors and Executive Officers as a group (27 persons)	5,163,454(20)	4,686,587	1.76%

*	Less than 1%.
(1)	As reported to BB&T by the directors and executive officers, and includes shares held by spouses, minor children, affiliated companies, partnerships and trusts as to which each such person has beneficial ownership. With respect to executive officers, also includes shares allocated to such persons’ individual accounts under the BB&T Corporation 401(k) Savings Plan and the BB&T Corporation Non-Qualified Defined Contribution Plan.
(2)	Amount includes options to acquire shares of BB&T Common Stock that are or become exercisable within 60 days of February 25, 2009 and restricted stock units that will vest within 60 days of that date.
(3)	Amount includes 328,508 shares jointly owned with spouse with shared investment and voting powers and 195,770 shares held by spouse with sole investment and voting powers.
(4)	Amount does not include shares receivable in connection with the vesting of restricted stock units, the receipt of which is delayed beyond 60 days of February 25, 2009 in accordance with the six-month post-retirement waiting period imposed by Section 409A of the Internal Revenue Code of 1986, as amended.
(5)	Amount includes 1,576,852 shares held in a trust for which Ms. Chilton, as co-trustee, shares investment and voting powers.
(6)	Amount includes 31,960 shares held in a trust for which Mr. Deal, as co-trustee, shares investment and voting powers and 2,270 shares held by spouse with sole investment and voting powers.
(7)	Amount includes 100 shares held by spouse with sole investment and voting powers.
(8)	Amount includes 146 shares jointly owned with spouse with shared investment and voting powers.
(9)	Amount includes 1,000 shares jointly owned with spouse with shared investment and voting powers.
(10)	Amount includes 1,526 shares held by Mr. King, as custodian for a child, and 80,438 shares held by spouse with sole investment and voting powers. Amount also includes 39,048 shares pledged as security.

(11)	Amount includes 420,550 shares held by an affiliate holding company of Mr. Maynard with sole investment and voting powers and 30,181 shares held by spouse with sole investment and voting powers. Amount also includes 264,250 shares held by an affiliate holding company of Mr. Maynard pledged as security.
(12)	Amount includes 76,109 shares pledged as security.
(13)	Amount includes 12,002 shares held in a trust by spouse, as trustee, with sole investment and voting powers.
(14)	Amount includes 13,641 shares held by spouse with sole investment and voting powers and 9,817 shares held by spouse, as custodian, for children with sole investment and voting powers and 27 shares held by son.
(15)	Amount includes 3,110 shares held by Mr. Thompson as trustee in trusts for his children and 2,259 shares held by his son. Amount also includes 272,640 shares pledged as security.
(16)	Amount includes 9,855 shares held by Mr. Williams as trustee in trusts for his children, 1,106 shares held by Mr. Williams, as custodian for his children and 23,960 shares held by spouse with sole investment and voting powers. Amount also includes 348,594 shares pledged as security.
(17)	Amount includes 46,978 shares held by spouse with sole investment and voting powers. Amount also includes 21,348 shares pledged as security.
(18)	Amount includes 6 shares held as custodian for minor children.
(19)	Amount includes 28,372 shares pledged as security.
(20)	Amount includes 1,050,161 shares pledged as security.

PROPOSAL 1—ELECTION OF DIRECTORS

The Corporation’s bylaws provide that the number of directors shall be not less than three nor more than twenty-five, as determined from time to time by the Board of Directors. The Corporation’s Board of Directors currently consists of seventeen persons.

Each of the seventeen nominees listed below for election as a director of the Corporation currently serves on the Board of Directors. The nominees, if elected, will each serve for a one-year term expiring at the Annual Meeting of Shareholders in 2010.

In connection with the merger of One Valley Bancorp, Inc. into the Corporation in 2000, the Corporation agreed in the merger agreement that J. Holmes Morrison, a director, would be named to the Corporation’s Board of Directors to serve for so long as he is elected and qualifies, subject to the right of removal for cause, and that Mr. Morrison would be appointed to serve on the Executive and Risk Management Committee during such tenure. Pursuant to the terms of the merger agreement, the Corporation’s Board is re-nominating Mr. Morrison to serve for a one-year term that will expire at the Annual Meeting of Shareholders in 2010.

The Corporation’s bylaws permit the Board of Directors to appoint new directors to the Board to fill vacancies on the Board and to serve until such time as the director is nominated for election to the Board at the next Annual Meeting of Shareholders. Pursuant to such bylaws, the Board of Directors appointed Kelly S. King on August 26, 2008 to serve as a member of the Board and he is a nominee for election as a director of the Corporation for a one-year term that will expire at the Annual Meeting of Shareholders in 2010. Also on August 26, 2008, the Board of Directors voted unanimously that Mr. King would succeed Mr. Allison as BB&T’s Chief Executive Officer, effective January 1, 2009.

Under the Corporation’s director retirement policy, a director is permitted to serve through the calendar year in which such director reaches age 70.

The persons named as attorneys-in-fact in the accompanying proxy are expected to vote to elect the seventeen nominees listed below as directors, unless authority to so vote is withheld. Although the Corporation’s Board of Directors expects that each of the nominees will be available for election, if a vacancy in the slate of nominees occurs, it is intended that shares of BB&T Common Stock represented by proxies will be voted for the election of a substitute nominee selected by the persons named as attorneys-in-fact in the accompanying proxy or the Board may reduce the number of persons to be elected by the number of persons unable to serve. Holders of BB&T Common Stock do not have cumulative voting rights in the election of directors.

The names of the nominees for election to the Corporation’s Board of Directors, their principal occupations for at least the previous five years, and certain other information with respect to such persons are set forth below.

NOMINEES FOR ELECTION AS DIRECTORS FOR A ONE-YEAR TERM EXPIRING IN 2010

Name, Age, Principal Occupation During the Past Five Years, Certain Other Directorships, Committee Memberships and Residence	Director of BB&T or BB&T Financial(1) Since

JOHN A. ALLISON IV (60). Chairman of BB&T Corporation since 1989; Chief Executive Officer of BB&T Corporation and Chairman and Chief Executive Officer of Branch Bank from 1989 to December 2008; Member of the Executive and Risk Management Committee; Lewisville, North Carolina.	1986

JENNIFER S. BANNER (49). Chief Executive Officer of Schaad Companies, LLC (diversified holding company) since 2008; President of SchaadSource, LLC since June 2006 and Chief Executive Officer of SchaadProperties from 2005 through June 2006 (real estate construction and development); CPA and Principal of Pershing Yoakley & Associates, P.C. (public accounting) from 1987 to January 2005; Member of the Compensation Committee and the Nominating and Corporate Governance Committee; Knoxville, Tennessee.	2003

ANNA R. CABLIK (56). President of Anasteel & Supply Company, LLC (reinforcing steel fabricator) since 1994; President of Anatek Inc. (general contractor) since 1982; Director of Georgia Power Company since 2001; Member of the Audit Committee; Marietta, Georgia.	2004

NELLE R. CHILTON (69). Director (since 1993) and President (since 2003) of Dickinson Fuel Company, Inc. (property management); Director (since 1986) and Vice President (since 1993) of TerraCo, Inc. and TerraCare, Inc. (commercial landscaping); Director (since 1991) and Vice President (since 1994) of TerraSalis, Inc. (retail landscaping); Vice President of Dickinson Fuel Company, Inc. from 1993 to 2003; Chair of the Nominating and Corporate Governance Committee and member of the Compensation Committee; Charleston, West Virginia.	2000

Name, Age, Principal Occupation During the Past Five Years, Certain Other Directorships, Committee Memberships and Residence	Director of BB&T or BB&T Financial(1) Since

RONALD E. DEAL (65). Chairman of Wesley Hall, Inc. (furniture manufacturer) since 1990; Member of the Compensation Committee and the Nominating and Corporate Governance Committee; Hickory, North Carolina.	1986

TOM D. EFIRD (69). President of Standard Distributors, Inc. (beverage wholesaler) since 1967; Chair of the Compensation Committee and member of the Nominating and Corporate Governance Committee; Gastonia, North Carolina.	1982

BARRY J. FITZPATRICK (69). Chairman, Board of Trustees, Marymount University since 2002; Chairman of Branch Bank-VA from 2003 to December 2006; President and Chief Executive Officer of Branch Bank-VA from July 2003 to February 2004; Chairman, President and Chief Executive Officer of First Virginia Banks, Inc. (“First Virginia”) from 1995 to 2003; Member of the Executive and Risk Management Committee; Williamsburg, Virginia.	2003

L. VINCENT HACKLEY, PhD. (68). President and Chief Executive Officer of Hackley & Associates of North Carolina (consultant for character, ethics and leadership development) since 1999; Chancellor (interim) of Fayetteville State University from July 2007 to July 2008; Chancellor (interim) of North Carolina Agricultural and Technical State University from June 2006 to July 2007; Consultant (since 1994) and Chairman (1994 to 2001) of Character Counts! Coalition (public service); Director of Tyson Foods, Inc. since 1992; Director of Blue Cross and Blue Shield of North Carolina since 1993; Director of Southern Poverty Law Center since 2002; Member of the Audit Committee; Chapel Hill, North Carolina.	1992

Name, Age, Principal Occupation During the Past Five Years, Certain Other Directorships, Committee Memberships and Residence	Director of BB&T or BB&T Financial(1) Since

JANE P. HELM (66). Retired; Vice Chancellor of Business Affairs, Appalachian State University from 1994 to 2006; Member of the Compensation Committee and the Nominating and Corporate Governance Committee; Arden, North Carolina.	1997

JOHN P. HOWE III, M.D. (66). President and Chief Executive Officer of Project HOPE (international health foundation) since 2001; Trustee of the Southwest Foundation for Biomedical Research and the Southwest Research Institute since 1985; Chairman of the Board of Overseers of Harvard College Committee to Visit the Medical School and School of Dental Medicine since 2003; Trustee of Boston University since 2007; Director of Maximus Federal Services, Inc. (conducts Medicare related reconsiderations as a qualified independent contractor) since January 2009; Chair of the Audit Committee; Washington, D.C.	2005

KELLY S. KING (60). President and Chief Executive Officer of BB&T Corporation and Chairman and Chief Executive Officer of Branch Bank since January 2009; Chief Operating Officer of BB&T Corporation and Branch Bank from June 2004 to December 2008; President of BB&T Corporation from 1996 to June 2004; Member of the Executive and Risk Management Committee; Winston-Salem, North Carolina.	August 2008

JAMES H. MAYNARD (69). Chairman and Chief Executive Officer of Investors Management Corporation (holding company) since 1970; Chairman of Golden Corral Corporation (restaurants) since 1971; Chair of the Executive and Risk Management Committee; Raleigh, North Carolina.	1985

Name, Age, Principal Occupation During the Past Five Years, Certain Other Directorships, Committee Memberships and Residence	Director of BB&T or BB&T Financial(1) Since

ALBERT O. McCAULEY (68). President and Chief Executive Officer of McCauley & McDonald Investments, Inc. (real estate investment) since 1978; Member of the Audit Committee; Fayetteville, North Carolina.	1993

J. HOLMES MORRISON (68). Retired; Executive Vice President of Branch Bank from 2000 to 2005; Chairman, President and Chief Executive Officer of One Valley Bancorp, Inc. from 1998 to 2000; President and Chief Executive Officer of One Valley Bancorp, Inc. from 1991 to 1998; Director of Nexeon MedSystems, Inc. (medical device development—formerly Paragon Intellectual Properties, LLC) since 2006; Member of the Executive and Risk Management Committee; Charleston, West Virginia.	2000

NIDO R. QUBEIN (60). President of High Point University since 2005; Chairman of Great Harvest Bread Company since 2001; Director of La-Z-Boy Incorporated since 2006; Member of the Executive and Risk Management Committee; High Point, North Carolina.	1990

THOMAS N. THOMPSON (60). President of Thompson Homes, Inc. (home builder) since 1978; Trustee of Brescia University since 1980; Member of the Kentucky House of Representatives since 2003 and Chairman of the House Banking and Insurance Committee; Director of Branch Bank from October 2006 to December 2007; Member of the Compensation Committee and the Nominating and Corporate Governance Committee; Owensboro, Kentucky.	2008

Name, Age, Principal Occupation During the Past Five Years, Certain Other Directorships, Committee Memberships and Residence	Director of BB&T or BB&T Financial(1) Since

STEPHEN T. WILLIAMS (49). President of A. T. Williams Oil Company (gas stations, convenience stores, restaurants and travel centers) since 1995; President and Chief Executive Officer of WilcoHess LLC since 2001; Winston-Salem Alliance board member since 2004; Director of Wake Forest University Health Sciences since 2007; Member of the Audit Committee; Winston-Salem, North Carolina.	2007

(1)	On February 28, 1995, the merger of BB&T Financial Corporation (“BB&T Financial”) into Southern National Corporation (“SNC”) was consummated and certain directors of BB&T Financial became directors of SNC, which is now named “BB&T Corporation.”

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

PROPOSAL 2—APPROVAL OF AMENDMENTS TO THE CORPORATION’S AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN AND RE-APPROVAL OF THE PLAN FOR CERTAIN FEDERAL TAX PURPOSES

Introduction

The Board of Directors recommends that shareholders approve an amendment to the BB&T Corporation Amended and Restated 2004 Stock Incentive Plan, as amended (which we refer to as the 2004 Stock Plan). The proposed amendment makes several changes related to the maximum total number of shares of BB&T Common Stock that may be issued under the 2004 Stock Plan. The primary changes are:

•

Increase the maximum total number of shares of BB&T Common Stock that BB&T may issue pursuant to awards granted under the 2004 Stock Plan by 25 million shares (from 35 million shares) to 60 million shares (the “overall share cap”);

•

Replace the current 15 million share limitation on the number of shares that may be granted as restricted stock and restricted stock unit awards (together “restricted awards” and the limitation being referred to as the “restricted award sublimit”) with an alternate method of calculating the number of shares available for issuance under the 2004 Stock Plan, referred to as a “fungible stock plan reserve”; and

•

Create a fungible stock plan reserve of 23 million shares (an increase of eight million shares over the current restricted award sublimit of 15 million shares), which would be subject to the overall 60 million share cap described above in the first bullet point. As proposed, restricted awards, performance stock, performance unit awards and phantom stock awards (together, “full value awards”) will reduce both the overall 60 million share cap and the 23 million fungible stock plan reserve by one share for every one share awarded, up to 23 million shares. If the 23 million share fungible stock plan reserve is exhausted, the overall 60 million share cap will be reduced by three shares for each share of a full value award.

If the 2004 Stock Plan Proposals are approved by the shareholders, both the overall share cap and the fungible stock plan reserve will be reduced by applicable awards previously granted by BB&T under the 2004 Stock Plan to the extent (a) such awards are outstanding as of the effective time of the amendments or (b) the shares of BB&T Common Stock underlying an award have been issued. BB&T expects that this practice will leave an effective overall share cap of approximately 27.3 million shares and an effective fungible stock plan reserve of approximately 11.5 million shares.

The Board of Directors also is recommending that shareholders re-approve the eligibility criteria, list of performance factors for performance-based awards granted to “covered employees” and participant award limitations in the 2004 Stock Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The proposed amendment to the 2004 Stock Plan and the re-approvals related to Code Section 162(m) are referred to together as the “2004 Stock Plan Proposals.”

Approval of the 2004 Stock Plan Proposals will facilitate the attraction, retention and motivation of talented employees critical to BB&T’s success.

The Board of Directors believes that BB&T’s equity compensation program, as implemented under the 2004 Stock Plan, allows BB&T to attract and retain employees capable of achieving consistently superior business results. The Board also believes that the 2004 Stock Plan effectively aligns the interests of the plan participants with those of the Corporation’s shareholders by linking a portion of their compensation directly to increases in shareholder value. BB&T has a long history of linking pay to the Corporation’s long-term stock performance for a wide band of employees, not just executives. Approval of the 2004 Stock Plan Proposals will provide BB&T with the flexibility it needs to continue to use equity compensation to attract, retain and motivate a large group of talented employees, as well as directors, all of whom are important to the Corporation’s long-term growth and success.

Approval of the 2004 Stock Plan Proposals will allow BB&T to follow equity compensation “best practices,” including the judicious use of equity awards.

BB&T uses equity award practices and the 2004 Stock Plan contains a number of provisions that the Board believes are consistent with the interests of shareholders and sound corporate governance practices:

•	Limitation on Shares Issued. Assuming the passage of the 2004 Stock Plan Proposals, no more than 60 million total shares of BB&T Common Stock will be authorized for issuance.

•

Limitation on Full Value Awards. Assuming the passage of the 2004 Stock Plan Proposals, no more than 23 million of the overall 60 million share cap will be authorized for issuance in connection with full value awards on a one-for-one basis. Any full value awards beyond the 23 million fungible stock plan reserve would count as three shares against the overall share limitation.

•	No Discounted Stock Options. All stock options must have an exercise price equal to or greater than the fair market value of BB&T Common Stock on the date of grant.

•	No Annual “Evergreen” Provision. The 2004 Stock Plan authorizes a fixed number of shares of BB&T Common Stock, thereby requiring shareholder approval of any additional authorization of shares.

•

No Stock Option Repricings. The 2004 Stock Plan prohibits the repricing of stock options or stock appreciation rights without the approval of shareholders. This provision applies to both direct repricings (lowering the exercise price of a stock option) and indirect repricings (canceling an outstanding stock option and granting a replacement stock option with a lower exercise price).

•

Responsible Share Counting. In early 2009, the Board of Directors amended the 2004 Stock Plan to provide that any shares surrendered by a participant or withheld by the Corporation to pay the option price for an option or used to satisfy any tax withholding requirement in connection with the exercise, vesting or earning of an award would no longer be added back to the applicable share pool. The Board of Directors believes that this change to the 2004 Stock Plan will further enhance the anti-dilutive features of the plan. In addition, shares that are cancelled or forfeited under BB&T’s prior equity plans are not re-added to the number of shares available under the 2004 Stock Plan.

•

Vesting and Award Practices. Historically, equity awards under the 2004 Stock Plan have consisted of stock options and restricted stock units. Stock options generally have a 10-year term and vest ratably over a five-year period. Restricted stock unit awards typically cliff vest after a five-year period; however, director awards vest ratably over a five year period. Performance-based restricted stock units generally are issued at the end of a five-year vesting period, but only if a three-year corporate performance measure first is attained. BB&T believes that its vesting and award practices are responsible and generally provide for longer vesting periods than the majority of its Peer Group (as defined in the Compensation Discussion and Analysis section of this Proxy Statement).

•

Independent Committee. The 2004 Stock Plan will continue to be administered by the Compensation Committee of the BB&T Board of Directors, except as it relates to non-employee director awards, which the full Board administers. All of the members of the Compensation Committee qualify as “independent” under NYSE listing standards.

•

Judicious Use of Equity. BB&T is committed to the judicious use of equity awards and is mindful of ensuring that BB&T’s equity compensation program does not overly dilute the Corporation’s existing shareholders. To that end, beginning in 2009, BB&T adjusted the eligibility criteria to receive awards under the 2004 Stock Plan, resulting in a reduction of approximately 4,000 plan participants. This change was made to better align BB&T’s equity compensation practices with those of its Peer Group. BB&T’s overhang and run rates over the last three years are illustrated in the table below.

BB&T Overhang and Run Rate

	2006	2007	2008
Overhang(1)	9.03%	10.03%	9.42%
Run Rate(2)	1.22%	1.23%	1.67%

(1)	As of the end of the applicable fiscal year, overhang represents (a) the authorized shares under the 2004 Stock Plan plus all other outstanding equity awards (which are generally options and restricted awards) under BB&T’s predecessor equity plans as of such date, divided by (b) the sum of BB&T’s common shares outstanding at the applicable date and the value represented by (a).
(2)	Run rate represents all equity awards granted in a fiscal year divided by the number BB&T’s common shares outstanding as of the end of that fiscal year, but excludes cash-settled awards.

If the 2004 Stock Plan Proposals are approved, BB&T’s estimated overhang will be approximately 12.94%. BB&T anticipates that its annual run rate in the near term will range from 1.2% to 1.7%. The estimates of future run rate and overhang generally assume the continuation of BB&T’s prior equity award grant practices and exercise patterns. BB&T’s actual annual run rate will depend on, and be influenced by, a number of factors, including changes to the number of employees receiving awards under the 2004 Stock Plan, the price per share of BB&T’s Common Stock on the grant date, the methodology used to value and determine equity awards and the mix of award types provided to 2004 Stock Plan participants. BB&T may change its equity award grant practices in the future.

Most of BB&T’s outstanding stock option grants are underwater, but the Corporation’s relative performance has been strong.

Substantially all of the outstanding stock options granted under the 2004 Stock Plan are currently underwater, meaning that these options have exercise prices that are higher than the closing share price of BB&T Common Stock on March 9, 2009 ($14.30). The Board of Directors believes that incentive compensation is a critical component of BB&T’s compensation arrangements and correlates to BB&T’s ability to deliver business results that generate shareholder value. As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, in 2008 financial services companies faced unprecedented challenges and difficulties; yet during that time, BB&T was able to achieve superior business results relative to its Peer Group. Many of BB&T’s most talented employees are participants in the 2004 Stock Plan. The Board of Directors believes that the retention of these individuals is critical to BB&T’s continued success. The Board of Directors believes that the 2004 Stock Plan Proposals will allow the Corporation to continue the use of equity compensation as a component of a competitive, but measured, overall compensation program. The Board of Directors also believes that the 2004 Stock Plan Proposals strike an appropriate balance between flexibility in designing incentive compensation arrangements, while limiting dilutive concerns.

Summary of 2004 Stock Plan

The 2004 Stock Plan originally was approved by shareholders at the 2004 Annual Meeting, was amended, effective as of April 24, 2007, with the approval of the shareholders at the 2007 Annual Meeting, and was again amended in 2007, 2008 and early 2009 for certain nonmaterial changes, including required federal tax law changes in connection with Code Section 409A that generally were effective retroactively to January 1, 2005.

The discussion that follows describes the material terms of the 2004 Stock Plan. The summary is subject, in all respects, to the actual terms of the 2004 Stock Plan. The Corporation will provide promptly, upon request and without charge, a copy of the full text of the 2004 Stock Plan to each person to whom a copy of this Proxy Statement is delivered. Requests should be directed to: Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101. An electronic copy of the 2004 Stock Plan also is available free of charge as an appendix to the electronic version of this Proxy Statement on the SEC’s website at www.sec.gov.

Current Share Limitations

The 2004 Stock Plan authorizes the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and phantom stock awards. See “Awards,” below. Currently, a maximum of 35 million shares of BB&T Common Stock may be issued under the 2004 Stock Plan, of which no more than 25 million shares may be issued as incentive stock options, and no more than 15 million shares may be issued pursuant to restricted awards. In addition, under the 2004 Stock Plan, in a given calendar year, no participant may (a) be granted stock options and stock appreciation rights that are not related to stock options for more than 500,000 shares of BB&T Common Stock; (b) receive shares of BB&T Common Stock pursuant to the grant of any awards for more than a total of 500,000 shares of BB&T Common Stock; or (c) receive awards paid in cash having an aggregate dollar value in excess of $5,000,000. BB&T does not currently propose to increase these participant limitations. The following are not included in calculating the share limitations set forth above: (i) dividends, including dividends paid in shares, or dividend equivalents paid in cash in connection with outstanding awards; (ii) awards that are settled in cash; and (iii) any shares subject to an award under the 2004 Stock Plan if the award is forfeited, cancelled, terminated, expires or lapses for any reason without the issuance of shares underlying the award. The number of shares reserved for issuance under the 2004 Stock Plan and the terms of awards may be adjusted in the event of an adjustment in the capital structure of the Corporation or a related entity (due to a merger, stock split, stock dividend or similar event). On March 9, 2009, the closing sales price of BB&T Common Stock as reported on the NYSE was $14.30 per share.

At February 25, 2009, approximately 32.7 million shares of BB&T Common Stock either had been issued under the 2004 Stock Plan or were subject to outstanding awards and approximately 2.3 million shares remained available for issuance in connection with future awards under the 2004 Stock Plan. Of these 32.7 million shares, approximately 300,000 shares were related to incentive stock option awards (out of the maximum of 25 million shares), approximately 20.9 million shares were related to nonqualified stock option awards and approximately 11.5 million shares were related to restricted awards (out of the maximum of 15 million shares).

Purpose and Eligibility

The purpose of the 2004 Stock Plan is to assist the Corporation in recruiting and retaining qualified employees, directors and independent contractors of BB&T and its affiliates and to align the interests of eligible 2004 Stock Plan participants with those of the Corporation and its shareholders. In this regard, the 2004 Stock Plan is considered to be a broad-based plan with each employee, director and independent contractor of the Corporation and its subsidiaries being eligible, if selected, to participate in the 2004 Stock Plan. At February 25, 2009, approximately 3,150 employees and 16 non-employee directors were eligible to participate in the 2004 Stock Plan. At February 25, 2009, no independent contractors were eligible to participate in the 2004 Stock Plan.

Administration

The 2004 Stock Plan is administered by the Board of Directors, or upon its delegation, by the Compensation Committee of the Board (collectively referred to as the “Administrator”). Under the terms of the 2004 Stock Plan, the Administrator has sole authority to take any action with respect to the 2004 Stock Plan, including, without limitation, the authority to determine the type and amount of awards and the selection of eligible participants. In certain circumstances, the Administrator may delegate to a subcommittee of the Compensation Committee or one or more senior executive officers of the Corporation the authority to grant awards to individuals who are not officers or directors for purposes of Section 16 of the Exchange Act or “covered employees” for purposes of Code Section 162(m).

Awards

Options granted under the 2004 Stock Plan may be incentive stock options or nonqualified stock options. A stock option entitles the participant upon exercise to purchase shares of BB&T Common Stock from the

Corporation at the option price. The option price is determined by the Administrator at the time of grant and must not be less than (a) the closing price of BB&T Common Stock on the date of grant and (b) the par value per share of BB&T Common Stock. Unless an individual award agreement provides otherwise, the option price may be paid by the participant in cash or cash equivalent, and, when permitted by the Administrator and applicable law and regulations, with shares of BB&T Common Stock, or with a combination of cash and BB&T Common Stock. Historically, BB&T’s stock options awards have been established so that they vest ratably over five years and have a ten-year term. Options are subject to restrictions on exercise following termination of employment or service.

Stock appreciation rights (“SARs”) may be granted under the 2004 Stock Plan to the holder of an option (a “related option”) with respect to all or a portion of the shares of BB&T Common Stock subject to the related option (a “related SAR”) or may be granted separately to a participant. The consideration to be received by the holder of a SAR may be paid in cash, shares of BB&T Common Stock (valued at fair market value on the date of the SAR exercise), or a combination of cash and shares of BB&T Common Stock, as determined by the Administrator. Upon exercise of a SAR, the holder of the SAR is entitled to receive payment from the Corporation in an amount determined by multiplying (a) the difference between the fair market value of a share of BB&T Common Stock on the date of exercise over the base price per share of such SAR by (b) the number of shares of BB&T Common Stock with respect to which the SAR is being exercised. The base price may be no less than 100% of the fair market value per share of the BB&T Common Stock on the date the SAR is granted. No SAR may be exercised more than 10 years after it was granted, or such shorter period as may apply to related options in the case of related SARs. To date, BB&T has not granted any SARs under the 2004 Stock Plan.

The Administrator may also grant restricted awards to eligible participants consisting of restricted stock or restricted stock units that are subject to certain conditions, which conditions must be met in order for the restricted award to vest and be earned (in whole or in part), and no longer be subject to forfeiture. These conditions may include, but are not limited to, payment of a stipulated purchase price for a restricted award, attainment of performance objectives, continued service or employment for a certain period of time, retirement, displacement, disability, death or a combination of conditions. In the case of restricted awards based upon performance criteria, or a combination of performance and continued service, the Administrator will determine the performance objectives to be used in valuing restricted awards, which performance objectives will be based upon those corporate, business unit or division and/or individual performance factors and criteria as the Administrator in its sole discretion may deem appropriate (subject to performance measures as set forth in the 2004 Stock Plan). Restricted stock awards are payable in shares of BB&T Common Stock. Restricted stock units may be payable in cash or whole shares of BB&T Common Stock, or partly in cash and partly in whole shares of BB&T Common Stock, as determined by the Administrator. Historically, BB&T has granted restricted stock units that vest five years from the date of grant. As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, restricted stock units granted to Executive Management have historically had performance-based measures that must be satisfied in order for the underlying shares to be earned, in addition to the five-year vesting requirement. Restricted stock units granted to non-employee directors typically vest ratably over a five-year period.

The Administrator may grant performance awards, consisting of performance shares and/or performance units, to participants. An award of a performance share is a grant of a right to receive shares of BB&T Common Stock or the cash value thereof, or a combination thereof, which is contingent upon the achievement of performance or other objectives during a specified period and which has a value on the date of grant equal to the fair market value of a share of BB&T Common Stock. An award of a performance unit is a grant of a right to receive shares of BB&T Common Stock or a designated dollar value amount of BB&T Common Stock, or a combination thereof, which is contingent upon the achievement of performance or other objectives during a specified period, and which has an initial value established by the Administrator at the time of grant. A performance award may be settled in cash, shares of BB&T Common Stock or a combination thereof, as determined by the Administrator.

Phantom stock awards may be granted to eligible participants by the Administrator, in its sole discretion and on such terms as the Administrator determines pursuant to the terms of the 2004 Stock Plan. An award of phantom stock is an award of a number of hypothetical share units with respect to shares of BB&T Common Stock, with a value based on the fair market value of a share of BB&T Common Stock as determined in accordance with the 2004 Stock Plan. Phantom stock awards may be settled in cash, shares of BB&T Common Stock, or a combination thereof, as determined by the Administrator. To date, BB&T has not granted any phantom stock awards under the 2004 Stock Plan.

Dividend and Dividend Equivalents

The Administrator may, in its sole discretion, provide that awards (other than options and SARs) granted under the 2004 Stock Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a participant’s account, subject to such restrictions and conditions as the Administrator may establish. BB&T has issued a relatively small number of awards that earn dividends or dividend equivalents.

Amendment and Termination

The 2004 Stock Plan and awards may be amended or terminated at any time by the Board of Directors, subject to the following conditions: (a) shareholder approval is required of any 2004 Stock Plan amendment if required by applicable law, rule or regulation; and (b) an amendment or termination of an award may not materially adversely affect the rights of an award participant without the participant’s consent. In addition, except for anti-dilution adjustments made under the 2004 Stock Plan, the option price for any outstanding option or base price of any outstanding SAR granted under the 2004 Stock Plan may not be decreased after the date of grant, nor may any outstanding option or SAR granted under the 2004 Stock Plan be surrendered to the Corporation as consideration for the grant of a new option or SAR with a lower exercise or base price than the original option or SAR, as the case may be, without shareholder approval. The Administrator has the authority to make adjustments to awards upon the occurrence of certain unusual or nonrecurring events, if the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2004 Stock Plan or necessary or appropriate to comply with applicable laws, rules or regulations. The Administrator also has the authority to cause any award under the 2004 Stock Plan to be cancelled in consideration of an alternative award or cash payment of an equivalent cash value, as determined by the Administrator.

Change of Control

The Administrator has the authority, in its sole discretion, to accelerate the date that any award (which is not otherwise then exercisable, vested or earned) may become exercisable in whole or in part. Individual award agreements, as approved by the Administrator, may also provide for the acceleration of vesting of any award upon occurrence of a change in control event.

Transferability

Incentive stock options are not transferable other than by will or the laws of intestate succession or, in the Administrator’s discretion, as may otherwise be permitted in accordance with Code Section 422 and related regulations. Nonqualified options and SARs are not transferable other than by will or the laws of intestate succession, except as may be permitted by the Administrator in a manner consistent with applicable law, including the registration provisions of the Securities Act of 1933, as amended. Restricted awards and phantom stock awards that have not vested and performance awards that have not been earned are not transferable other than by will or the laws of intestate succession.

2004 Stock Plan Proposals

Subject to shareholder approval, the Board of Directors has unanimously adopted the proposed amendments to the 2004 Stock Plan to increase the overall number of shares of BB&T Common Stock issuable under the 2004

Stock Plan and to provide for a fungible stock plan reserve, as more particularly discussed below. If approved by shareholders, the amendments will be effective as of April 28, 2009. The Board of Directors also is recommending that shareholders re-approve the eligibility criteria, list of performance factors for performance-based awards granted to “covered employees” and participant award limitations in the 2004 Stock Plan for purposes of Code Section 162(m).

Increase Overall Share Cap. The 2004 Stock Plan currently authorizes the issuance of up to 35 million shares of BB&T Common Stock. As noted above, approximately 32.7 million shares of such authorized shares have been issued or are reserved for issuance by the Corporation in connection with outstanding awards. Of the approximately 32.7 million shares issued or reserved for issuance pursuant to outstanding awards under the 2004 Stock Plan, approximately 300,000 shares were related to incentive stock option awards, approximately 20.9 million shares were related to nonqualified stock option awards and approximately 11.5 million shares were related to restricted awards, which leaves approximately 2.3 million shares available for issuance in connection with future awards under the 2004 Stock Plan. In order to fulfill and further the purpose of the 2004 Stock Plan, the Board of Directors unanimously recommends to shareholders that the overall share cap be increased by an additional 25 million shares to a total of 60 million shares (subject to adjustment only for certain anti-dilutive events as defined in the 2004 Stock Plan).

Replace Restricted Award Sublimit With Fungible Stock Plan Reserve. The 2004 Stock Plan currently provides that no more than 15 million of the 35 million shares of BB&T Common Stock authorized for issuance in connection with awards under the plan may be used for restricted awards. Approximately 11.5 million shares of the 15 million share restricted award sublimit have been issued or reserved for issuance to participants in connection with restricted awards. Generally, these awards have been in the form of restricted stock unit awards, which are units representing contingent shares of BB&T Common Stock that are not earned until specific conditions are met. The use of restricted awards has diminished the number of shares available under both the restricted awards sublimit and the overall share cap. BB&T proposes to replace the 15 million share restricted award sublimit with a 23 million share fungible stock plan reserve.

Under the 2004 Stock Proposals, full value awards will reduce both the overall 60 million share cap and the 23 million fungible stock plan reserve by one share for every one share awarded, up to 23 million shares. As noted above, full value awards include restricted stock, restricted stock units, performance stock, performance unit awards and phantom stock awards. If the 23 million share fungible stock plan reserve is exhausted, the overall number of shares available for awards under the 2004 Stock Plan will be reduced by three shares for each share of a full value award above the 23 million share fungible stock plan reserve. Shares subject to stock options and SARs will reduce the overall 60 million share cap by one share for every one share granted and will not reduce the fungible stock plan reserve. Awards settled in cash will not count against the overall share cap or the fungible stock plan reserve. The Board of Directors believes that the adoption of a fungible stock plan reserve will protect shareholders against dilutive concerns, while giving BB&T an appropriate level of latitude in administering the 2004 Stock Plan.

If the 2004 Stock Plan Proposals are approved by the shareholders, both the overall share cap and the fungible stock plan reserve will be reduced by applicable awards previously granted by BB&T under the 2004 Stock Plan to the extent (a) such awards are outstanding as of the effective time of the amendments or (b) the shares of BB&T Common Stock underlying an award have been issued. BB&T expects that this practice will leave an effective overall share cap of approximately 27.3 million shares and an effective fungible stock plan reserve of approximately 11.5 million shares.

Performance-Based Compensation—Code Section 162(m) Requirements. The 2004 Stock Plan is structured to comply with the requirements imposed by Code Section 162(m) and related regulations in order to preserve, to the extent practicable, the Corporation’s tax deduction for awards made under the 2004 Stock Plan to covered employees. Code Section 162(m) generally will not allow an employer to take a deduction for compensation paid to covered employees (generally, the NEOs) of a publicly held corporation in excess of $1,000,000 unless the compensation is exempt from the $1,000,000 limitation because it qualifies as performance-based compensation.

In order to qualify as performance-based compensation for the purposes of Code Section 162(m), the compensation provided under the 2004 Stock Plan to covered employees must be paid under pre-established objective performance goals determined and certified by a committee comprised of outside directors. In addition to other requirements for the performance-based exception, shareholders must be advised of, and must approve, the material terms (or changes in material terms) of the performance goal(s) under which compensation is to be paid. Material terms include (a) the individuals eligible to receive compensation (see “Purpose and Eligibility,” above), (b) a description of the business criteria on which the performance goal is based, and (c) either the maximum amount of the compensation to be paid or the formula used to calculate the amount of compensation if the performance goal is met (see “Current Share Limitations,” above). In addition, the Code Section 162(m) regulations generally require that the material terms of performance goals be submitted for re-approval five years after initial shareholder approval, or earlier if the performance goals are materially modified.

The Corporation’s shareholders initially approved the material terms of the performance goals at the Annual Meeting of Shareholders in 2004 when the 2004 Stock Plan was adopted. Therefore, re-approval is required in 2009 in order to preserve maximum deductibility for awards under the 2004 Stock Plan pursuant to Code Section 162(m).

With respect to performance-based restricted awards and performance awards, the 2004 Stock Plan limits performance objectives to one or more of the following (as determined by the Administrator in its discretion): (a) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (b) net income; (c) operating income; (d) earnings per share; (e) book value per share; (f) return on shareholders’ equity; (g) return on investment; (h) return on capital; (i) improvements in capital structure; (j) expense management; (k) profitability of an identifiable business unit or product; (l) maintenance or improvement of profit margins; (m) stock price or total shareholder return; (n) market share; (o) revenues or sales; (p) costs; (q) cash flow; (r) working capital; (s) return on assets; (t) economic wealth created; (u) strategic business criteria; and (v) efficiency ratio(s). Such performance factors may include or exclude extraordinary items, as determined by the Administrator. See “Awards” above.

Notwithstanding the foregoing, for so long as a NEO is a “senior executive officer” within the meaning of the Emergency Economic Stabilization Act of 2008, as implemented by guidance and/or regulations issued by the United States Department of the Treasury (“EESA”), BB&T’s annual federal tax deduction for compensation paid to each “senior executive officer” is limited to $500,000, with no exception for performance-based compensation. For additional information regarding the effect of EESA on BB&T’s compensatory arrangements, see “Compensation Discussion and Analysis” and “EESA, ARRA, Tax and Accounting Considerations.”

Federal Income Tax Consequences

The following summary describes the principal federal (and not state or local) income tax consequences of awards granted under the 2004 Stock Plan as of this time. This summary is general in nature and is not intended to cover all tax consequences that may apply to a particular participant or to the Corporation.

No income will be recognized by a participant at the time an option is granted. If the option is an incentive stock option, no income will be recognized upon the participant’s exercise of the option if certain holding periods and other incentive stock option requirements are met. Income will be recognized by the participant when he or she disposes of shares acquired under an incentive stock option. The exercise of a nonqualified stock option generally is a taxable event that requires the participant to recognize, as ordinary income, the difference between the fair market value of the underlying shares and the option price.

No income is recognized by a participant upon the grant of a SAR, but upon exercise of the SAR the participant generally must recognize income equal to any cash that is paid and the fair market value of any BB&T Common Stock that is received in settlement of the SAR.

A participant will recognize income on account of a restricted stock award once the shares are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized by the participant is equal to the fair market value of the BB&T Common Stock received on that date.

The federal income tax consequences of the award of restricted stock units, performance share awards, performance unit awards, phantom stock awards or dividend equivalents will depend on the conditions of the award. Generally, the grant of one of these awards does not result in taxable income to the participant or a tax deduction to BB&T. However, the participant will recognize ordinary compensation income at settlement of the award equal to any cash and the fair market value of any BB&T Common Stock received (determined as of the date that the award is not subject to a substantial risk of forfeiture or transferable).

The Corporation (or related employer) will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified stock option or SAR, the vesting and/or settlement of a restricted award, and/or the settlement of a performance award or phantom stock award. The amount of the deduction generally is equal to the ordinary income recognized by the participant. The Corporation (or related employer) will not be entitled to a federal income tax deduction on account of the grant or exercise of an incentive stock option, but only upon certain dispositions of BB&T Common Stock acquired upon the exercise by the participant of an incentive stock option.

Code Section 409A imposes certain requirements on deferred compensation. Awards granted under the 2004 Stock Plan are generally intended to be exempt from compliance with the requirements of Code Section 409A, to the extent applicable. If, however, Code Section 409A is deemed to apply to an award, and the 2004 Stock Plan and award do not satisfy the requirements of Code Section 409A during a taxable year, the participant will have ordinary income in the year of non-compliance in the amount of all deferrals subject to Code Section 409A to the extent that the award is not subject to a substantial risk of forfeiture. The participant will be subject to an additional tax of 20% on all amounts includible in income and may also be subject to interest charges under Code Section 409A. The Corporation generally will be entitled to an income tax deduction with respect to the amount of compensation includible as income to the participant. The Corporation undertakes no responsibility to take, or to refrain from taking, any actions in order to achieve a certain tax result for any participant.

The 2004 Stock Plan is structured to comply with the requirements imposed by Code Section 162(m) and related regulations in order to preserve, to the extent practicable, the Corporation’s tax deduction for awards made under the 2004 Stock Plan to covered employees. As discussed above, Code Section 162(m) generally denies an employer a deduction for compensation paid to covered employees (generally, the NEOs) of a publicly held corporation in excess of $1,000,000 unless the compensation is exempt from the $1,000,000 limitation because it qualifies as performance-based compensation. However, because BB&T currently participates in EESA, any tax deduction for an NEO who is a “senior executive officer” under EESA is limited to $500,000, with no exception for performance-based compensation. See “2004 Stock Plan Proposals—Performance-Based Compensation—Code Section 162(m) Requirements.”

Plan Benefits

The selection of eligible participants who may receive awards under the 2004 Stock Plan (if the amendments described above are approved by shareholders), and the size and types of awards subject to issuance, will be determined by the Administrator in its discretion and in accordance with the 2004 Stock Plan. The amount of any such award under the 2004 Stock Plan is not determinable due to vesting, corporate performance and other future requirements as set by the Administrator. Therefore, it is not possible to predict the future benefits or amounts that will be received by, or allocated to, any participant or participants in future years. The number of shares of BB&T Common Stock subject to stock options and restricted awards granted in 2008 to the NEOs are set forth below under “Compensation of Executive Officers—2008 Grants of Plan-Based Awards.”

The stock option and restricted award holdings of the NEOs at December 31, 2008 are set forth below under “Compensation of Executive Officers—2008 Outstanding Equity Awards at Fiscal Year-End.” The stock option and restricted award holdings of BB&T’s non-employee directors at December 31, 2008 are set forth below under “Compensation of Directors—2008 Director Compensation Table.”

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2008 with respect to BB&T’s equity compensation plans.

Plan Category	(a)(1) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b)(1) Weighted-average exercise price of outstanding options, warrants and rights	(c)(1)(2)(3) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in (a))
Equity compensation plans approved by security holders	47,904,803	$31.81	10,048,948
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	47,904,803	$31.81	10,048,948

(1)	The table above does not include 192,050 options outstanding at December 31, 2008, at a weighted-average exercise price of $26.58, which are administered under First Virginia option plans that were assumed by BB&T in its acquisition by merger of First Virginia. No future options will be issued under the First Virginia plans.
(2)	All awards remaining available for future issuance will be issued under the 2004 Stock Plan, including any amendments approved at the Annual Meeting of Shareholders in 2009.
(3)	After year end, BB&T used shares available under the 2004 Stock Plan to make annual equity awards to its employees. In the aggregate, approximately 2.8 million options and approximately 5 million restricted stock units were granted. The options will vest ratably over a five-year period, have a ten-year term and have an exercise price equal to the market closing price on the date of grant. The restricted stock units have a five-year cliff vesting schedule. The awards reduced the number of shares currently available under the 2004 Stock Plan. As of February 25, 2009, there were:
•	approximately 20.3 million options outstanding under the 2004 Stock Plan with a weighted average price of $35.39 and a weighted average remaining term of 8.15 years;
•	approximately 11.2 million unvested restricted stock units; and
•

approximately 2.3 million shares available for issuance under the 2004 Stock Plan and approximately 3.5 million shares available under the 2004 Stock Plan’s current restricted award sublimit; however, because the restricted award sublimit exceeds the overall share cap, there were only 2.3 million shares available for issuance as restricted awards.

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 2

CORPORATE GOVERNANCE MATTERS

The Board of Directors periodically reviews the Corporation’s corporate governance policies, practices and procedures to ensure that the Corporation meets or exceeds the requirements of applicable laws, regulations and rules, including the Sarbanes-Oxley Act of 2002, the related rules of the SEC and the corporate governance listing standards of the NYSE. In this regard, the Corporation’s ultimate purpose is to create a strong, sound and profitable financial services company with long-term growth and value for its shareholders.

Director Independence

As a part of its listing standards, the NYSE has adopted certain bright-line criteria that the Corporation’s Board of Directors considers when determining director independence. Under the NYSE rules, the Board of Directors also broadly considers all other relevant facts and circumstances that bear on the materiality of each director’s relationship with the Corporation, including the potential for conflicts of interest, when determining director independence. To assist the Board of Directors in making determinations of independence, the NYSE rules permit the Board to adopt categorical standards relating to director independence. The Corporation’s Board of Directors has adopted such categorical standards, which, among others, incorporate the NYSE’s bright-line criteria. Under these standards, a director must satisfy each of the following in order to be found independent by the Board of Directors:

•

All loans to the director and his or her associates from the Corporation or its subsidiaries must be made in compliance with the provisions of Federal Reserve Board Regulation O and must be made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others and must not involve more than the normal risk of collectibility or present other unfavorable features, and none of such credits may be classified as non-accrual, restructured or potential problem loans.

•

All deposit, investment, fiduciary or other relationships between the director and the Corporation or any of its subsidiaries must be conducted in the ordinary course of business on substantially the same terms and conditions as available to other nonaffiliated customers for comparable transactions with the Corporation or the subsidiary involved.

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The Board of Directors must affirmatively determine that the director has no material relationship with the Corporation (directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the Corporation).

•

The director is not permitted to have been an employee of the Corporation during the preceding three years and no member of the director’s immediate family is permitted to have been an executive officer of the Corporation during the preceding three years.

•

The director, including any member of the director’s immediate family, is not permitted to have received more than $100,000 per year in direct compensation from the Corporation during the preceding three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service with the Corporation).

•

The director, including any member of the director’s immediate family working in a professional capacity, is not permitted to have been affiliated with or employed by a present or former internal or external auditor of the Corporation during the preceding three years.

•

The director, including any member of the director’s immediate family, is not permitted to have been employed as an executive officer of another company where any of the Corporation’s executive officers have served on that company’s compensation committee during the preceding three years.

•

The director is not permitted to have been an executive officer or employee, and no member of the director’s immediate family is permitted to have been an executive officer, of a company that has made payments to or received payments from the Corporation for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues for the preceding three years.

To assist the Board in its final determination of director independence, the Nominating and Corporate Governance Committee annually evaluates each prospective and incumbent director using the foregoing standards and such other factors that the Nominating and Corporate Governance Committee deems appropriate, and makes a recommendation to the Board regarding the independence or non-independence of each such person. As a part of the evaluation process, the Nominating and Corporate Governance Committee employs the use of a director independence matrix that, among other criteria, profiles each director’s age, occupation, other publicly held company directorships, personal and affiliate loan and non-loan transactions with the Corporation and its subsidiaries, charitable contributions, relationships considered by the Nominating and Corporate Governance Committee in accordance with the Corporation’s Related Person Transactions Policy and Procedures, and other relevant relationships, direct or indirect, that may affect the prospective or incumbent director’s independence. After duly considering all such information, including Ms. Chilton’s ownership interest in a company that was hired as a subcontractor to provide landscaping services for certain Branch Bank locations, Branch Bank’s use of a construction company owned by Ms. Cablik’s son to complete construction work on a single foreclosed property and Mr. Deal’s post-retirement consulting agreement discussed below under “Compensation of Directors—Narrative to 2008 Director Compensation Table,” the Corporation’s Board of Directors has affirmatively determined that of the seventeen members of the Board, the following thirteen directors have no disqualifying material relationships with the Corporation or its subsidiaries and, are, therefore, independent: Messrs. Deal, Efird, Hackley, Howe, Maynard, McCauley, Morrison, Thompson and Williams, and Mmes. Banner, Cablik, Chilton and Helm. Except as previously described, no other transactions, relationships or arrangements were considered by the Board in determining that each of the foregoing directors is independent. The categorical standards referenced above, as well as other corporate governance initiatives adopted by the Corporation, are set forth in the Corporation’s Corporate Governance Guidelines and are accessible at http://www.bbt.com/bbt/about/corporategovernance/pdf/CorporateGovernanceGuidelines.pdf.

Attendance and Committees of the Board

The Board of Directors has established the following committees: the Executive and Risk Management Committee, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee has been determined by the Board to be “independent” in accordance with the requirements of the NYSE (including the specific SEC and NYSE independence requirements for audit committee members) and the Corporation’s Corporate Governance Guidelines. See “Director Independence” above. The charters of these committees are available for review on the Corporation’s website at http://www.bbt.com/bbt/about/corporategovernance/boardcommittees.html and will be mailed to shareholders upon written request. Each committee has the authority to, as it deems appropriate, independently engage outside legal, accounting or other advisors or consultants. Regularly scheduled executive sessions for only non-management directors are held for all committees. Additionally, each committee annually conducts a review and evaluation of its performance. The current charter of each committee is reviewed and reassessed annually by the applicable committee to determine its adequacy in light of any changes to applicable rules and regulations.

Pursuant to the Corporation’s Corporate Governance Guidelines, directors are expected to attend Board meetings, meetings of assigned committees, and annual meetings of shareholders. Each of the directors attended more than 75% of the Board of Directors’ meetings and assigned committee meetings held in 2008 during the period for which he or she has been a director. During 2008, the Board held seven meetings; the Executive and Risk Management Committee held six meetings; the Audit Committee held six meetings; the Compensation Committee held four meetings; and the Nominating and Corporate Governance Committee held four meetings. All of the Corporation’s directors attended the Annual Meeting of Shareholders in 2008.

It also is anticipated that the committees of the Board will perform additional duties that are not specifically set out in their respective charters as may be necessary or advisable in order for BB&T to comply with certain laws, regulations or corporate governance standards, as the same may be adopted, amended or revised from time to time. A summary of the primary responsibilities of each of the committees follows:

Executive and Risk Management Committee. The Executive and Risk Management Committee generally is authorized to have and to exercise all of the powers of the Board between Board meetings, subject to restrictions imposed by the Corporation’s bylaws and by statute. The Executive and Risk Management Committee is responsible for reviewing and recommending approval of policies related to management of the BB&T subsidiaries’ investment portfolios, interest rate risk, loan portfolios and mortgage banking activities. The Executive and Risk Management Committee also reviews the Corporation’s processes for identifying, assessing, monitoring and managing credit risk, liquidity risk, market risk, operational risk, reputational risk and business strategy risk, and periodically reviews and assesses the adequacy of the Corporation’s risk management policies and procedures.

Audit Committee. The Audit Committee assists the Board in its oversight of the integrity of the Corporation’s financial statements and disclosures and other internal control processes. The Audit Committee also (a) solely selects, retains, establishes the compensation for, and oversees and evaluates the qualifications, performance and independence of, the independent registered public accounting firm; (b) oversees the Corporation’s internal audit function; (c) receives regular reports from the Corporation’s internal auditor; and (d) monitors the Corporation’s compliance with legal and regulatory requirements. The Audit Committee has five members and the Board has determined that each member is financially literate, as determined in accordance with NYSE standards. The Audit Committee has engaged PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2009. See “Proposal 4—Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2009” below. See also “Audit Committee Report” below.

The SEC and the NYSE have established standards relating to audit committee membership and functions. With regard to such membership standards, the Board has determined that John P. Howe III, M.D., the Chair of the Audit Committee, along with Jennifer S. Banner, Jane P. Helm, James H. Maynard and Stephen T. Williams each meet the requirements of an “audit committee financial expert” as defined by the SEC, and is independent and has the requisite financial literacy and accounting or related financial management expertise required generally of an audit committee member under the NYSE standards. Dr. Howe has been designated by the Board as the Corporation’s “audit committee financial expert.”

Compensation Committee. As provided in its charter, the Compensation Committee reviews and approves the Corporation’s compensation philosophy and practices, the Chief Executive Officer’s compensation and the remuneration of other members of Executive Management, including each of the NEOs. The Compensation Committee also (a) oversees the Corporation’s short and long-term compensation plans and incentive compensation plans and (b) reviews and recommends action by the Board on the Corporation’s various employee benefit plans, as appropriate. In addition, the Compensation Committee recommends to the full Board compensation for directors.

Consistent with the Corporation’s pay-for-performance compensation philosophy, compensation for Executive Management is structured to emphasize variable pay based on performance. For a discussion of the elements comprising the compensation program for the NEOs, please refer to the “Compensation Discussion and Analysis” section below. With respect to the Chief Executive Officer, the Compensation Committee periodically reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of those goals and objectives, and determines and approves the CEO’s compensation. For members of Executive Management other than the CEO, the Compensation Committee receives recommendations from the CEO and, in its discretion, approves the compensation for these individuals. The Compensation Committee’s decision relating to each Executive Management member’s compensation (including the CEO) generally occurs on an annual basis and considers the aggregate amounts and mix of all the components of the individual’s compensation package. For additional information on BB&T’s compensation setting process, including the role of the CEO in determining compensation for other NEOs, please refer to the “Compensation Discussion and Analysis” section below. As required by the Emergency Economic Stabilization Act of 2008 (the “EESA”) and the American Recovery and Reinvestment Act of 2009 (the “ARRA”), the Compensation Committee also conducts, in consultation with BB&T’s senior risk officers, a semi-annual review of BB&T’s employee compensation plans, including the incentive compensation arrangements for “Senior

Executive Officers” (as such term is defined in the EESA; however, this term generally means the Chief Executive Officer, Chief Financial Officer, plus the next three most highly compensated executive officers), to assess any risk posed to the Corporation from such plans and to ensure that these arrangements do not encourage the Senior Executive Officers to take unnecessary and excessive risks that could threaten the value of the Corporation.

In reviewing and recommending to the Board compensation and benefits for the directors, the Compensation Committee considers director compensation for a peer group of publicly-traded bank or financial services holding companies that the Compensation Committee has determined is an appropriate comparison group for this purpose. Retainers, meeting fees and equity compensation provided to directors generally are set so as to be comparable to the market median of such peer group. For additional information on the compensation paid to directors, please refer to the “Compensation of Directors” section below.

The Compensation Committee routinely engages an outside compensation consultant to make recommendations relating to overall compensation philosophy, the peer financial group to be used for external comparison purposes for Executive Management (including the NEOs) and director compensation, comparable base salary levels for Executive Management, short-term and long-term incentive compensation plans, appropriate performance parameters for such plans and related compensation matters. For a discussion of the role of the compensation consultant in determining executive compensation, as well as the use of competitive benchmarking and other analyses in the compensation setting process, please refer to the “Compensation Discussion and Analysis” section below.

Pursuant to its charter, the Compensation Committee is permitted to delegate to its Chair or a subcommittee of at least two members such power as the Compensation Committee deems to be appropriate, except for the powers required by law or regulation to be exercised by the whole Committee.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee reviews the composition and structure of the Board and its committees and evaluates the qualifications and independence of members of the Board on a periodic basis. The Nominating and Corporate Governance Committee considers the performance of incumbent directors in determining whether or not to nominate them for re-election. The Nominating and Corporate Governance Committee also (a) reviews qualified candidates for election as directors, as needed; (b) proposes the slate of director nominees for approval by the Board and subsequent election by shareholders; (c) recommends the composition of Board committee membership; and (d) administers the Corporation’s Related Person Transactions Policy and Procedures. With regard to corporate governance, the Nominating and Corporate Governance Committee reviews the Corporation’s Corporate Governance Guidelines and codes of ethics and recommends revisions, as needed, to the Board for approval. The Nominating and Corporate Governance Committee may periodically review and recommend director nomination procedures to the Board for adoption. See “Director Nominations” and “Other Matters—Proposals for 2010 Annual Meeting,” below.

Executive Sessions

Under the Corporation’s Corporate Governance Guidelines, nonmanagement directors are required to meet in regular executive sessions of the Board of Directors at least three times per year and at such other times as they deem necessary or advisable. In January 2006, the Board designated and appointed an independent “Lead Director,” James H. Maynard, who has presided over executive sessions of the Board since April 2006. Shareholders or other interested parties may communicate with a nonmanagement director by contacting a specific nonmanagement director or the nonmanagement directors as a group as described under “Shareholder and Interested Party Communications with the Board” below.

Corporate Governance Guidelines

The Board of Directors has adopted written Corporate Governance Guidelines, which provide the framework for fulfillment of the Board’s corporate governance duties and responsibilities, taking into consideration corporate governance best practices and applicable laws and regulations. The Corporate Governance Guidelines address a number of matters applicable to directors, including director qualification standards and director independence requirements, share ownership guidelines, board responsibilities, retirement, meetings of nonmanagement directors and board compensation. The Corporate Governance Guidelines are available on the Corporation’s website at http://www.bbt.com/bbt/about/corporategovernance/pdf/CorporateGovernanceGuidelines.pdf. A shareholder also may request a copy of the Corporate Governance Guidelines by contacting the Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101.

Related Person Transactions Policy and Procedures

Pursuant to the Corporation’s Related Person Transactions Policy and Procedures, it is the Corporation’s policy to enter into or ratify Related Person Transactions, as defined below, only when the Board of Directors, acting through the Nominating and Corporate Governance Committee, determines that the Related Person Transaction in question is consistent with the best interests of the Corporation and its shareholders. Under this written policy, any Related Person Transaction shall be consummated or shall continue only if the Nominating and Corporate Governance Committee (or the Chair, acting pursuant to delegated authority) approves or ratifies the transaction.

The term “Related Person Transaction” generally means a transaction, arrangement or relationship (or any series of the same) in which the Corporation (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest. A “Related Person” generally means a director, director nominee or executive officer of the Corporation; a person who is known to be the beneficial owner of more than five percent of any class of the Corporation’s common stock; and any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner.

Codes of Ethics

The Corporation maintains the Code of Ethics for Employees, which has been approved by the Board of Directors, to ensure that each employee of the Corporation and its subsidiaries understands the basic principles that govern BB&T’s corporate conduct and the conduct of its employees generally. The Corporation similarly maintains the Code of Ethics for Directors, also approved by the Board of Directors, which governs the conduct of BB&T’s directors generally. The Board also has adopted the Code of Ethics for Senior Financial Officers, which incorporates both the Code of Ethics for Employees and the Code of Ethics for Directors. A copy of each of the Code of Ethics for Employees, the Code of Ethics for Senior Financial Officers and the Code of Ethics for Directors may be found on the Corporation’s website by choosing the appropriate link at http://www.bbt.com/bbt/about/corporategovernance/codeofethics/. A shareholder may request a copy of each of the codes of ethics by contacting the Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101. Any waivers or substantive amendments of the Codes of Ethics applicable to the Corporation’s directors and certain of its executive officers (including members of Executive Management) will be disclosed on the Corporation’s website.

Shareholder and Interested Party Communications with the Board

Any shareholder or other interested party desiring to contact the Board of Directors or any individual director serving on the Board may do so by written communication mailed to: Board of Directors (Attention: name of director(s), as applicable), care of the Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101. Any proper communication so received will be processed by the Corporate Secretary as agent for the Board. Unless, in the judgment of the Corporate Secretary, the matter is not intended or appropriate for the Board (and subject to any applicable regulatory requirements), the Corporate Secretary will prepare a summary of the communication for prompt delivery to each member of the Board or, as appropriate, to the member(s) of the Board named in the communication. Any director may request the Corporate Secretary to produce the original of such communication for his or her review.

Director Nominations

As noted above, one of the primary responsibilities of the Nominating and Corporate Governance Committee is to assist the Board of Directors in identifying and reviewing qualifications of prospective directors for the Corporation. The Nominating and Corporate Governance Committee is charged with selecting individuals who demonstrate the highest personal and professional integrity, have demonstrated exceptional ability and judgment and who are expected to be the most effective in serving the long-term interests of the Corporation and its shareholders.

Director nominees are recommended to the Board of Directors annually by the Nominating and Corporate Governance Committee for election by the shareholders. The Nominating and Corporate Governance Committee will consider qualified director nominees recommended by shareholders when such recommendations are submitted in accordance with the Corporation’s bylaws and policies regarding director nominations. Shareholders may submit in writing the names and qualifications of potential director nominees to the Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101, for delivery for consideration to the Chair of the Nominating and Corporate Governance Committee. When submitting a nomination to the Corporation for consideration, a shareholder must provide the following minimum information for each director nominee: full name and address, age, principal occupation during the past five years, current directorships on publicly held companies and investment companies, number of shares of BB&T Common Stock owned, if any, and a signed statement by the nominee consenting to serve as a director if elected. Shareholder nominations for director also must be made in a timely manner and otherwise in accordance with the Corporation’s bylaws (please refer to Article II, Section 10 of the Corporation’s bylaws to determine the precise requirements for any shareholder nomination). If the Nominating and Corporate Governance Committee receives a director nomination from a shareholder or group of shareholders who (individually or in the aggregate) have beneficially owned greater than 5% of the Corporation’s outstanding voting stock for at least one year as of the date of such recommendation, the Corporation, as required by applicable securities law, will identify the candidate and shareholder or group of shareholders recommending the candidate and will disclose in its proxy statement whether the Nominating and Corporate Governance Committee chose to nominate the candidate, as well as certain other information.

In addition to potential director nominees submitted by shareholders, the Nominating and Corporate Governance Committee considers candidates submitted by directors, as well as self-nominations by directors and, from time to time, it may consider candidates submitted by a third-party search firm hired for the purpose of identifying director candidates. The Nominating and Corporate Governance Committee conducts an extensive due diligence process to review potential director candidates and their individual qualifications, and all such candidates, including those submitted by shareholders, will be similarly evaluated by the Nominating and Corporate Governance Committee using the board membership criteria described above.

As noted above under “Proposal 1—Election of Directors” and pursuant to the Corporation’s bylaws, the Board of Directors appointed Kelly S. King in August 2008 to serve as a member of the Board and Mr. King is a nominee for election as a director of the Corporation for a one-year term that will expire at the Annual Meeting of Shareholders in 2010. No candidates for director nominations were submitted to the Nominating and Corporate Governance Committee by any shareholder in connection with the 2009 Annual Meeting. Any shareholder desiring to present a nominee for consideration by the Nominating and Corporate Governance Committee prior to the 2010 Annual Meeting must do so in accordance with the Corporation’s policies and bylaws. See also “Other Matters—Proposals for 2010 Annual Meeting” below.

Share Ownership of Directors

Pursuant to the Corporation’s Corporate Governance Guidelines and bylaws, each director is expected to own at least 2,500 shares of BB&T Common Stock within three years after initial election or appointment and to continue to own such shares throughout the full term of the director’s service. Currently, all seventeen directors own the requisite number of shares.

Audit Committee Pre-Approval Policy

Under the terms of its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services (including the fees and terms of such services) to be performed for the Corporation by its independent registered public accounting firm, subject to a de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of the audit and otherwise in accordance with the terms of applicable SEC rules. To qualify for the de minimis exception: (a) the aggregate amount of all such non-audit services provided to the Corporation must not constitute more than 5% of the total amount of revenues paid by the Corporation to its independent registered public accounting firm during the fiscal year in which the services are provided; (b) the Corporation must not have recognized such services at the time of the engagement to be non-audit services; and (c) the non-audit services must promptly be brought to the attention of the Audit Committee and, prior to the completion of the audit, approved by the Audit Committee or by one or more members of the Audit Committee to whom authority to grant such approval has been delegated by the Audit Committee. Under the terms of its charter, the Audit Committee may delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, as long as the decisions of such subcommittee(s) to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. In 2008, all of the non-audit services (see “Fees to Auditors” below, for a description of such services) provided by the Corporation’s independent registered public accounting firm were approved by the Audit Committee.

Policy for Accounting and Legal Complaints

The Audit Committee has adopted a policy that governs the reporting of (a) employee complaints regarding accounting, internal accounting controls or auditing matters, and (b) evidence of (i) a material violation by the Corporation or any of its officers, directors, employees or agents of federal or state securities laws, (ii) a material breach of fiduciary duty arising under federal or state law or (iii) a similar material violation when such evidence is obtained by an attorney authorized to appear or practice before the SEC. Any complaints regarding such matters will be reported to the Corporation’s General Counsel, who will investigate or cause to be investigated all matters reported pursuant to this policy and will maintain a record of such complaints that includes the tracking of their receipt, investigation and resolution. However, if such a complaint is raised by an attorney in the Corporation’s legal department, then the complaint will be reported to the Corporation’s General Auditor, who will assume the responsibility for investigating, recording and tracking the matter. The General Counsel (or the General Auditor, as the case may be) will periodically prepare a summary report of such complaints for the Audit Committee, which will oversee the consideration of all reported complaints covered by this policy. This policy may be found on the Corporation’s website at http://www.bbt.com/bbt/about/corporategovernance/pdf/AcctLegalComplaintPolicy.pdf.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, the Corporation’s directors and certain of its executive officers are required to report their beneficial ownership of BB&T Common Stock and any changes in that ownership to the SEC. Specific dates for such reporting have been established by the SEC and the Corporation is required to report in this Proxy Statement any failure to file by the established dates during 2008. For 2008, there were two late filings made by Stephen T. Williams, a director of the Corporation, one reporting his wife’s indirect holdings and one reporting a gift of shares to him. To the best of the Corporation’s knowledge, all of the filing requirements were otherwise satisfied by the Corporation’s directors and executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended. In making this statement, the Corporation has relied on the written representations of its directors and executive officers subject to Section 16 and copies of the reports that have been filed with the SEC.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is currently composed of five directors and operates under an amended charter adopted by the Board of Directors on February 26, 2008. The Board of Directors has determined, in its business judgment, that each member of the Audit Committee is independent as required by applicable securities law and is financially literate based on standards adopted by the NYSE and the Corporation’s Board of Directors. The primary duties and responsibilities of the Audit Committee are to monitor (a) the integrity of the Corporation’s financial statements, including the financial reporting process and systems of internal controls regarding finance and accounting; (b) the Corporation’s compliance with certain legal and regulatory requirements; and (c) the independence and performance of the Corporation’s internal and external auditors. The Audit Committee also selects the Corporation’s independent registered public accounting firm. Management of the Corporation is responsible for the internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Corporation’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In the performance of its oversight function, the Audit Committee has performed the duties required by its charter, including meeting and holding discussions with management, the independent registered public accounting firm and the internal auditor, and has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards Number 61, Communication with Audit Committees, as currently in effect.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board, as currently in effect, and the Audit Committee has discussed with the independent registered public accounting firm its independence. The Audit Committee also has received confirmations from management and has considered whether the provision of any non-audit services by the independent registered public accounting firm to the Corporation is compatible with maintaining the independence of the auditors.

Based upon a review of the reports by, and discussions with, management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the Report of Independent Registered Public Accounting Firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, to be filed with the SEC.

Submitted by the Audit Committee of the Board of Directors, whose current members are:

John P. Howe III, M.D., Chair	Albert O. McCauley
Anna R. Cablik	Stephen T. Williams
L. Vincent Hackley

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Executive Compensation Program

BB&T’s practice is to provide total compensation that promotes both the short- and long-term financial objectives of BB&T. Achievement of short-term objectives is rewarded through annual cash incentives, while long-term equity and performance-based incentive grants encourage management to focus on BB&T’s long-term goals. These incentives are based on financial objectives of importance to BB&T and its shareholders, including earnings growth and cash basis return on assets and return on common equity. BB&T’s compensation practices reflect BB&T’s pay-for-performance philosophy, whereby approximately 78% of the total 2008 target compensation for the Chief Executive Officer and the other Named Executive Officers as set forth below under “Compensation of Executive Officers—2008 Summary Compensation Table” (collectively, the “NEOs”) is variable and tied to company performance. BB&T believes that compensation programs that lead to equity ownership ensure that the interests of the NEOs are aligned with BB&T’s shareholders.

Total annual compensation is comprised of base salary, annual cash incentives, incentive stock awards and long-term incentive awards. The table below provides a summary of the components of our executive compensation program. BB&T also provides pension and other broad-based retirement benefits. BB&T’s total compensation program is discussed in greater detail below.

Compensation Element	What the Element Rewards	Purpose and Key Features	Performance- Based?
Base Salary	Scope of leadership responsibilities, years of experience, expected future performance and contributions to BB&T.

Provides a steady source of income to the executives.

Plays a relatively modest role in the overall pay package because BB&T believes executive compensation should be variable and based on performance.

Targeted at the median of the Peer Group (as defined below).

No

Annual Cash Incentive	Achievement of cash basis earnings per share (weighted at 80%) and cash basis return on assets (weighted at 20%).

Payment under the Bonus Plan (as defined below) is based solely on corporate performance.

Performance goals have meaningful bearing on long-term increases in shareholder value. Earnings per share correlate with shareholder returns. Return on assets relates to fundamental risk level and financial soundness.

Performance levels (minimum, target, maximum) are established relative to BB&T’s internal business plan and BB&T’s performance relative to its Peer Group.

Yes

Compensation Element	What the Element Rewards	Purpose and Key Features	Performance- Based?
Incentive Stock Awards (40% stock options and 60% performance-based restricted stock units)

Stock options only have value if BB&T’s stock price increases relative to the stock price on the date of the award.

Performance-Based Restricted Stock Units vest upon the achievement of three-year average cash basis return on common equity threshold.

BB&T’s incentive stock awards align executives’ interests with those of shareholders and promote executive retention.

Stock options vest in 20% installments over five years.

Performance-based restricted stock units vest only if (a) the three-year corporate performance threshold is met and (b) the executive remains employed by BB&T for two years after the three-year performance period (i.e., vesting occurs, if at all, on a “cliff” basis after five years). Return on common equity, when consistently measured over three-year cycles, measures how well the executives are deploying BB&T’s financial resources to generate long-term shareholder value through earnings growth. Dividends are not paid on restricted stock units.

Incentive stock awards, together with LTIP (as defined below) awards, are generally targeted to comprise over half the compensation for NEOs.

Individual incentive stock award target opportunities are generally intended to align with the median of the Peer Group for similarly situated executives.

Yes

Long-Term Incentive Performance (LTIP) Awards	LTIP awards are paid on a sliding scale based on achievement of three-year average cash basis return on common equity.

LTIP awards are designed to measure internal (and relative) performance over three-year cycles. Each year begins a new three-year cycle.

Return on common equity, when consistently measured over three-year cycles, measures how well the executives are deploying BB&T’s financial resources to generate long-term shareholder value through earnings growth.

The midpoint of the performance scale reflects median performance levels of the Peer Group for the three-year period before the grant date. Threshold and maximum levels approximate Peer Group 25th and 75th quartile levels of performance, respectively.

Yes

By using cash basis earnings-per-share growth and cash basis return on assets for short-term awards (specifically, Bonus Plan awards) and cash basis return on common equity for long-term awards (specifically, performance-based restricted stock unit and long-term incentive plan awards), the key measures of performance that are controlled by management have been integrated into the NEOs’ compensation program.

The pie charts below show the mix of compensation elements targeted to be paid for 2008 (assuming the achievement of applicable performance metrics at target levels) to Mr. Allison and to the other NEOs averaged together, but excluding Mr. Chalk. The target payout levels for Mr. Chalk’s 2008 compensation package were consistent with the proportional levels expressed in the first set of pie charts; however, due to Mr. Chalk’s retirement, as discussed below, Mr. Chalk’s inclusion would skew the presentation of the mix of compensation elements actually paid for 2008. Accordingly, Mr. Chalk was excluded from both sets of pie charts. The 2008 target payout levels (which are expressed as a percentage of base salary) for the various compensation elements were substantially unchanged from 2007 levels.

The pie charts below show the mix of compensation elements actually paid for 2008 to Mr. Allison and to the other NEOs averaged together, but excluding Mr. Chalk. Mr. Chalk’s salary was paid only through the date of his retirement in August 2008, and accordingly his inclusion in the pie charts below would understate the proportional role that base salary plays in overall compensation of the “Other NEOs.”

General Compensation Philosophy, Guiding Principles and Compensation Setting Process

BB&T’s executive compensation philosophy is based on three guiding principles:

•	Compensation and reward systems are management tools to achieve business results;

•

Total compensation opportunities are established relative to organizations with which we compete for talent and shareholder investments and are set at levels that enable BB&T to attract and retain executives critical to its long-term success; and

•	Total compensation is aligned with shareholder interests when it is paid based upon the achievement of financial goals that BB&T has set and attained for the performance period.

BB&T believes that compensation should be set for the NEOs in line with the performance of BB&T on both a short-term and long-term basis. It is BB&T’s practice to provide a balanced mix of cash and equity-based compensation in order to align the interests of the NEOs with that of BB&T’s shareholders and to encourage the NEOs to act as equity owners of BB&T.

BB&T operates in the highly competitive financial services industry where the attraction and retention of talented executives is critical to its future success. For this reason, BB&T has designed a total compensation program that is intended to be competitive with peer financial services institutions.

The Compensation Committee administers BB&T’s compensation program for the top level of BB&T’s management, who are referred to as “Executive Management.” Each of the NEOs is a member of Executive Management. The Compensation Committee is composed entirely of independent, non-management directors. The Compensation Committee reviews all aspects of the compensation program for Executive Management, including summary analyses of total compensation delineating each compensation element. These are frequently referred to as “tally sheets.” The tally sheets list salaries, target and actual bonus award opportunities, target and actual annual long-term incentive award values, perquisites, severance arrangements and other retirement, health and welfare benefits. The Compensation Committee is responsible for oversight and review of BB&T’s compensation and benefit plans, including administering BB&T’s executive incentive program, which includes approving annual and long-term target awards under BB&T’s bonus and stock plans. The Compensation Committee also approves the performance goals for all compensation programs that use performance metrics and evaluates performance at the end of each performance period (i.e., annually and on a three-year basis). The Compensation Committee approves annual cash incentive award opportunities, stock option awards, restricted stock awards and long-term incentive award opportunities. The Compensation Committee also sets the level and components of the compensation for the Chief Executive Officer and reviews and approves the compensation for the remaining NEOs and other members of Executive Management.

In making these compensation decisions, the Compensation Committee uses several resources and tools, including the use of a compensation consultant, competitive benchmarking and other analyses, as further described below. The Chief Executive Officer also is involved in compensation determinations. The Chief Executive Officer reviews the compensation consultant’s compensation recommendations, discusses Executive Management compensation (including compensation for each of the NEOs) with the Compensation Committee and makes recommendations on base salary and the other compensation elements. BB&T believes that the Chief Executive Officer is in the best possible position to assess the performance of the other members of Executive Management, and he accordingly plays an important role in the compensation setting process. The Chief Executive Officer also discusses his compensation package with the Compensation Committee. Decisions about individual compensation elements and total compensation, including those related to the Chief Executive Officer, are ultimately made by the Compensation Committee using its judgment, focusing primarily on the executive officer’s performance and BB&T’s overall performance. The Compensation Committee also considers the business environment in which the results were achieved.

Competitive Benchmarking and Other Analyses

The compensation structure for the NEOs emphasizes variable pay based on performance. BB&T generally benchmarks each element of compensation against the market with the objective of targeting total compensation at the market median. To achieve this goal, BB&T compares total compensation opportunities as well as each element of pay, including base salary and annual and long-term incentives, to a peer group of publicly traded bank or financial services holding companies (the “Peer Group”). BB&T’s management selects the Peer Group and an outside compensation consultant validates this selection. The Compensation Committee determined that the group so selected is an appropriate comparison group for this purpose. The Peer Group used for evaluating the NEOs’ compensation also is used for benchmarking BB&T’s performance. The peer review conducted for 2008 resulted in the designation by the Compensation Committee of the following fourteen financial institutions as the Peer Group:

BB&T 2008 Peer Group(1)

			GAAP Earnings Per Share Data(2)
Institution	State	Assets (in Millions) 12/31/2008	GAAP Earnings Per Share Year ended 12/31/07	GAAP Earnings Per Share Year ended 12/31/08	GAAP EPS Percentage Change	Peer Group GAAP EPS Percentage Change Rank	Cash Basis Return on Assets Year ended 12/31/08	Peer Group Cash Basis ROA Rank	Cash Basis Return on Common Equity Year ended 12/31/08	Peer Group Cash Basis ROCE Rank
Comerica	TX	$67,548	$4.41	$1.29	(70.7)%	6	0.27%	7	3.55%	7
Fifth Third	OH	119,764	1.99	(3.94)	(298.0)	11	(1.18)	12	(21.49)	12
Huntington	OH	54,312.25		(0.44)	(276.0)	10	(0.09)	9	(1.88)	9
KeyCorp	OH	104,531	2.38	(3.36)	(241.2)	9	(0.21)	10	(3.24)	10
M&T	NY	65,816	5.95	5.01	(15.8)	2	0.97	3	19.78	2
Marshall & Ilsley	WI	63,824	1.87	(2.19)	(217.1)	8	(0.96)	11	(12.80)	11
National City(3)	OH	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
PNC(3)	PA	291,081	4.38	2.54	(42.0)	4	0.67	4	19.01	4
Popular	PR	38,883.64		(2.67)	(517.2)	13	(1.71)	13	(36.65)	13
Regions	AL	146,248	1.95	(8.07)	(513.8)	12	0.45	6	6.99	6
SunTrust	GA	189,289	4.55	2.13	(53.2)	5	0.16	8	2.63	8
UnionBanCal(4)	CA	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
U.S. Bancorp	MN	265,912	2.41	1.61	(33.2)	3	1.15	1	24.87	1
Zions	UT	55,093	4.49	(2.71)	(160.4)	7	0.46	5	7.88	5

BB&T	NC	$152,015	$3.14	$2.71	(13.7)%	1	1.11%	2	19.30%	3

(1)	In calculating cash basis return on assets and cash basis return on common equity for the other members of the Peer Group, BB&T has relied on the institution’s publicly reported results. Cash basis return on assets and cash basis return on common equity are determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). For information on how BB&T calculates cash basis return on assets and cash basis return on common equity from GAAP financial information, please refer to “Tax and Accounting Considerations,” below. BB&T applies the same principles that it uses in calculating its own non-GAAP performance data as it does in calculating the non-GAAP performance data for the other members of the Peer Group.
(2)	In presenting GAAP earnings per share data for the other members of the Peer Group, BB&T has relied on the institution’s publicly reported results. BB&T’s compensation program for the NEOs uses cash basis earnings per share, which is a non-GAAP financial measure. BB&T does not derive cash basis earnings per share data for the other members of its Peer Group. For information on how BB&T calculates cash basis earnings per share data from GAAP financial information, please refer to “Tax and Accounting Considerations,” below.
(3)	National City was acquired by PNC as of December 31, 2008.
(4)	UnionBanCal was acquired by Mitsubishi Bank of Japan as of November 4, 2008.

The Peer Group was selected based upon relative size to BB&T and business mix. Because fewer companies comparable in asset size to BB&T remain independent, BB&T’s total assets currently approximate the 75th percentile of the Peer Group. This same group of companies serves as the Peer Group in the Performance Graph set forth in BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. For 2008, Huntington and Zions were added to the Peer Group based on the recommendation of BB&T’s strategic planning group and validated by the compensation consultant. These two financial institutions resemble BB&T in various respects, such as relative asset size and business practices. The Compensation Committee does not believe that the changes in the Peer Group had a significant impact on aggregate compensation for 2008.

In addition to the external Peer Group analysis, the Compensation Committee also reviews the total compensation of the Executive Management team relative to one another. For 2008, the Chief Executive Officer’s total compensation was approximately 1.68-3.47 times greater than the total compensation paid to each of the other NEOs. The Compensation Committee believes that Mr. Allison’s relatively higher compensation is appropriate in light of his responsibilities and the leadership he has provided to BB&T during his 19-year tenure as Chief Executive Officer. The Compensation Committee also believes that these relatively low ratios indicate that BB&T is appropriately grooming a talented pool of executives who are qualified to meet BB&T’s long-term management needs, as evidenced by the recent retirement of Mr. Allison as of December 31, 2008 and Mr. King’s appointment as Chief Executive Officer, effective as of January 1, 2009. Mr. Allison’s compensation for 2008 was approximately 1.68 times greater than Mr. King’s 2008 compensation.

As part of its review of tally sheets, the Compensation Committee also reviews the value of each element of compensation that the executive officer could potentially receive under different termination scenarios (e.g., voluntary, involuntary, change-in-control). For this review, total remuneration includes all aspects of the executive officer’s total cash compensation, the value of equity awards (both vested and unvested) at year-end stock price (and including, as applicable, the impact of accelerated vesting upon retirement), the value of any deferred compensation, retirement benefits, the value of welfare benefits and the value of outplacement (if applicable). The goal of the analysis is to allow the Compensation Committee to see how each element of compensation interacts with the other elements and to see potential ramifications from current compensation decisions. To date, the amount of past compensation, including amounts realized or realizable from prior equity awards, has generally not been a significant factor in the Compensation Committee’s considerations.

Compensation Consultant

The Compensation Committee biennially engages an outside compensation consultant to conduct a comprehensive review of the competitiveness and effectiveness of BB&T’s executive compensation program relative to market practices and business goals. The Compensation Committee historically has retained Mercer to act as its compensation consultant. In the year of the comprehensive review, the consultant typically provides the following services:

•	reviews overall compensation levels;

•	reviews BB&T’s total executive compensation program and advises the Compensation Committee of plans or practices that might be changed to improve effectiveness;

•	recommends to the Compensation Committee changes in the mix of cash versus equity compensation to be offered as well as the types of long-term incentives to be granted;

•

examines metrics, including operating income growth, earnings per share growth, return on average equity, return on average assets, efficiency ratios, salary expense as a percent of revenue and total shareholder return;

•	makes suggestions related to award target levels and the types of performance measures to be used in BB&T’s annual and long-term plans consistent with BB&T’s business strategies;

•	reviews financial results over one- and three-year periods;

•	analyzes the relationship of BB&T’s financial performance to actual pay levels received;

•	provides market data and recommendations on Executive Management compensation;

•	oversees and audits survey data on executive pay practices and amounts that come before the Compensation Committee;

•	provides tally sheets, summarizing each compensation element;

•	audits the selected Peer Group and survey data for competitive comparisons and presents the relevant practices of peer companies; and

•	reviews BB&T’s total compensation philosophy, Peer Group and competitive positioning for reasonableness and appropriateness.

During 2006, which is when the consultant conducted the last comprehensive review applicable to compensation for the 2008 year, the consultant prepared tally sheets that included all forms of annual direct compensation (i.e., base salary, annual cash incentives, incentive stock awards and long-term incentives) as well as employee benefits, including pension and retirement benefits. In addition, the Compensation Committee requested and reviewed a full analysis of termination benefits in the event of an executive’s termination under existing employment contracts as well as in the event of a change of control. The compensation consultant conducted a comprehensive review in the fourth quarter of 2008 which will be used in conjunction with compensation decisions relating to 2009.

In the “off-year” when the consultant is not conducting a comprehensive review, as was the case for 2008, the Compensation Committee seeks advice from the consultant on an as-needed basis. The compensation consultant typically performs the following routine services in the year of the comprehensive review as well as in “off-years”:

•	attends Compensation Committee meetings, upon request;

•	provides tally sheets, summarizing each compensation element; and

•	proactively advises the Compensation Committee on best-practices ideas for Board governance of executive compensation, as well as areas of concern and risk in BB&T’s compensation program.

The compensation consultant also regularly advises BB&T’s management on compensation issues, including those relating to the general employee population. For example, the compensation consultant has advised BB&T’s management on a variety of issues in recent years, including:

•	the size of the pool available for salary increases for employees;

•	the amount of additional shares needed under BB&T’s equity incentive plans for employee (and Executive Management) awards;

•	the mix of stock options and restricted stock units to be provided to eligible employees;

•	determining the appropriate compensation mix for certain job functions;

•	reviewing the draft Compensation Discussion and Analysis and related tables and compensation disclosures for the proxy statement; and

•	changes to the employment agreements of Executive Management, as discussed below under “EESA, ARRA, Tax and Accounting Considerations.”

Mercer has served as BB&T’s regular compensation consultant for over 10 years. During that time, Mercer has developed a deep understanding of BB&T’s values, philosophy and business practices. Accordingly, Executive Management and the Compensation Committee expect Mercer will continue to advise both parties for the foreseeable future.

The total amount of fees paid to Mercer for services to the Compensation Committee in 2008 was approximately $170,000. For 2008, Mercer received approximately $20,000 in fees to provide advisory services to BB&T. Mercer also is reimbursed for its reasonable travel and business expenses.

Components of Executive Compensation

After reviewing the information provided by the consultant from the most recent comprehensive review and consulting with the Chief Executive Officer and other members of Executive Management, the Compensation Committee elected to retain the basic compensation structure from 2007 for 2008, including the mix of short-term and long-term compensation for the Chief Executive Officer and each of the other NEOs. Historically, the Compensation Committee has left intact the basic compensation structure in the “off-year” of the comprehensive review cycle.

Annual Base Salary

BB&T historically has positioned the NEO salaries at the median of the Peer Group. BB&T believes that the majority of a NEO’s compensation should be variable, based on the performance of BB&T. Accordingly, base salary plays a modest role in the overall total compensation of the NEOs. Salaries for the NEOs are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on prevailing changes in market rates for equivalent executive positions in similarly situated companies, as well as a subjective evaluation of such factors as the individual’s level of responsibility, tenure with BB&T and overall contribution to BB&T.

In its review of base salaries for 2008, the Compensation Committee considered the positioning of BB&T’s salaries for the NEOs as compared to similarly situated executives relative to the market as validated by the compensation consultant’s 2006 comprehensive review, the tenure and performance of the NEOs and the recommendations of the Chief Executive Officer on salary increases for the other NEOs. Based on that review, for 2008, the Compensation Committee approved base salaries increases of 3.5% for each of the NEOs other than the Chief Executive Officer. After discussing the matter with the Chief Executive Officer, the Compensation Committee decided to increase Mr. Allison’s base salary for 2008 by 2.6%. This decision was largely driven by Mr. Allison’s request that his base salary not exceed $1 million, because under tax rules at the time, BB&T would have lost the corporate tax deduction on the amount of his salary that exceeded $1 million.

2008 Base Salary Adjustments

Name	2007 Base Salary	Increase	Percentage Increase	2008 Base Salary (effective April ‘08)
John A. Allison IV	$975,000	$24,900	2.6%	$999,900
Kelly S. King	$650,000	$22,750	3.5%	$672,750
W. Kendall Chalk	$475,000	$16,625	3.5%	$491,625
Robert E. Greene	$440,000	$15,400	3.5%	$455,400
C. Leon Wilson III	$440,000	$15,400	3.5%	$455,400
Christopher L. Henson	$440,000	$15,400	3.5%	$455,400

Annual Cash Incentives

The BB&T Corporation Short-Term Incentive Plan (the “Bonus Plan”) is an annual cash incentive program that provides cash awards to the NEOs and other key employees based on the achievement of performance goals established annually by the Compensation Committee. The performance criteria applicable to the Chief Executive Officer and the other NEOs for purposes of the Bonus Plan are determined based solely on corporate performance. Under the Bonus Plan, the Compensation Committee may determine corporate performance based on a variety of factors, including earnings per share, market share, sales, stock price, return on common equity, return on average assets and/or expense management. The size of each NEO’s cash award is determined by establishing a target incentive award expressed as a percentage of the NEO’s base salary up to a maximum amount established by the Compensation Committee.

For 2008, the Compensation Committee set the target Bonus Plan award for Mr. Allison and Mr. King at 125% of base salary, for Mr. Chalk at 100% of base salary and for Mr. Greene, Mr. Wilson and Mr. Henson at 85% of base salary. The 2008 target levels were unchanged from the levels established in 2007. As discussed above, in the “off-year” of the comprehensive compensation review cycle, the Compensation Committee typically leaves intact the structure from the prior year, absent extenuating circumstances. For 2008, the Compensation Committee did not believe that circumstances warranted a change in target compensation levels relative to those established in 2007. For the Chief Executive Officer and the other NEOs, the Compensation Committee established corporate performance goals for 2008 based on cash basis earnings per share (weighted at 80%) and cash basis return on assets (weighted at 20%). The Compensation Committee believes that these two corporate performance goals have a meaningful bearing on long-term increases in shareholder value. Cash basis earnings per share growth has a strong long-term correlation with shareholder returns, which is the reason it is weighted at 80%. Cash basis return on assets also is correlated with long-term returns to shareholders and reflects the fundamental risk level and financial soundness of the business. Because of the way the cash basis return on assets targets are set by the Compensation Committee by reference to Peer Group performance, this performance metric also measures BB&T’s performance relative to its Peer Group.

For 2008, the Compensation Committee set the cash basis earnings per share target at $3.30 per share (with a threshold goal of $3.10 per share and a maximum goal of $3.55 per share). For 2007, the Compensation Committee set the cash basis earnings per share target at $3.50 per share (with a threshold goal of $3.27 per share and a maximum goal of $3.65 per share). In addition, if the cash basis earnings per share threshold goal is not achieved or exceeded, then the NEOs do not receive any payment whatsoever under the Bonus Plan, regardless of BB&T’s cash basis return on assets performance. Historically, the cash basis earnings per share threshold for a given year was set at BB&T’s actual cash basis earnings per share for the prior year and the target and maximum levels were established based on BB&T’s internal business plan forecast. For 2007, BB&T achieved a cash basis earnings per share of $3.29, which in a typical year, would indicate that $3.29 would serve as the cash basis earnings per share threshold for 2008. The Compensation Committee determined that the historical model for setting performance metrics was unrealistic in light of the economic difficulties expected at the time the performance measures were established (February 2008) and BB&T’s internal 2008 forecast, which planned on a relatively flat growth rate and increased charge-offs in BB&T’s loan portfolio. Instead, the Compensation Committee opted to provide cash basis earnings per share threshold, target and maximum levels that the committee believed would encourage the NEOs to deliver shareholder value in an extremely challenging and unpredictable business environment.

The 2008 cash basis return on assets target was set by the Compensation Committee at 1.11% (with a threshold goal of 0.90% and a maximum goal of 1.25%). The 2007 cash basis return on assets target was set by the Compensation Committee at 1.43% (with a threshold goal of 1.30% and a maximum goal of 1.61%). As was the case for prior years, the 2008 cash basis return on assets target of 1.11% was set at the median of the Peer Group’s actual cash basis return on assets for 2007. Consistent with prior years, the 2008 cash basis return on assets threshold was established at approximately the 25th percentile of the Peer Group’s actual cash basis return on assets performance for 2007 and the maximum goal was established at approximately the 75th percentile of the Peer Group’s actual cash basis return on assets performance for 2007. Despite the expected economic challenges, the Compensation Committee believed that the 2008 cash basis return on assets threshold, target and maximum levels were especially appropriate, as they would encourage the NEOs to focus on BB&T’s fundamental risk level and financial soundness.

BB&T achieved cash basis earnings per share of $2.60 in 2008, which fell below the threshold goal of $3.10, and achieved cash basis return on assets of 1.11%, or 100% of the target. As described above, because the cash basis earnings per share threshold goal was not achieved, the NEOs were not entitled to receive any Bonus Plan payment for 2008. Payments to the NEOs under the Bonus Plan are typically reflected in column (g) of the 2008 Summary Compensation Table included under the “Compensation of Executive Officers” section below; however, that column does not reflect any Bonus Plan payments for 2008.

2008 Bonus Plan Payments

Name	Targeted 2008 Bonus Plan Payments, Assuming Achievement of Performance Metrics at Target	Actual 2008 Bonus Plan Payments
John A. Allison IV	$1,242,094	$0
Kelly S. King	$833,829	$0
W. Kendall Chalk	$487,469	$0
Robert E. Greene	$383,818	$0
C. Leon Wilson III	$383,818	$0
Christopher L. Henson	$383,818	$0

Incentive Stock Awards

BB&T places great importance on equity as a form of compensation, and stock ownership is a key objective of the compensation program. The Compensation Committee and BB&T’s Chief Executive Officer are strong advocates of providing equity opportunities to the members of Executive Management, including the NEOs, and encourage these executives to be owners of BB&T Common Stock. As of February 25, 2009, members of Executive Management, including the NEOs (but excluding Mr. Allison and Mr. Chalk due to retirement), collectively owned approximately 533,515 shares of BB&T’s Common Stock. The proportion of compensation provided to the NEOs through equity compensation and long-term incentives is the largest element of the executive’s compensation. Historically, incentive stock awards have constituted a significant portion of the NEOs’ compensation.

For 2008, incentive stock awards were made under the shareholder-approved BB&T Corporation Amended and Restated 2004 Stock Incentive Plan (the “2004 Stock Plan”). The 2004 Stock Plan allows for equity-based awards to selected participants, including the NEOs, as determined by the Compensation Committee and the Board of Directors. Awards that may be granted by the Compensation Committee to the NEOs include incentive stock options and nonqualified stock options; stock appreciation rights; restricted stock awards and restricted stock units; performance shares and performance units; and phantom stock awards.

For 2008, the Compensation Committee approved a target incentive stock award for each NEO that was composed of stock options and performance-based restricted stock units. Approximately 40% of each award was made in the form of stock options and the other 60% consisted of performance-based restricted stock units, with the aggregate target award levels expressed as a percentage of base salary. In prior years the Compensation Committee provided incentive stock awards that were half stock options and half performance-based restricted stock units. For 2008, incentive stock awards were more heavily weighted towards performance-based restricted stock units because those awards, in the aggregate, use fewer shares against the number of shares authorized for issuance under the 2004 Stock Plan than stock option awards. At the 2009 Annual Meeting, shareholders are being asked to approve amendments to the 2004 Stock Plan to increase the number of shares authorized for issuance under the plan and to reflect certain other matters. See “Proposal 2” above.

Considering recommendations made by the compensation consultant in the most recent comprehensive review and consistent with 2007 target levels, the Compensation Committee set the 2008 target opportunity for each NEO’s incentive stock award as follows: Mr. Allison—245% of salary; Mr. King—210% of salary; Mr. Chalk—175% of salary; Mr. Greene—140% of salary; Mr. Wilson—140% of salary; and Mr. Henson—140% of salary. These target levels are generally intended to provide an incentive stock award opportunity that is on par with the median of the Peer Group for similarly situated executives. The Compensation Committee uses the Black-Scholes model to estimate the present value of BB&T stock options, based on a set of assumptions, and determines the value of performance-based restricted stock units based on the price of BB&T’s Common Stock on the grant date. The number of options or performance-based restricted stock units granted is determined by dividing the target amount of compensation to be delivered through the award by the estimated value of each option or performance-based restricted stock unit, as applicable. Using this methodology, the NEOs received the following grants of stock options and performance-based restricted stock units in 2008:

2008 Incentive Stock Awards

Name	Non-Qualified Stock Options (#)(1)	Black-Scholes Value of Stock Options ($)(2)	Performance- Based Restricted Stock Units (#)	Estimated Value of Performance- Based Restricted Stock Units ($)(2)
John A. Allison IV	282,261	$973,800	42,598	$1,460,685
Kelly S. King	162,415	$560,332	24,511	$840,482
W. Kendall Chalk	98,906	$341,226	14,926	$511,813
Robert E. Greene	73,295	$252,868	11,061	$379,282
C. Leon Wilson III	73,295	$252,868	11,061	$379,282
Christopher L. Henson	73,295	$252,868	11,061	$379,282

(1)

The option exercise price for the 2008 awards was $34.29 per share, which was the closing price on the date of the grant. All of the outstanding stock options held by the NEOs are currently underwater, meaning that these options have exercise prices that are higher than the closing share price of BB&T Common Stock on March 9, 2009 ($14.30). For additional detail, please refer to “2008 Outstanding Equity Awards at Fiscal Year-End.”
(2)	The table reports the value the Compensation Committee seeks to deliver in making the award. In the case of both stock options and restricted stock units, the number of options or units granted is determined by dividing the target amount of compensation by the estimated value of the equity award. For stock options, the award is valued based on the Black-Scholes value of the options. For restricted stock units, the number of units awarded depends on the closing price of BB&T’s Common Stock ($34.29) on the grant date. In accordance with SEC regulations, the value of the awards reported in the 2008 Summary Compensation Table is determined using the amount of expense BB&T is required to recognize for accounting purposes under FAS 123(R). For stock options, the FAS 123(R) accounting expense is the same as the values used by the Compensation Committee to determine target compensation. For restricted stock units, the FAS 123(R) accounting expense is calculated by discounting the closing price of BB&T’s Common Stock on the grant date by the present value of the dividends that are expected to be forgone during the five-year vesting period. For the FAS 123(R) values of the awards and a discussion of how BB&T computes the FAS 123(R) value, please refer to columns (e) and (f) of the 2008 Summary Compensation Table included under the “Compensation of Executive Officers” section below.

Stock Options. Stock options historically have been an important part of BB&T’s equity program. The Compensation Committee believes that stock options are inherently performance-based and effectively align the interests of the recipients with those of the shareholders because stock options only have value if BB&T’s stock price increases relative to its stock price on the date of the award. As in prior years, BB&T’s 2008 stock option awards vest 20% per year on each of the first five anniversaries of the date of grant and expire on the tenth anniversary of the date of grant. The exercise price for each stock option grant in 2008, including each award to the NEOs, was the market closing price on the date of grant. The Peer Group analysis indicates that the majority of BB&T’s peers use a three- or four-year ratable vesting period; however, the Compensation Committee believes that the five-year ratable vesting period combined with a ten-year term is appropriate for BB&T since these features tend to encourage executives to focus on the long-term maximization of shareholder value and the longer vesting period acts as a retention tool. BB&T also believes that the longer vesting period benefits the shareholders because the compensation expense recognized in BB&T’s financial statements is spread over the five-year vesting period. As a general matter, this effectively reduces the front-end cost of BB&T’s stock options relative to the cost that would be recognized for options with a shorter vesting period. For employees who are retirement eligible (such as each of the NEOs other than Mr. Henson and Mr. Wilson), however, the accounting rules generally require that the compensation expense for all equity awards be fully recognized in the year of the award since grants would vest immediately if the NEO retired.

Performance-Based Restricted Stock Unit Awards. In 2006, BB&T introduced the use of performance-based restricted stock awards for the NEOs. Performance-based restricted stock awards are granted as units. Each unit relates to a contingent share of BB&T Common Stock that is not earned or issued until specific performance conditions are met. The ability to earn shares based on performance over a three-year period was viewed as an efficient and performance-based way to provide alignment with shareholders and potentially greater retentive value to the NEOs. If the specific performance conditions are met, vesting of the performance-based restricted award remains contingent upon the NEO’s continued employment with BB&T for two years beyond the three-year performance period (i.e., total vesting is on a “cliff” basis, with vesting set to occur at the end of the five-year period). The Peer Group analysis indicates that the majority of BB&T’s peers do not institute an additional, time-based vesting requirement for comparable performance-based awards; however, the Compensation Committee believes that this additional vesting requirement promotes the retention of these highly valued executives and is therefore in the best interests of the shareholders. No dividends are paid on the shares underlying the performance-based restricted stock units until the shares are actually issued. BB&T believes that the strong retentive features of restricted stock units are further enhanced in a volatile stock market, which the financial services industry has experienced in recent times.

For the 2008 performance-based restricted stock unit awards for eligible BB&T employees, including the NEOs’ awards, the Compensation Committee set the corporate performance metric as a three-year average (2008-2010) cash basis return on common equity of 16.26%. This threshold represents the 25th percentile level of the Peer Group’s average cash basis return on common equity for the three-year period ending December 31, 2007 and is the same as the threshold performance level under the LTIP. If BB&T’s three-year average cash basis return on common equity meets or exceeds this goal, then 100% of the shares will have been earned (but not vested); however, if the target performance is not achieved, then the NEOs will not receive any shares. The

Compensation Committee believes that cash basis return on common equity, when measured over a three-year period, measures how well the NEOs are deploying the financial resources of BB&T to generate long-term shareholder value through earnings growth. Cash basis return on common equity is correlated with shareholder returns. By using cash basis earnings per share growth and cash basis return on assets for short-term awards (specifically, Bonus Plan awards) and cash basis return on common equity for long-term awards (specifically, performance-based restricted stock unit and long-term incentive plan awards), the key measures of performance that are controlled by management have been integrated into the NEOs’ compensation program. Under the terms of the 2008 performance-based restricted stock unit award, if the 2008-2010 performance target is met, then a number of shares of BB&T Common Stock equal to the restricted stock units awarded in 2008 will be issued on February 26, 2013, so long as the NEO is still employed by BB&T.

In 2006 and consistent with the process described above, the Compensation Committee set the 2006-2008 performance-based restricted stock award goal as a three-year average (2006-2008) cash basis return on common equity of 19.95%. For the 2006-2008 performance cycle, BB&T attained a three-year average cash basis return on common equity of 25.04%. Because the performance goal was achieved, the restricted stock units will vest 100% on February 21, 2011 if the NEO is still employed by BB&T.

2006-2008 Performance Based Restricted Stock Units Earned

Name	Performance- Based Restricted Stock Units (#)(1)
John A. Allison IV	36,707
Kelly S. King	20,975
W. Kendall Chalk	12,381
Robert E. Greene	9,322
C. Leon Wilson III	9,322
Christopher L. Henson	6,292

(1)	Restricted stock units will vest 100% on February 21, 2011 if the NEO is still employed by BB&T. Because Mr. Allison and Mr. Chalk each retired before the ultimate vesting date, the vesting of these awards was accelerated to February 24, 2009, the date that the Compensation Committee of the Board of Directors certified that the performance criteria was met. Based on the closing price of BB&T Common Stock on February 24, 2009 ($16.88), Mr. Allison and Mr. Chalk will receive BB&T Common Stock valued at approximately $619,614 and $208,991, respectively. In accordance with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), Mr. Allison and Mr. Chalk are not permitted to receive these shares of BB&T Common Stock until six months after the date of their respective retirements.

Equity Award Timing Policy. Generally, the timing of BB&T’s regular annual awards is determined months in advance of the actual grants in order to coincide with a regular meeting of the Board of Directors and the Compensation Committee. The grant date is established when the grants and all key terms are approved by the Board of Directors or the Compensation Committee, as the case may be. As discussed above, the exercise price for each stock option grant in 2008 was the market closing price on the date of grant. In addition, the 2004 Stock Plan includes a prohibition on repricings or replacements of awards under the plan, absent shareholder approval. Newly hired employees who are not executive officers may receive equity incentive awards upon the approval of the Chief Executive Officer, acting upon authority delegated to him by the Compensation Committee and the Board of Directors. For 2008, restricted stock unit awards and/or stock options for new hires were valued as of the 30th day after the employment hire date. The Chief Executive Officer also is authorized by the Compensation Committee and the Board of Directors to make special equity awards to employees for retention purposes, such as in the event that a highly valued employee is being recruited by a competitor.

Long-Term Incentive Performance (“LTIP”) Awards

Long-term performance units are awarded to members of Executive Management only, including the NEOs, under the 2004 Stock Plan. Performance units are performance-based awards payable, in the Compensation Committee’s discretion, in the form of shares of BB&T Common Stock, cash or a combination of both. Since 1996, all awards have been paid to the NEOs in cash. The rationale for paying cash has been, in part, to provide the NEOs with additional cash to facilitate the exercise of stock options and the retention of the option shares, as opposed to conducting a “cashless” exercise where a number of shares are immediately sold on the open market to generate proceeds equal to the exercise price of the stock options.

The objective of LTIP awards is to motivate and reward financial performance over a three-year period. While options are generally held until the latter part of their ten-year term, and the cash-based Bonus Plan measures one-year performance, the LTIP awards were designed to measure internal (and relative) performance over three-year cycles. Each year begins a new three-year cycle. At the beginning of each three-year cycle, the Compensation Committee, after considering information from the compensation consultant’s most recent comprehensive review, determines the performance measures and payout range.

The Compensation Committee, based on the compensation consultant’s most recent comprehensive review, annually develops the goals, the size of awards and the performance scale for each grant of performance units. This process has three components: (a) a performance scale with an associated payout percentage that may range from 0-200%; (b) a target percentage of the NEO’s salary that represents the value of the award that may be paid to an individual NEO based on actual performance compared to the range of results established in the performance scale; and (c) the average salary of the NEO over the applicable valuation period. The performance scale set by the Compensation Committee is generally based on average cash basis return on common equity for a three-year period. The midpoint of the performance scale is typically established to reflect median performance levels of the Peer Group. Based on an analysis of historical performance, threshold and maximum levels are established to approximate Peer Group quartile levels of performance (i.e., top quartile performance would generate maximum awards and below median performance would generate awards below target levels, potentially down to zero). The Compensation Committee believes that cash basis return on common equity, when measured over a three-year period and relative to Peer Group performance, measures how effectively the financial resources of BB&T have been used to generate long-term shareholder value through earnings growth. As noted above, by using cash basis earnings per share growth and cash basis return on assets for short-term awards and cash basis return on common equity for long-term awards, the key performance measures controlled by management are integrated into the NEOs’ compensation program. The actual value of the LTIP award is calculated by taking the product of the applicable target percentage for each NEO multiplied by the average salary of the NEO over the three-year valuation period multiplied by the payout percentage, as follows:

Applicable Target % for each NEO x 3-Year Average Salary x Payout %

In 2006, the Compensation Committee set the 2006-2008 LTIP unit cycle and provided that the performance criteria would be average cash basis return on common equity for the three-year performance cycle, with a threshold goal of 19.95%, a target goal of 20.93% and a maximum goal of 29.20%, based on the median of the Peer Group. The threshold, target and maximum goals were based, respectively, on the 25th, median and 75th percentile levels of the Peer Group’s average cash basis return on common equity for the three-year period ending December 31, 2005. For the 2006-2008 performance cycle, BB&T attained a cash basis return on common equity of 25.04%, which entitled the participants to receive an award of 148.93% of their target payout. The applicable target percentage as set by the Compensation Committee for each NEO for the 2006-2008 performance unit cycle was as follows: Mr. Allison—105% of average base salary; Mr. King—90% of average base salary; Mr. Chalk—75% of average base salary; Mr. Greene—60% of average base salary; Mr. Wilson—60% of average base salary; and Mr. Henson—60% of average base salary. The 2006-2008 LTIP unit awards paid for 2008 to the NEOs are reflected in column (g) of the 2008 Summary Compensation Table included under the “Compensation of Executive Officers” section below.

2006-2008 LTIP Cycle Payments

Name	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Actual LTIP Payment, Based on 2006-2008 Performance ($)(1)
John A. Allison IV	$253,201	$1,012,803	$2,025,606	$1,504,303
Kelly S. King	$144,686	$578,745	$1,157,490	$861,663
W. Kendall Chalk	$85,405	$341,620	$683,240	$457,251
Robert E. Greene	$64,305	$257,220	$514,440	$386,488
C. Leon Wilson III	$64,305	$257,220	$514,440	$386,488
Christopher L. Henson	$43,406	$173,623	$347,246	$336,537

(1)	Under the approved formula, the actual payment is based on average salary over the three-year performance cycle. When the threshold, target and maximum payments were established in 2006, such payments were based on each executive’s base salary for 2006 with assumptions made for increases in base salary for subsequent years in the performance cycle. Actual payments are based on the actual salaries paid during the performance cycle.

For 2008, the Compensation Committee established the 2008-2010 LTIP cycle and provided that the performance criteria would be average cash basis return on common equity for the three-year performance cycle, with a threshold goal of 16.26%, a target goal of 19.10%, and a maximum goal of 25.12%. The threshold, target and maximum goals were based, respectively, on the 25th, median and 75th percentile levels of the Peer Group’s average cash basis return on common equity for the three-year period ending December 31, 2007. The Compensation Committee approved the individual NEO’s target payouts as follows: Mr. Allison—105% of average base salary; Mr. King—90% of average base salary; Mr. Chalk—75% of average base salary; Mr. Greene—60% of average base salary; Mr. Wilson—60% of average base salary; and Mr. Henson—60% of average base salary. The estimated target, threshold and maximum payments under the 2008-2010 LTIP unit awards are reflected in the 2008 Grants of Plan-Based Awards Table included under the “Compensation of Executive Officers” section below.

Employment Agreements

BB&T uses employment agreements to secure the services of key talent within the highly competitive financial services industry. Generally, the employment agreements are entered into with high performing and long-term potential senior employees and are structured to carefully balance the individual financial goals of the executives relative to the needs of BB&T and its shareholders. All the NEOs have entered into employment agreements with BB&T. Each employment agreement includes provisions (a) prohibiting the executive from competing against BB&T (or working for a competitor) if the executive leaves BB&T, (b) providing for payments if the executive is terminated by BB&T for other than “just cause” or if the executive voluntarily terminates his employment with BB&T for “good reason” and (c) providing for payments if the executive is terminated for any reason following a “change of control,” other than a termination for “just cause.” These arrangements define compensation and benefits payable to the NEOs in certain termination and certain merger and acquisition scenarios, giving them some certainty regarding their individual outcomes under these circumstances. BB&T believes these arrangements appropriately minimize the distraction of the NEOs in the event of certain merger and acquisition scenarios, allowing them to remain neutral and focused on maximizing shareholder value. In addition, the noncompetition provisions protect BB&T from a competitive disadvantage if one of the NEOs were to leave the Corporation to work for a competitor. The Compensation Committee approves initial employment agreements and then reviews the agreements on an as-needed basis, based on market trends or on changes in BB&T’s business environment.

In November 2008, at the time that BB&T revised the employment agreements with the NEOs for the purposes of participating in the U.S. Treasury’s Capital Purchase Program (as described below under “EESA, ARRA, Tax and Accounting Considerations—Participation in the U.S. Treasury’s Capital Purchase Program”), BB&T also standardized the term of the employment agreements so that all members of Executive Management

(which includes the NEOs) would have a thirty-six-month term automatically extended monthly by an additional month, absent contrary notice by either party. Previously, the employment agreements with Mr. Allison, Mr. King and Mr. Chalk provided for three-year terms renewing monthly and the employment agreements for the other NEOs provided for five-year terms renewing monthly. Information provided by the compensation consultant from the 2006 comprehensive review, which was re-confirmed in 2008, showed that providing three-year contract terms was a more common practice than a five-year term within the financial services industry. The Compensation Committee believed that the three-year term provided appropriate retentive features and protections against unjustified terminations, while bringing BB&T’s practices in line with other financial services companies. Additionally, as described below under “EESA, ARRA, Tax and Accounting Considerations—Participation in the U.S. Treasury’s Capital Purchase Program,” the employment agreements with the NEOs have been amended to provide that any bonus or incentive compensation paid to the executive will be subject to recovery by BB&T if the payments were based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate. The employment agreements also were amended to prohibit any payments that would constitute “excess parachute payments” under the EESA. The excess parachute payment revisions were a condition to BB&T’s participation in the Treasury’s Capital Purchase Program. Because the excess parachute payment provisions were removed, the tax “gross-up” provisions (which previously provided that the executive would be reimbursed for any excise taxes imposed pursuant to Section 280G of the Code in connection with excess parachute payments) also were removed, as they are no longer applicable.

On February 17, 2009, the ARRA was enacted. Among other requirements, the ARRA imposes new executive compensation obligations on all current and future participants in the Capital Purchase Program, including BB&T. Pursuant to its terms, additional rulemaking is required to fully implement the ARRA, and the timing and impact of this rulemaking is currently unclear. BB&T will comply in all material respects with the EESA, the ARRA and all applicable rules and regulations, as the same are promulgated or amended from time to time. The ARRA is discussed in greater detail below under “EESA, ARRA, Tax and Accounting Considerations—Participation in the U.S. Treasury’s Capital Purchase Program.”

The employment agreements for each of the NEOs are described in greater detail under “Compensation of Executive Officers—Narrative to 2008 Summary Compensation Table” and “Compensation of Executive Officers—Potential Payments Upon Termination or Change of Control.” For a description of the material terms of the employment agreements for the NEOs, including the definitions of the terms “just cause,” “good reason” and “change of control,” and the potential values of severance and change of control compensation under such agreements, see “Compensation of Executive Officers—Narrative to 2008 Summary Compensation Table” and “Compensation of Executive Officers—Potential Payments Upon Termination or Change of Control” below.

Pension Plan

The NEOs participate in the BB&T Corporation Pension Plan, a tax-qualified defined benefit retirement plan for eligible employees, on the same basis as other similarly situated employees. The Pension Plan provides retirement benefits based on length of service and salary level leading up to retirement with benefits increasing substantially as a participant approaches retirement. BB&T believes the retirement benefits provided by the Pension Plan are meaningful in their own right. However, BB&T also views the Pension Plan as an important retention tool for the NEOs and other highly compensated employees in the later stages of their careers because the Pension Plan benefits would not easily be replicated upon the employee’s departure from the Corporation prior to retirement. The NEOs also participate in the BB&T Corporation Non-Qualified Defined Benefit Plan, which is an unfunded excess benefit plan maintained for the purpose of providing deferred compensation to certain highly compensated employees, including the NEOs (other than Mr. Greene). The primary purpose of the BB&T Corporation Non-Qualified Defined Benefit Plan is to supplement the benefits payable to participants under the Pension Plan to the extent that such benefits are curtailed by application of certain limitations in the Code. Without this supplemental plan, the retirement benefits earned by the NEOs would be severely reduced and the Compensation Committee believes that this supplemental plan, as used in conjunction with the Pension Plan, assures that BB&T will receive the executive retention benefits of the Pension Plan.

Mr. Greene is the only NEO who participates in the BB&T Corporation Target Pension Plan, a supplemental executive retirement plan, which is more fully described in “Compensation of Executive Officers—Narrative to 2008 Pension Benefits Table” below. The Target Pension Plan is a plan that was made available only to former employees of Southern National Corporation prior to the merger of equals with BB&T in 1995, and Mr. Greene is the only NEO who is a former employee of Southern National Corporation. Supplemental executive retirement plans are frequently used by companies as a recruitment device to attract executives who forfeit meaningful retirement benefits when they change employers. Since BB&T has a strong, long-standing preference to promote from within, BB&T does not typically provide its employees, including the NEOs, with supplemental executive retirement plans.

Perquisites Practices

BB&T provides the NEOs with perquisites and other personal benefits that BB&T believes are reasonable and consistent with BB&T’s overall compensation program to better enable BB&T to attract and retain superior employees for key positions. In 2008, BB&T provided the NEOs with perquisites related to (i) the maintenance of a residential security system previously provided by BB&T and (ii) cash benefit adjustments pursuant to an election to opt out of BB&T group term life insurance coverage. The residential security system benefit is provided for the protection of the NEOs and to reduce the risk to BB&T from the loss of a key executive. BB&T has encouraged members of senior management (including the NEOs) to opt out of the Corporation’s group term life insurance coverage and to have the portion of the group term life insurance premium that would have been paid by BB&T applied to a policy owned by the individual and provided through BB&T Insurance Services, Inc., a wholly owned subsidiary of BB&T. This benefit encourages members of senior management, including the NEOs, to purchase life insurance from a BB&T-owned company at no additional cost to BB&T. This process reduces the group insurance cost for BB&T. BB&T does not provide Executive Management, including the NEOs, with perquisites such as personal club memberships, vacation houses or apartments, personal travel on corporate aircraft or similar perks.

Other Employee Benefits

During 2008, BB&T maintained various employee benefit plans that constitute a portion of the total compensation package available to the NEOs and all eligible employees of BB&T. These plans consisted of the following:

•	the BB&T Corporation 401(k) Savings Plan, which in 2008 permitted employees to contribute up to 50% of their compensation with BB&T matching up to 6% of their contribution;

•

the BB&T Corporation Non-Qualified Defined Contribution Plan, which is designed to supplement the benefits under the BB&T Corporation 401(k) Savings Plan to the extent such benefits are curtailed by the application of certain limits imposed by the Code (during 2008, eligible participants in the Non-Qualified Defined Contribution Plan were permitted to defer up to 50% of their cash compensation);

•	a health care plan that provides medical and dental coverage for all eligible employees; and

•	certain other welfare benefits (such as sick leave, vacation, etc.).

Benefits for the NEOs are determined by the same criteria applicable to all BB&T employees. In general, benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with BB&T. These benefits help BB&T to be competitive in attracting and retaining employees. Benefits also help to keep employees focused without distractions related to paying for health care, adequate savings for retirement and similar issues. The Compensation Committee concluded that these employee benefit plans are consistent with plans provided by the Peer Group to their named executive officers and with industry standards.

Retirement of Mr. Allison and Mr. Chalk

Mr. Allison, BB&T’s Chief Executive Officer, retired from BB&T effective December 31, 2008. Mr. Chalk, BB&T’s Chief Credit Officer, retired from BB&T effective August 31, 2008. As retirement eligible employees, each of Mr. Allison and Mr. Chalk received accelerated vesting of all outstanding unvested equity awards and pro rata payments of their LTIP awards through their date of termination, and became eligible to receive the full balance of their respective retirement accounts. To the extent that the vesting of any performance-based awards was accelerated, payments under the awards remain subject to BB&T’s actual performance and Code Section 409A’s six-month waiting period.

Appointment of New Members of Executive Management

Effective October 1, 2008, Clarke Starnes, who previously served as the manager of BB&T’s Specialized Lending Group, succeeded Mr. Chalk as the Chief Credit Officer. Effective January 1, 2009, Mr. King, who previously served as the Chief Operating Officer, succeeded Mr. Allison as the Chief Executive Officer. On August 26, 2008, Mr. King was appointed to the Board of Directors with a term expiring at the 2009 Annual Meeting. Effective January 1, 2009, Mr. Henson, who previously served as the Chief Financial Officer, succeeded Mr. King as the Chief Operating Officer. Effective January 1, 2009, Daryl Bible, who previously served as the Assistant Chief Financial Officer, succeeded Mr. Henson as the Chief Financial Officer.

Stock Ownership

The Compensation Committee and BB&T’s Chief Executive Officer generally believe that members of Executive Management, including the NEOs, should accumulate meaningful equity stakes over time to further align their economic interests with the interests of shareholders, thereby promoting BB&T’s objective of increasing shareholder value.

Pursuant to BB&T’s Corporate Governance Guidelines, each member of Executive Management, which includes each of the NEOs, is expected to own at least 2,500 shares of BB&T Common Stock within three years after initial election or appointment and to continue to own such shares throughout the full term of the officer’s service as a member of Executive Management. The long-term incentives used by BB&T also facilitate the acquisition of shares of BB&T Common Stock by the NEOs. Currently, each of the NEOs owns the requisite number of shares. Because of their long employment histories and, in some cases, family backgrounds, the vast majority of the net worth of all the NEOs consists of BB&T Common Stock and benefits provided under BB&T benefit plans, such as the Pension Plan. See the “Security Ownership” table above for a specific listing of the amount of BB&T Common Stock beneficially owned by each NEO.

Consistent with BB&T’s compensation philosophy of rewarding the NEOs based on the long-term success of BB&T, BB&T’s Code of Ethics and Insider Trading Policy prohibit speculative trading in BB&T Common Stock (including prohibitions on buying call options and selling put options for BB&T Common Stock) and place limitations on an NEO’s ability to conduct short-term trading, thus encouraging long-term ownership of BB&T Common Stock.

EESA, ARRA, Tax and Accounting Considerations

Participation in the U.S. Treasury’s Capital Purchase Program

In conjunction with the world-wide financial crisis, the Emergency Economic Stabilization Act of 2008 (the “EESA”), which established the Treasury Department’s Troubled Asset Relief Program (“TARP”), was enacted on October 3, 2008. As part of the TARP, the U.S. Department of Treasury (the “Treasury”) created the Capital Purchase Program (“Capital Purchase Program”), under which the Treasury invested up to $250 billion in senior preferred stock of U.S. banks and savings associations or their holding companies for the purpose of stabilizing and providing liquidity to the U.S. financial markets. BB&T elected to participate in the Capital Purchase

Program and on November 14, 2008, BB&T entered into a purchase agreement with the Treasury pursuant to which BB&T issued Preferred Stock and a warrant relating to BB&T Common Stock for a total price of approximately $3.1 billion. The Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year. The terms of the purchase agreement, the Preferred Stock and the warrant are substantially identical for all participating institutions.

The EESA’s applicable executive compensation provisions apply to the compensation arrangements with the NEOs. Consistent with its obligations under the purchase agreement, prior to November 14, 2008, BB&T amended its compensation arrangements with each of the covered officers, among other things, to (a) limit the officer’s compensation so as not to exceed the amount allowable under the EESA and applicable rules and regulations, and (b) provide that any bonus or incentive compensation paid to the executive will be subject to recovery by BB&T if the payments were based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate. Each of these requirements applies during the period that the Treasury owns any securities acquired under the purchase agreement. BB&T also amended its employment agreements with Executive Management to (a) standardize the term of the agreement for all members of Executive Management, including each of the NEOs as reported in this Proxy Statement, at thirty-six months renewing monthly (certain employment agreements with the NEOs had a five-year term renewing monthly) and (b) prohibit any payments that would constitute “excess parachute payments” under the EESA.

On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (the “ARRA”) was enacted as a sweeping economic recovery package intended to stimulate the economy and provide for extensive infrastructure, energy, health and education needs. The ARRA also imposes certain new executive compensation and corporate governance obligations on all current and future participants in the Capital Purchase Program, including BB&T, until the institution has redeemed the preferred stock. Pursuant to its terms, additional rulemaking is required to fully implement the ARRA, and the timing and impact of this rulemaking is currently unclear. The executive compensation restrictions under the ARRA (described below) are more stringent than those imposed in connection with the Capital Purchase Program, but it is yet unclear how these executive compensation standards will relate to similar standards that have been, or may in the future be, announced by the Treasury Department.

The ARRA amends Section 111 of the EESA to require the Secretary of the Treasury Department (the “Secretary”) to adopt additional standards with respect to executive compensation and corporate governance for TARP participants (including BB&T). The standards required to be established by the Secretary include, in part, (a) prohibitions on making golden parachute payments to senior executive officers and the next five most highly compensated employees during such time as any obligation arising from financial assistance provided under the TARP, including the Capital Purchase Program, remains outstanding (the “Restricted Period”), (b) prohibitions on paying or accruing bonuses or other incentive awards for certain senior executive officers and the next 20 most highly-compensated employees, except for awards of long-term restricted stock with a value equal to no greater than one-third of the subject employee’s annual compensation that do not fully vest during the Restricted Period, or unless such compensation is pursuant to a valid written employment contract effective prior to February 11, 2009, (c) requirements that Capital Purchase Program participants provide for the recovery of any bonus or incentive compensation paid to senior executive officers and the next 20 most highly-compensated employees based on statements of earnings, revenues, gains or other criteria later found to be materially inaccurate, with the Secretary having authority to negotiate for reimbursement, and (d) a review by the Secretary of all bonuses and other compensation paid by TARP participants to senior executive employees and the next 20 most highly compensated employees before the date of enactment of the ARRA to determine whether such payments were inconsistent with the purposes of the act or contrary to public policy.

The ARRA also sets forth additional corporate governance obligations for TARP recipients, including requirements for the Secretary to establish standards that provide for semi-annual meetings of compensation committees of the board of directors to discuss and evaluate employee compensation plans in light of an assessment of any risk posed from such compensation plans. TARP participants are further required by the

ARRA to (a) have in place company-wide policies regarding excessive or luxury expenditures, (b) permit non-binding shareholder “say-on-pay” proposals to be included in proxy materials, and (c) provide written certifications by the chief executive officer and chief financial officer with respect to compliance. The Secretary is required to promulgate regulations to implement the executive compensation and certain corporate governance provisions detailed in the ARRA. BB&T will comply in all material respects with the EESA, the ARRA and all applicable rules and regulations, as the same are promulgated or amended from time to time.

Tax Considerations

Section 162(m) of the Code and related regulations generally impose a $1 million cap on the deductibility of compensation paid to certain executive officers by a public corporation, unless an exception applies. One important exception is for qualified “performance-based compensation.” BB&T’s compensation philosophy and policies are intended to comply to the extent possible with Code Section 162(m). In establishing and administering BB&T’s compensation programs, the Compensation Committee generally intends that performance-based compensation will be deductible under Code Section 162(m), although BB&T retains the flexibility to pay compensation that is not eligible for such treatment if it is in the best interest of the Corporation to do so. Under the EESA, as relates to NEO compensation, the Code Section 162(m) deduction limit is reduced to $500,000 for financial institutions (such as BB&T) participating in the Treasury’s Capital Purchase Program. The existing exceptions from Section 162(m), including the exception for qualified performance-based compensation, do not apply under the new rules. Accordingly, by participating in the Treasury’s Capital Purchase Program, BB&T will incur tax expense that would not have otherwise been incurred if BB&T had not participated in the Capital Purchase Program. Despite the increased tax expense, the Board of Directors and Executive Management believed participation in the Capital Purchase Program was warranted in light of the competitive disadvantages BB&T would have experienced by not participating.

Accounting Considerations

Beginning on January 1, 2006, BB&T began accounting for stock-based payments under the 2004 Stock Plan in accordance with the requirements of FAS 123(R). Under this accounting pronouncement, BB&T is generally required to recognize the expense of all share-based awards (such as stock options and performance-based restricted stock units) in its income statement over the award’s vesting or service period. Prior to the adoption of FAS 123(R), BB&T was not required to recognize expense for stock options, although the recognition of expense for restricted stock (including performance-based restricted stock units) was required. Under FAS 123(R), the cost of granting performance-based restricted stock awards was neutral to BB&T in 2006 as compared to the grant of stock options. For 2007 and 2008, the performance-based restricted stock unit awards were less costly to BB&T relative to the expense for the stock option awards. This cost treatment contributed to the Compensation Committee’s decision to introduce performance-based restricted stock unit awards for NEOs in 2006 and to continue to use these awards for 2007 and 2008. For the 2008 incentive stock awards, the Compensation Committee used the closing price of BB&T’s Common Stock on the grant date to determine the number of performance-based restricted stock unit awards.

As described above, BB&T’s executive compensation program establishes incentives based on financial objectives management believes are important to BB&T and its shareholders, including cash basis earnings per share, cash basis return on assets and cash basis return on common equity. These financial measures are determined by methods other than in accordance with GAAP. BB&T derives each of these non-GAAP performance metrics from its cash basis net income, which is a non-GAAP financial measure. Cash basis earnings per share, cash basis return on assets and cash basis return on common equity are each calculated in the same manner as their GAAP counterparts, except that cash basis net income is substituted for GAAP net income in each calculation. Cash basis net income is computed by adjusting net income as determined in accordance with GAAP to exclude certain non-cash gains and charges (such as amortization of intangibles and purchase accounting mark-to-market adjustments) and certain significant gains, losses or expenses that are unusual in nature and that are not likely to recur regularly or in predictable amounts (such as expenses and gains related to the consummation of mergers or acquisitions, costs related to integration of merged entities and restructuring charges). For the year ended December 31, 2008, BB&T’s cash basis net income available to common shareholders was computed by adjusting BB&T’s GAAP net income available to common shareholders of $1,498 million to exclude (a) $62 million in connection with the amortization of intangibles and purchase accounting mark-to-market adjustments, (b) $10 million in connection with merger-related and restructuring charges, (c) $51 million in gains related to the sale of BB&T’s ownership interest in Visa, Inc., (d) a $17 million gain related to an IRS settlement in connection with leveraged leases, (e) a $9 million credit for the reversal of a previously accrued litigation reserve, (f) a $22 million gain from the early extinguishment of long-term debt, (g) $36 million in net securities gains, and (h) $3 million in nonrecurring professional fees. As a result of these non-GAAP adjustments, for 2008 BB&T reported cash basis net income available to common shareholders of $1,438 million. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Conclusion

BB&T and the Compensation Committee review all elements of BB&T’s compensation program for the NEOs, including a tally sheet for each NEO delineating each element of the NEO’s compensation. When making a decision regarding any element of a NEO’s compensation, the Compensation Committee takes into consideration all other elements of the NEO’s compensation. In designing the various elements of the total compensation program, BB&T has taken great care to select elements that are performance based and to use a variety of performance metrics that, on the whole, will encourage the achievement of short and long-term shareholder value. BB&T believes the total compensation for each NEO is reasonable and the components of BB&T’s compensation program for the NEOs are consistent with market standards and with comparable programs of the Peer Group. The compensation program for the NEOs is based on the financial performance of BB&T compared to both market medians and Peer Group performance and appropriately links executive performance to the annual financial and operational results of BB&T and the long-term financial interests of the shareholders. BB&T further believes that the foregoing compensation philosophy is consistent with BB&T’s corporate culture and objectives and has served and will continue to serve as a reasonable basis for administering the total compensation program of BB&T, both for the NEOs and all BB&T employees, for the foreseeable future.

COMPENSATION OF EXECUTIVE OFFICERS

2008 Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards(2)(3) ($)	Option Awards(4)(5) ($)	Non-Equity Incentive Plan Compensation(6) ($)	Change in Pension Value & Non-Qualified Deferred Earnings(7) ($)	All Other Compensation(8) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

John A. Allison IV	2008	$993,675	$0	$995,089	$1,959,982	$1,504,303	$1,787,715	$224,107	$7,464,872
Chairman & Chief Executive Officer	2007	965,250	0	926,657	1,784,439	2,621,564	1,401,658	242,367	7,941,935
	2006	927,000	0	1,144,891	1,737,584	2,969,550	1,414,205	250,343	8,443,573

Kelly S. King	2008	667,063	0	572,577	886,413	861,663	1,345,407	136,177	4,469,299
Chief Operating Officer	2007	643,500	0	529,518	1,115,003	1,546,559	916,565	131,428	4,882,573
	2006	618,000	0	654,210	1,088,228	1,462,092	968,286	129,707	4,920,523

W. Kendall Chalk	2008	325,456	0	348,671	667,801	457,251	922,627	76,771	2,798,578
Senior Executive	2007	466,750	0	320,050	607,964	918,395	801,163	88,153	3,202,476
Vice President and Chief Credit Officer (retired)	2006	437,750	0	386,163	582,590	956,879	760,385	88,850	3,212,617

Robert E. Greene	2008	451,550	0	258,385	405,152	386,488	733,107	80,200	2,314,882
Senior Executive Vice President	2007	434,000	0	238,083	456,084	699,828	461,068	83,046	2,372,109
	2006	412,000	0	290,753	440,681	734,950	446,966	82,959	2,408,309

C. Leon Wilson III	2008	451,550	0	268,719	428,802	386,488	590,539	69,707	2,195,805
Senior Executive Vice President

Christopher L. Henson	2008	451,550	0	126,913	204,958	336,537	290,792	61,999	1,472,749
Senior Executive	2007	400,200	0	77,181	166,037	566,366	92,656	36,918	1,339,358
Vice President and Chief Financial Officer	2006	278,100	0	33,797	112,230	177,289	75,464	30,731	707,611

(1)	In accordance with SEC regulations, the listed positions are those held as of December 31, 2008. For a discussion of changes to the Executive Management team that occurred during 2008 and January 2009, please refer to the “Compensation Discussion and Analysis—Retirement of Mr. Allison and Mr. Chalk” and “—Appointment of New Members of Executive Management.” In accordance with SEC regulations, information for Mr. Wilson is only presented for 2008 because he was not deemed a named executive officer for prior periods.
(2)	The FAS 123(R) value for each restricted stock unit award listed in column (e) for 2008 is $23.36, for 2007 is $34.60 and for 2006 is $31.19. The amounts in column (e) reflect the dollar amount of compensation expense recognized for restricted stock unit awards for financial statement reporting purposes for the fiscal year indicated in accordance with FAS 123(R). The assumptions used in the calculation of these amounts for awards granted in 2008, 2007 and 2006, the only years for which there has been compensation expense, are included in Note 11 “Shareholders’ Equity” in the “Notes to Consolidated Financial Statements” included within BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
(3)

Stock awards to the NEOs for compensation cost recognized in 2008 in conjunction with the grant of the corresponding number of restricted stock units in 2008 are as follows: Mr. Allison—$995,089 for 42,598 units; Mr. King—$572,577 for 24,511 units; Mr. Chalk—$348,671 for 14,926 units; Mr. Greene—$258,385 for 11,061 units; Mr. Henson—$43,782 for 11,061 units; and Mr. Wilson—$114,214 for 11,061 units. Stock awards to the NEOs for compensation cost recognized in 2008 in conjunction with the grant of the corresponding number of restricted stock units in 2007 are as follows: Mr. Henson—$43,907 for 6,345 units and Mr. Wilson—$81,138 for 6,881 units. Stock awards to the NEOs for compensation cost recognized in 2008 in conjunction with the grant of the corresponding number of restricted stock units in 2006 are as follows: Mr. Henson—$39,223 for 6,292 units and Mr. Wilson—$73,367 for 9,322 units. Stock awards to the NEOs for compensation cost recognized for 2007 in conjunction with the grant of the corresponding number of restricted stock units in 2007 are as follows: Mr. Allison—$926,657 for 26,782 units; Mr. King—$529,518 for 15,304 units; Mr. Chalk—$320,050 for 9,250 units; Mr. Greene—$238,083 for 6,881 units; and Mr. Henson—$37,931 for 6,345 units. In addition, compensation cost was recognized in 2007 for Mr. Henson in the amount of $39,250 for 6,292 units that were awarded in 2006. Stock awards to the NEOs for compensation cost recognized in 2006 in conjunction with the grant of the corresponding number of restricted stock units in 2006 are as follows: Mr. Allison—$1,144,891 for 36,707 units; Mr. King—$654,210 for 20,975 units; Mr. Chalk—$386,163 for 12,381 units; Mr. Greene—$290,753 for 9,322 units; and Mr. Henson—$33,797 for 6,292 units. For employees who are retirement eligible, such as each of the NEOs other than Mr. Henson and Mr. Wilson, FAS 123(R) (which BB&T adopted on January 1, 2006) generally requires that compensation expense for equity awards be fully recognized in the year of the award since grants would vest immediately if the employee retired. Therefore, in accordance with FAS 123(R), expense for the 2008, 2007 and 2006 grants of restricted stock units to Mr. Allison, Mr. King, Mr. Chalk and Mr. Greene were fully recognized in the year of the grant because each of those individuals is retirement eligible. Also in accordance with FAS 123(R), the expense recognized for Mr. Henson and Mr. Wilson incorporate awards from prior years because those individuals are not retirement eligible.

(4)	The FAS 123(R) value for each stock option award listed in column (f) is as follows: 2003—$7.03; 2004—$8.17; 2005—$6.51; 2006—$5.58; 2007—$5.35; and 2008—$3.45. The amounts in column (f) reflect the dollar amount of compensation expense recognized for stock option awards for financial statement reporting purposes for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006 in accordance with FAS 123(R). Because compensation expense is recognized as stock options vest, the compensation expense for 2008 includes amounts from awards granted from 2003 to 2008, the compensation expense for 2007 includes amounts from awards granted from 2003 to 2007, and the compensation expense for 2006 includes amounts from awards granted from 2003 to 2006. The assumptions used in the calculation of these amounts for awards granted in 2006, 2007 and 2008 are included in Note 11 “Shareholders’ Equity” in the “Notes to Consolidated Financial Statements” included within BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The assumptions used in the calculation of these amounts for awards granted in 2003, 2004 and 2005 are included in Note 1 “Summary of Significant Accounting Policies—Stock-Based Compensation” in the “Notes to Consolidated Financial Statements” included within BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.
(5)	Option awards to the NEOs for compensation recognized in 2008 in conjunction with the grants of stock options in 2003, 2004, 2005, 2006, 2007 and 2008 are as follows: Mr. Allison—$349,690 (2004), $636,492 (2005), $973,800 (2008); Mr. King—$19,985 (2003) $143,346 (2004), $162,750 (2005), $560,332 (2008); Mr. Chalk—$116,307 (2004), $210,269 (2005), $341,226 (2008); Mr. Greene—$77,986 (2004), $74,299 (2005), $252,868 (2008); Mr. Henson—$2,043 (2003), $14,605 (2004), $50,476 (2005), $38,960 (2006), $56,027 (2007), $42,847 (2008); and Mr. Wilson— $67,587 (2004), $71,939 (2005), $73,967 (2006), $103,534 (2007), $111,775 (2008). Option awards to the NEOs for compensation recognized in 2007 in conjunction with the grants of stock options in 2003, 2004, 2005, 2006 and 2007 are as follows: Mr. Allison—$304,815 (2004), $297,195 (2005), $1,182,430 (2007); Mr. King—$133,234 (2003) $143,346 (2004), $162,750 (2005), $675,673 (2007); Mr. Chalk—$101,382 (2004), $98,180 (2005), $408,403 (2007); Mr. Greene—$77,986 (2004), $74,299 (2005), $303,800 (2007); and Mr. Henson—$13,621 (2003), $14,605 (2004), $50,476 (2005), $38,934 (2006), $48,401 (2007). Option awards to the NEOs for compensation recognized in 2006 in conjunction with the grants of stock options in 2003, 2004, 2005 and 2006 are as follows: Mr. Allison—$304,815 (2004), $297,195 (2005), $1,135,574 (2006); Mr. King—$133,234 (2003), $143,346 (2004), $162,750 (2005), $648,898 (2006); Mr. Chalk—$101,382 (2004), $98,180 (2005), $383,028 (2006); Mr. Greene—$77,986 (2004), $74,299 (2005), $288,396 (2006); and Mr. Henson—$13,621 (2003), $14,605 (2004), $50,476 (2005), $33,528 (2006). For employees who are retirement eligible, such as each of the NEOs other than Mr. Henson and Mr. Wilson, FAS 123(R) (which BB&T adopted on January 1, 2006) generally requires that compensation expense for equity awards be fully recognized in the year of the award since grants would vest immediately if the employee retired. Therefore, in accordance with FAS 123(R), expense for the 2008, 2007 and 2006 grants of stock options to Mr. Allison, Mr. King, Mr. Chalk and Mr. Greene were fully recognized in the year of the grant because each of those individuals is retirement eligible. Also in accordance with FAS 123(R), the expense recognized for Mr. Henson and Mr. Wilson incorporate awards from prior years because those individuals are not retirement eligible. For awards granted prior to the adoption of FAS 123(R), the expense generally was recognized over the vesting period of the award for all employees, including retirement eligible employees. Accordingly, compensation expense is shown for stock options granted prior to January 1, 2006.
(6)	Column (g) contains compensation paid to the NEOs under the Bonus Plan and the LTIP. Bonus Plan and LTIP payments occur when specific performance measures are achieved, as described in the “Compensation Discussion and Analysis” section above, rather than upon the date of grant. The detail relating to “Non-Equity Incentive Plan Compensation” found in column (g) to the 2008 Summary Compensation Table follows. No compensation was paid to the NEOs under the Bonus Plan for 2008 because the earnings per share performance threshold was not achieved.

	2008 Information		2007 Information		2006 Information
Name	2008 Bonus Plan	2006-2008 LTIP	2007 Bonus Plan	2005-2007 LTIP	2006 Bonus Plan	2004-2006 LTIP
John A. Allison IV	$0	$1,504,303	$666,988	$1,954,576	$787,950	$2,181,600
Kelly S. King	$0	$861,663	$444,659	$1,101,900	$525,300	$936,792
W. Kendall Chalk	$0	$457,251	$258,019	$660,376	$334,879	$622,000
Robert E. Greene	$0	$386,488	$203,928	$495,900	$262,650	$472,300
C. Leon Wilson III	$0	$386,488	n/a	n/a	n/a	n/a
Christopher L. Henson	$0	$336,537	$188,046	$378,320	$177,289	n/a

Mr. Henson was not a member of Executive Management in February 2004 when the 2004-2006 LTIP performance cycle was established so he was not entitled to an LTIP award payment for this period. In accordance with SEC regulations, information for Mr. Wilson is only presented for 2008 because he was not deemed a named executive officer for prior periods.
(7)	The amounts listed in column (h) are attributable to changes in the present value of the BB&T Corporation Pension Plan, the BB&T Corporation Non-Qualified Defined Benefit Plan and the BB&T Corporation Target Pension Plan, as applicable, for each of the NEOs. In accordance with SEC rules, no amounts reported in column (h) were attributable to above-market or preferential earnings on deferred compensation. For more on the NEO’s pension benefits and deferred compensation arrangements, please refer to “2008 Pension Benefits” and “2008 Non-Qualified Deferred Compensation” and the accompanying narratives below.
(8)	The detail relating to “All Other Compensation” for 2008 found in column (i) to the 2008 Summary Compensation Table is set forth in the Narrative to 2008 Summary Compensation Table, which follows.

Narrative to 2008 Summary Compensation Table

The following narrative focuses on NEO compensation for 2008. For a discussion that centers on compensation for 2007, please refer to the proxy statement for the annual meeting of shareholders that occurred on April 22, 2008. For a discussion that centers on compensation for 2006, please refer to the proxy statement for the annual meeting of shareholders that occurred on April 24, 2007. Copies of prior years’ proxy statements are available for review on the SEC’s website at www.sec.gov and will be mailed to shareholders upon written request.

All Other Compensation. The detail relating to the “All Other Compensation” for 2008 found in column (i) to the 2008 Summary Compensation Table is as follows:

Detail for All Other Compensation

Name	401(k) Match	NQDC Match	Benefit Adjustment	Bonus	Home Security
	(a)	(b)	(c)	(d)	(e)
John A. Allison IV	$13,800	$203,417	$5,052	$0	$1,838
Kelly S. King	$13,800	$119,155	$2,298	$0	$924
W. Kendall Chalk	$13,800	$60,788	$1,146	$0	$1,038
Robert E. Greene	$13,800	$55,860	$0	$9,616	$924
C. Leon Wilson III	$13,800	$54,983	$0	$0	$924
Christopher L. Henson	$13,800	$47,275	$0	$0	$924

All Other Compensation consists of:

(a)	BB&T’s matching contribution under the BB&T Corporation 401(k) Savings Plan on behalf of the applicable NEO.
(b)	BB&T’s contribution to the BB&T Corporation Non-Qualified Defined Contribution Plan on behalf of the applicable NEO.
(c)	Cash benefit adjustment pursuant to election to opt out of BB&T group life insurance coverage for the applicable NEO.
(d)	A payment, adjusted for taxes, equal to that portion of the annual premium due on Mr. Greene’s whole life insurance policy for which BB&T is responsible under the terms of the SNC Senior Officers Insurance Program Agreement assumed by BB&T in 1995.
(e)	Home security system annual maintenance costs for the applicable NEO.

Compensation Program. For a discussion and analysis of the Corporation’s compensation program, including a discussion of each element of compensation provided to the NEOs for 2008, please refer to the “Compensation Discussion and Analysis” section above. As indicated in the 2008 Summary Compensation Table, salary and non-performance based bonuses (of which there were none in 2008) as a percentage of total annual compensation (as set forth in column (j) of the 2007 Summary Compensation Table) for each of the NEOs in 2008 were as follows: Mr. Allison—13.3%; Mr. King—14.9%; Mr. Chalk—11.6%; Mr. Greene—19.5%; Mr. Wilson—20.6% and Mr. Henson—30.7%.

Change in Pension Value and Non-Qualified Deferred Earnings. For information regarding the formula for calculation of the pension values, see the discussion included in the “Narrative to 2008 Pension Benefits Table” below. Eligible employees are permitted to defer a percentage (up to 50% in 2008) of their cash compensation under the Non-Qualified Defined Contribution Plan. All cash compensation is eligible for deferral unless prohibited under Code Section 409A. Plan participants may choose deemed investments in the Non-Qualified Defined Contribution Plan that are identical to the investments offered in the tax-qualified plan with the exception that no contributions may be used to purchase BB&T Common Stock. Participants make an election upon entering the plan regarding the timing of plan distributions. The two allowable distribution elections are distribution upon termination or distribution upon reaching age 65. The Non-Qualified Defined Contribution Plan also allows for an in-service hardship withdrawal based on facts and circumstances that meet Internal Revenue Service guidelines.

401(k) Plan. The BB&T Corporation 401(k) Savings Plan is maintained to provide a means for substantially all employees of the Corporation and its subsidiaries to defer a percentage (up to 50% in 2008) of their cash compensation on a pre-tax basis. This Plan provides for the Corporation to match the employee’s contribution up to 6% of the employee’s compensation. The Corporation’s contributions to each of the NEOs during 2008 under the 401(k) Savings Plan are included under the “All Other Compensation” column in the 2008 Summary Compensation Table above. In accordance with SEC rules, since the 401(k) Savings Plan is a tax-qualified plan, it is not included in the 2008 Non-Qualified Deferred Compensation table below.

Employment Agreements. The Corporation and its wholly owned subsidiary, Branch Bank, have entered into Employment Agreements with each member of Executive Management. At December 31, 2008 there were eleven members of Executive Management.

In November 2008, BB&T amended the Employment Agreements with the members of Executive Management in connection BB&T’s participation in the U.S. Treasury’s Capital Purchase Program. After giving affect to these amendments, the Employment Agreements for all members of Executive Management (which includes the NEOs) provide a thirty-six month term that is automatically extended monthly for an additional month, absent contrary notice by either party. (Mr. Chalk’s employment agreement had already been terminated due to his retirement in August 2008 and was therefore not amended.) Previously, the employment agreements with Mr. Allison, Mr. King and Mr. Chalk provided for three-year terms renewing monthly and the employment agreements for the other NEOs provided for five-year terms renewing monthly. As was the case prior to these amendments, the term of any Employment Agreement may not be extended beyond the month in which such NEO reaches age 65. The Employment Agreements provide that the NEOs are guaranteed minimum annual salaries equal to their current annual base salaries and continued participation in incentive compensation plans that the Corporation or Branch Bank may from time to time extend to its similarly situated officers. During the term of the Employment Agreements, each NEO is entitled to participate in and receive, on the same basis as other similarly situated officers of the Corporation and Branch Bank, employee pension and welfare benefits and other benefits such as sick leave, vacation, group disability and health, life and accident insurance and similar non-cash compensation that the Corporation or Branch Bank may from time to time extend to its officers. Additionally, as described above under “Compensation Discussion and Analysis—EESA, ARRA, Tax and Accounting Considerations—Participation in the U.S. Treasury’s Capital Purchase Program,” the employment agreements with the NEOs have been amended in connection with BB&T’s participation in the Capital Purchase Program.

The Employment Agreement of Mr. Allison provided that he would be Chairman of the Board and Chief Executive Officer of the Corporation and Branch Bank for the term of his Employment Agreement. Mr. Allison’s Employment Agreement was terminated effective December 31, 2008 in conjunction with his retirement as of that date. Prior to the time the Employment Agreements were amended in connection with BB&T’s participation in the U.S. Treasury’s Capital Purchase Program, Mr. King was named as Mr. Allison’s successor. Accordingly, Mr. King’s Employment Agreement was amended to provide that he will be the President and Chief Executive Officer of the Corporation and the Chairman and Chief Executive Officer of Branch Bank for the term of his Employment Agreement, where previously it provided he would serve as the Chief Operating Officer.

The Employment Agreements for Mr. King, Mr. Greene, Mr. Wilson and Mr. Henson provide that under certain circumstances upon leaving the employment of the Corporation and Branch Bank, the executive may not engage directly or indirectly in the banking, financial services or any other business in which the Corporation, Branch Bank and their subsidiaries are engaged in the United States. Additionally, the Employment Agreements prohibit the executive from soliciting or assisting in the solicitation of any depositors or customers of the Corporation or its affiliates or inducing any employees to terminate their employment with the Corporation or its affiliates. These noncompetition and nonsolicitation provisions generally will be effective until the first year anniversary of the NEO’s termination. These noncompetition provisions generally are not effective if the NEO terminates employment after a “Change of Control.” For a discussion of the potential payments that would be provided to each of the NEOs under their respective Employment Agreements in the event of such NEO’s termination, including in connection with a Change of Control of the Corporation, and a discussion of the terms “Just Cause” and “Change of Control” please refer to the “Potential Payments Upon Termination or Change of Control” section below.

2008 Grants of Plan-Based Awards

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Threshold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
John A. Allison IV
Stock Options	2/26/2008								282,261	$34.29	$973,800
Restricted Stock Units	2/26/2008					42,598					$995,089
Bonus Plan	2/26/2008	$310,524	$1,242,094	$2,484,188
2008-2010 LTIP(1)	2/26/2008	$270,783	$1,083,133	$2,166,266

Kelly S. King
Stock Options	2/26/2008								162,415	$34.29	$560,332
Restricted Stock Units	2/26/2008					24,511					$572,577
Bonus Plan	2/26/2008	$208,457	$833,829	$1,667,658
2008-2010 LTIP(1)	2/26/2008	$156,049	$624,194	$1,248,388

W. Kendall Chalk
Stock Options	2/26/2008								98,906	$34.29	$341,226
Restricted Stock Units	2/26/2008					14,926					$348,671
Bonus Plan	2/26/2008	$121,867	$487,469	$974,938
2008-2010 LTIP(1)	2/26/2008	$95,030	$380,118	$760,236

Robert E. Greene
Stock Options	2/26/2008								73,295	$34.29	$252,868
Restricted Stock Units	2/26/2008					11,061					$258,385
Bonus Plan	2/26/2008	$95,955	$383,818	$767,635
2008-2010 LTIP(1)	2/26/2008	$70,422	$281,687	$563,374

C. Leon Wilson III
Stock Options	2/26/2008								73,295	$34.29	$252,868
Restricted Stock Units	2/26/2008					11,061					$258,385
Bonus Plan	2/26/2008	$95,955	$383,818	$767,635
2008-2010 LTIP(1)	2/26/2008	$70,422	$281,687	$563,374

Christopher L. Henson
Stock Options	2/26/2008								73,295	$34.29	$252,868
Restricted Stock Units	2/26/2008					11,061					$258,385
Bonus Plan	2/26/2008	$95,955	$383,818	$767,635
2008-2010 LTIP(1)	2/26/2008	$70,422	$281,687	$563,374

(1)	LTIP awards are a component of the 2004 Stock Plan. The 2004 Stock Plan is an equity incentive plan. LTIP awards may be paid in the form of cash or stock at the discretion of the Compensation Committee. However, since 1996, awards have been paid only in the form of cash. For that reason, we have disclosed the LTIP awards under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns of this table, and not the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns.
(2)	With respect to grants under each of the Bonus Plan and the 2008-2010 LTIP awards, the amounts shown in column (c) reflect the minimum payment level, which is 25% of the target amount shown in column (d). The amount shown in column (e) is 200% of such target amount. When the threshold, target and maximum payments were established in 2008, such payments were based on each executive’s base salary for 2008 with assumptions made for increases in base salary for subsequent years in the performance cycle. The actual payment will be based on the actual average salary over the three-year performance cycle. For a discussion of the target opportunities established under each performance cycle, please refer to the “Compensation Discussion and Analysis” section above. No compensation was paid to the NEOs under the Bonus Plan for 2008 because the earnings per share performance threshold was not achieved.
(3)	The amount shown in column (g) reflects the target amount of performance-based restricted stock units granted in 2008, which will result in the issuance of the number of shares of BB&T Common Stock indicated five years from the date of grant if the established performance and service criteria are met. The award provides only for a single actual payout amount, and thus no threshold or maximum numbers are reflected. The vesting of these restricted stock units for the NEOs is contingent upon the achievement of an average cash basis return on equity for the 2008-2010 LTIP cycle of 16.26% and the continued employment of the NEO for two years beyond the three-year performance period (i.e., total vesting is over a five-year period).
(4)	In accordance with the 2004 Stock Plan, the option exercise price is the closing price of BB&T Common Stock on the date of grant.

Narrative to 2008 Grants of Plan-Based Awards Table

For a discussion of the awards presented in the 2008 Grants of Plan-Based Awards table and the material terms of the awards, please refer to the “Compensation Discussion and Analysis—Components of Executive Compensation” section above.

2008 Outstanding Equity Awards at Fiscal Year-End

	OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)
John A. Allison IV(1)	162,247				$36.3125	2/23/2009			36,707(7)	$1,007,974
	225,637				$23.9375	2/22/2010			26,782(8)	$735,434
	157,638				$36.5900	2/27/2011			42,598(9)	$1,169,741
	160,460				$36.8400	2/26/2012
	253,526				$32.6600	2/25/2013
	186,545				$36.6800	2/24/2014
	228,260				$38.6400	2/22/2015
	203,508				$39.7300	2/21/2016
	221,015				$44.1500	2/20/2017
	282,261				$34.2900	2/26/2018

Kelly S. King	36,874				$36.3125	2/23/2009			20,975(7)	$575,974
	47,252				$23.9375	2/22/2010			15,304(8)	$420,248
	65,682				$36.5900	2/27/2011			24,511(9)	$673,072
	66,858				$36.8400	2/26/2012
	94,761				$32.6600	2/25/2013
	70,181	17,546	(2)		$36.6800	2/24/2014
	75,000	50,000	(3)		$38.6400	2/22/2015
	46,516	69,774	(4)		$39.7300	2/21/2016
	25,258	101,036	(5)		$44.1500	2/20/2017
	0	162,415	(6)		$34.2900	2/26/2018

W. Kendall Chalk (1)	15,222				$36.3125	2/23/2009			12,381(7)	$339,982
	39,409				$36.5900	2/27/2011			9,250(8)	$254,005
	40,115				$36.8400	2/26/2012			14,926(9)	$409,868
	66,453				$32.6600	2/25/2013
	62,045				$36.6800	2/24/2014
	75,407				$38.6400	2/22/2015
	68,643				$39.7300	2/21/2016
	76,337				$44.1500	2/20/2017
	98,906				$34.2900	2/26/2018

Robert E. Greene	39,409				$36.5900	2/27/2011			9,322(7)	$255,982
	40,115				$36.8400	2/26/2012			6,881(8)	$188,952
	51,555				$32.6600	2/25/2013			11,061(9)	$303,735
	38,181	9,546	(2)		$36.6800	2/24/2014
	34,239	22,826	(3)		$38.6400	2/22/2015
	20,673	31,011	(4)		$39.7300	2/21/2016
	11,357	45,428	(5)		$44.1500	2/20/2017
	0	73,295	(6)		$34.2900	2/26/2018

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
C. Leon Wilson III	4,413			$36.3125	2/23/2009			9,322(7)	$255,982
	16,449			$23.9375	2/22/2010			6,881(8)	$188,952
	12,046			$36.5900	2/27/2011			11,061(9)	$303,735
	13,100			$36.8400	2/26/2012
	43,791			$32.6600	2/25/2013
	33,090	8,273(2)		$36.6800	2/24/2014
	33,151	22,102(3)		$38.6400	2/22/2015
	20,673	31,011(4)		$39.7300	2/21/2016
	11,357	45,428(5)		$44.1500	2/20/2017
	0	73,295(6)		$34.2900	2/26/2018

Christopher L. Henson	4,433			$36.3125	2/23/2009			6,292(7)	$172,778
	4,884			$23.9375	2/22/2010			6,345(8)	$174,234
	4,926			$36.5900	2/27/2011			11,061(9)	$303,735
	5,255			$36.8400	2/26/2012
	9,688			$32.6600	2/25/2013
	7,150	1,788(2)		$36.6800	2/24/2014
	23,260	15,508(3)		$38.6400	2/22/2015
	13,954	20,933(4)		$39.7300	2/21/2016
	10,472	41,890(5)		$44.1500	2/20/2017
	0	73,295(6)		$34.2900	2/26/2018

(1)	As discussed in the Compensation Discussion and Analysis, Mr. Allison and Mr. Chalk each retired in 2008 and, as a result, each received accelerated vesting of all outstanding unvested equity awards pursuant to the terms of such awards. To the extent that the vesting of any performance-based awards was accelerated, payments under the awards remain subject to BB&T’s actual performance and Code Section 409A’s six-month waiting period in the case of retirement and certain other separations from service.
(2)	Stock options vest at the rate of 20%/year, with vesting dates of 2/24/05, 2/24/06, 2/24/07, 2/24/08 and 2/24/09.
(3)	Stock options vest at the rate of 20%/year, with vesting dates of 2/22/06, 2/22/07, 2/22/08, 2/22/09 and 2/22/10.
(4)	Stock options vest at the rate of 20%/year, with vesting dates of 2/21/07, 2/21/08, 2/21/09, 2/21/10 and 2/21/11.
(5)	Stock options vest at the rate of 20%/year, with vesting dates of 2/20/08, 2/20/09, 2/20/10, 2/20/11 and 2/20/12.
(6)	Stock options vest at the rate of 20%/year, with vesting dates of 2/26/09, 2/26/10, 2/26/11, 2/26/12 and 2/26/13.
(7)	Vesting for performance-based restricted stock units is subject to a minimum average cash basis return on equity target of 19.95% during the period from January 1, 2006 through December 31, 2008; if the performance target is met, then shares will vest 100% on 2/21/2011. Market value as of 12/31/08 was $27.46 per share.
(8)	Vesting for performance-based restricted stock units is subject to a minimum average cash basis return on equity target of 18.94% during the period from January 1, 2007 through December 31, 2009; if the performance target is met, then shares will vest 100% on 2/20/2012. Market value as of 12/31/08 was $27.46 per share.
(9)	Vesting for performance-based restricted stock units is subject to a minimum average cash basis return on equity target of 16.26% during the period from January 1, 2008 through December 31, 2010; if the performance target is met, then shares will vest 100% on 2/26/2013. Market value as of 12/31/08 was $27.46 per share.

Option Exercises and Stock Vested in 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)

John A. Allison IV	184,516	$932,928	0	n/a
Kelly S. King	70,887	$624,119	0	n/a
W. Kendall Chalk	72,461	$664,879	0	n/a
Robert E. Greene	55,561	$671,960	0	n/a
C. Leon Wilson III	n/a	n/a	0	n/a
Christopher L. Henson	n/a	n/a	0	n/a

2008 Pension Benefits(1)

Name	Plan Name(2)	Number of Years Credited Service(3)(#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)

John A. Allison IV(4)	Q	35	$770,959	0
	NQ	35	$12,004,414	0

Kelly S. King	Q	35	$770,959	0
	NQ	35	$6,146,502	0

W. Kendall Chalk(4)	Q	34	$907,934	0
	NQ	34	$4,323,929	0

Robert E. Greene	Q	35	$720,682	0
	SERP	35	$3,503,794	0

C. Leon Wilson III	Q	32	$478,632	0
	NQ	32	$1,759,725	0

Christopher L. Henson	Q	24	$246,442	0
	NQ	24	$442,532	0

(1)	The 2008 Pension Benefits table shows the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, determined using the measurement date, interest rate and mortality rate assumptions consistent with those used in BB&T’s financial statements. For these purposes, the credited years of service and present value of accumulated benefits were measured as of December 31, 2008.
(2)	Q = BB&T Corporation Pension Plan
NQ = BB&T Corporation Non-Qualified Defined Benefit Plan
SERP = BB&T Corporation Target Pension Plan
(3)	Each plan limits the years of credited service to a maximum of thirty-five years.
(4)	As previously discussed, each of Mr. Allison and Mr. Chalk retired during 2008. Neither received any pension-related payments during 2008.

Narrative to 2008 Pension Benefits Table

The Corporation maintains the BB&T Corporation Pension Plan (the “Pension Plan”), the BB&T Corporation Non-Qualified Defined Benefit Plan (the “Non-Qualified Defined Benefit Plan”), and the BB&T Corporation Target Pension Plan (the “Target Pension Plan”). For a discussion of the valuation methods and material assumptions applied in quantifying the present value of the current accrued benefit under each of these plans, as set forth in the table above, please refer to Note 14 “Benefit Plans” in the “Notes to Consolidated Financial Statements” included with our Annual Report on Form 10-K for the year ended December 31, 2008. A discussion of each of these plans is set forth below.

Tax-Qualified Defined Benefit Plan. The Corporation maintains the Pension Plan, a tax-qualified defined benefit retirement plan for eligible employees. Substantially all employees of the Corporation and its subsidiaries who have attained age 21 are eligible to participate in the Pension Plan after completing one year of service. Contributions to the Pension Plan are computed on an actuarial basis. A participant’s normal annual retirement benefit under the Pension Plan at age 65 is an amount equal to 1.0% of the participant’s final average compensation, plus .5% of the participant’s final average compensation in excess of Social Security covered compensation multiplied by the number of years of creditable service completed with the Corporation and certain of its subsidiaries up to a maximum of thirty-five years. A participant’s final average compensation is his or her average annual compensation, including salary, wages, overtime, bonuses and incentive compensation, for the five consecutive years in the last ten years that produce the highest average.

Non-Qualified Defined Benefit Plan. The Non-Qualified Defined Benefit Plan is designed to provide special supplemental retirement benefits to participants under the tax-qualified Pension Plan. The Non-Qualified Defined Benefit Plan is an unfunded, excess benefit plan maintained for the purpose of providing deferred compensation to certain highly compensated employees, including the NEOs (other than Mr. Greene). The primary purpose of this Plan is to supplement the benefits payable to participants under the Pension Plan to the extent that such benefits are curtailed by application of certain limitations contained in the Code. Benefits payable under this Plan are included in the table above.

Target Pension Plan. The Corporation also maintains the Target Pension Plan, which became effective January 1, 1989. The Target Pension Plan covers certain management employees of the Corporation and participating subsidiaries as designated by its administrative committee; however, only legacy employees of SNC are eligible to participate. Under the Target Pension Plan, participants who retire either at or after age 55 with fifteen years of service under the Pension Plan, or at or after age 65, receive monthly retirement benefits equal to the greater of: (i) the difference between 55% of “final average monthly earnings” less the participant’s projected monthly benefits under the Pension Plan and 50% of the participant’s projected monthly “Social Security Benefit” as defined in the Target Pension Plan; or (ii) the difference between the monthly benefit the participant would have received under the Pension Plan, but for certain limitations imposed by the Code and the participant’s monthly benefit under the Pension Plan payable at the time the Target Pension Plan benefit commences. Benefits are payable in the form of a joint and 75% survivor annuity for married participants and a ten-year certain and life annuity for unmarried participants, and are reduced if payment commences prior to age 65. Mr. Greene is the only NEO who is a legacy employee of SNC and accordingly is the only NEO who participates in the Target Pension Plan.

Early Retirement. As discussed above, Mr. Allison and Mr. Chalk retired during 2008. Mr. King and Mr. Greene have met the requirements for early retirement under the Corporation’s pension plans; Mr. Wilson and Mr. Henson currently are not eligible for early retirement. Employees with at least 10 years of service who have attained age 55 are eligible to retire and begin receiving a reduced pension immediately. If an employee chooses to begin pension payments prior to normal retirement age, the payments are reduced based on a plan-specified reduction schedule.

2008 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
(a)	(b)	(c)	(d)	(e)	(f)
John A. Allison IV	$203,417	$203,417	$200,931	$0	$6,410,006
Kelly S. King	$206,092	$119,155	$126,804	$0	$4,070,227
W. Kendall Chalk	$108,813	$60,788	$81,158	$0	$2,583,076
Robert E. Greene	$158,649	$55,860	$46,116	$0	$1,886,973
C. Leon Wilson III	$54,983	$54,983	($461,189)	$0	$892,345
Christopher L. Henson	$86,292	$47,275	($145,462)	$0	$285,812

(1)	In accordance with SEC rules, no amounts reported in columns (b), (c) or (d) were reported as compensation in the 2008 Summary Compensation Table because such amounts do not represent above-market or preferential earnings on compensation.
(2)	No amounts previously reported in the aggregate balance at last fiscal year end column (column (f)) were previously reported as compensation to the NEOs in previous years.

Narrative to 2008 Non-Qualified Deferred Compensation Table

Non-Qualified Defined Contribution Plan. The Corporation maintains the BB&T Corporation Non-Qualified Defined Contribution Plan (the “Non-Qualified Defined Contribution Plan”). This Plan is an unfunded, excess benefit plan that provides deferred compensation to certain highly compensated employees, including the NEOs. The purpose of this Plan is to supplement the benefits under the tax-qualified BB&T 401(k) Savings Plan to the extent that such benefits are curtailed by the application of certain limits imposed by the Code (e.g., Code Section 402(g) and Code Section 415 limitations). During 2008, eligible employees were permitted to defer up to 50% of their cash compensation in the Non-Qualified Defined Contribution Plan. All cash compensation is eligible for deferral unless prohibited under Code Section 409A. Plan participants may choose deemed investments in the Non-Qualified Defined Contribution Plan that are identical to the investments offered in the tax-qualified plan with the exception that no contributions may be used to purchase BB&T Common Stock. Participants make an election upon entering this Plan regarding the timing of plan distributions. The two allowable distribution elections are distribution upon termination or distribution upon reaching age 65. The Non-Qualified Defined Contribution Plan also allows for an in-service hardship withdrawal based on facts and circumstances that meet Internal Revenue Service guidelines. This Plan also is intended to provide participants in the Corporation’s incentive compensation plans with an effective means of electing to defer, on a pre-tax basis, a portion of the payments that they are entitled to receive under such plans.

Potential Payments Upon Termination or Change of Control

The potential payments to the NEOs in the event of their termination or a change of control are discussed below. The following information generally is required to be presented as of December 31, 2008. As discussed in the “Compensation Discussion and Analysis,” BB&T has entered into Employment Agreements with each of the eleven members of Executive Management, including each of the NEOs. In connection with its participation under the Capital Purchase Program and in accordance with the EESA, prior to November 14, 2008, BB&T amended its Employment Agreements with each of the NEOs, among other things, to (a) limit the officer’s compensation so as not to exceed the amount allowable under the EESA and applicable rules and regulations, and (b) provide that any bonus or incentive compensation paid to the executive will be subject to recovery by BB&T if the payments were based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate. Several of the important provisions of these Employment Agreements are discussed in the “Compensation Discussion and Analysis” and the “Narrative to 2008 Summary Compensation Table,” both above, including the EESA-related provisions and the noncompetition and nonsolicitation conditions, which generally are a prerequisite to receiving termination payments under the Employment Agreements.

As discussed in “Compensation Discussion and Analysis—EESA, ARRA, Tax and Accounting Considerations,” on February 17, 2009, the ARRA was enacted. The ARRA includes a number of provisions that would potentially impact the following discussion, such as prohibitions on making golden parachute payments. Because the following presentation generally relates to December 31, 2008, the discussion focuses on the Employment Agreements and the other applicable agreements and arrangements in effect as of such time and therefore does not reflect the impact of the ARRA.

Retirement of Mr. Allison and Mr. Chalk. As discussed in the “Compensation Discussion and Analysis,” Mr. Allison retired from the Corporation effective December 31, 2008, and Mr. Chalk retired from the Corporation effective August 31, 2008. The following table describes the value of the benefits and awards that each is entitled to receive due to his retirement, as of the applicable retirement date.

Benefits Payable to Mr. Allison and Mr. Chalk

As of Their Respective Retirement Dates

Name	Cash or Severance Payment	Vested Pension and Supplemental Retirement Benefits(1)	Value of Outstanding Unvested Options to be Accelerated due to Termination Event(2)(3)	Value of Restricted Stock Units to be Accelerated due to Termination Event(3)(4)	Value of Pro Rata LTIP Payments (3)(5)	Welfare Benefits	Outplacement Benefits	Total
John A. Allison IV	n/a	$16,461,275	$0	$2,913,149	$2,537,713	n/a	n/a	$21,912,137
W. Kendall Chalk	n/a	$6,763,315	$0	$1,096,710	$735,736	n/a	n/a	$8,595,761

(1)	Amount includes accrued employer contributions to Mr. Allison’s and Mr. Chalk’s 401(k) Plan balances and Non-Qualified Defined Contribution Plan balances.
(2)	For Mr. Allison, each unvested stock option that is subject to acceleration has an exercise price that is greater than $27.46, which was the closing price of BB&T’s Common Stock on December 31, 2008, the date of Mr. Allison’s retirement. For Mr. Chalk, each unvested stock option that is subject to acceleration has an exercise price that is greater than $30.00, which was the closing price of BB&T’s Common Stock on August 29, 2008, the last business day before the date of Mr. Chalk’s retirement.
(3)	At his retirement, each of Mr. Allison and Mr. Chalk was over 55 years of age with over 10 years of service. Therefore, the vesting of their respective unvested stock options and performance-based restricted stock units was accelerated and each will receive pro rata LTIP payments through his date of retirement.
(4)	The projected payment of shares of common stock underlying performance-based restricted stock unit awards is subject to the Corporation’s actual performance, with the actual payment occurring at the later of the end of the applicable performance period or the Code Section 409A six-month waiting period. Accordingly, the NEOs may in fact receive all or none of the underlying shares at the end of the applicable performance period. In presenting the value of the outstanding performance-based restricted stock awards, it is assumed that the Corporation’s performance criteria would be met at the target level and that the underlying shares would be paid accordingly. For Mr. Allison, each performance-based restricted stock unit is valued at $27.46, which was the closing price of BB&T’s Common Stock on December 31, 2008, the date of Mr. Allison’s retirement. For Mr. Chalk, each performance-based restricted stock unit is valued at $30.00, which was the closing price of BB&T’s Common Stock on August 29, 2008, the last business day before the date of Mr. Chalk’s retirement.
(5)	The value presented includes the actual payments for the 2006-2008 LTIP cycle, as disclosed in column (g) of the 2008 Summary Compensation Table, and projected pro rata payments for the two other LTIP cycles that have not been completed. The projected pro rata LTIP payments are subject to the Corporation’s actual performance, with the actual payment occurring at the end of the applicable performance period, and the payments being prorated through the NEO’s date of termination. For example, the pro rata LTIP payment for the 2008-2010 LTIP cycle would be pro rated by one-third to account for the NEO’s service through December 31, 2008 and no service during 2009 and 2010. In presenting the potential pro rata LTIP payments for the three-year LTIP cycles that have not been completed, it is assumed that the Corporation’s performance criteria are met at the target level and that the LTIP payments are correspondingly made on a pro rata basis.

Accrued and Vested Benefits. Each of the NEOs has accrued various benefits and awards under the Corporation’s compensation programs, including stock-based plans and retirement and other broad-based employee benefit plans. Many of these benefits and awards are fully vested, and each of the NEOs would receive all of their vested benefits and awards if their employment with the Corporation ends for any reason. Additionally, each of Messrs. King and Greene are over 55 years of age, have more than 10 years of service with the Corporation and are “retirement eligible” and, therefore, upon the end of their employment with the Corporation each would be entitled to accelerated vesting of all outstanding unvested equity awards, pro rata LTIP payments through their date of termination, and the full balance of their respective retirement accounts, regardless of type of termination. To the extent that the vesting of any performance-based awards was accelerated in accordance with the foregoing sentence, payments under the awards would remain subject to the Corporation’s actual performance and Code Section 409A’s six-month waiting period. Any unvested awards and benefits (that are not subject to acceleration due to the NEO’s retirement eligibility and years of service) would be forfeited upon termination.

The following table describes the value of the vested benefits and awards that each of the NEOs other than Mr. Allison and Mr. Chalk would be entitled to receive following their employment with the Corporation, assuming that their employment ended on December 31, 2008. In addition, because Mr. Allison and Mr. Chalk have actually retired from the Corporation, they have been excluded from the following tables.

Vested and Accrued Benefits Payable Upon Termination on 12/31/08

Name	Cash or Severance Payment	Vested Pension and Supplemental Retirement Benefits(1)	Value of Outstanding Unvested Options to be Accelerated due to Termination Event(2)(3)	Value of Restricted Stock Units to be Accelerated due to Termination Event(3)(4)	Value of Pro Rata LTIP Payments (3)(5)	Welfare Benefits	Outplacement Benefits	Total
Kelly S. King	n/a	$9,051,490	$0	$1,669,293	$1,454,950	n/a	n/a	$12,175,733
Robert E. Greene	n/a	$5,535,865	$0	$748,669	$653,908	n/a	n/a	$6,938,442
C. Leon Wilson III	n/a	$3,119,802	$0	$0	$0	n/a	n/a	$3,119,802
Christopher L. Henson	n/a	$1,034,773	$0	$0	$0	n/a	n/a	$1,034,773

(1)	Amounts for all the NEOs include estimated accrued employer contributions to the NEOs’ 401(k) Plan balances and Non-Qualified Defined Contribution Plan balances. Mr. King is fully vested in both the qualified pension plan and the Non-Qualified Defined Benefit Plan, and his amount reflects such balances. Mr. Greene is fully vested in the Target Pension Plan and his amount reflects such balance. Messrs. Wilson and Henson are partially vested in the Non-Qualified Defined Benefit Plan and their amounts reflect such balances.
(2)	Each unvested stock option that is subject to acceleration has an exercise price that is greater than $27.46, which was the closing price of BB&T’s Common Stock on December 31, 2008, the last business day of 2008.
(3)	As described above under “Accrued and Vested Benefits,” Messrs. King and Greene are retirement eligible; therefore, the vesting of their unvested stock options and performance-based restricted stock units will be accelerated and they will receive pro rata LTIP payments through their date of termination. Because Messrs. Wilson and Henson are not retirement eligible, their unvested stock options, performance-based restricted stock units and LTIP payments are not considered “accrued and vested benefits.”
(4)	The projected payment of shares of common stock underlying performance-based restricted stock unit awards is subject to the Corporation’s actual performance, with the actual payment occurring at the end of the applicable performance period, subject to Code Section 409A’s six-month waiting period. Accordingly, the NEOs may in fact receive all or none of the underlying shares at the end of the applicable performance period. In presenting the value of the outstanding performance-based restricted stock unit awards, it is assumed that the Corporation’s performance criteria would be met at the target level and that the underlying shares would be paid accordingly. Each performance-based restricted stock unit is valued at $27.46, which was the closing price of BB&T’s Common Stock on December 31, 2008, the last business day of 2008. Termination for “Just Cause” does not trigger an acceleration event for performance-based restricted stock unit awards; therefore, there is no incremental value for the acceleration of restricted units if the NEO is terminated for “Just Cause.”
(5)	For Messrs. King and Greene, the value presented includes the actual payments for the 2006-2008 LTIP cycle, as disclosed in column (g) of the 2008 Summary Compensation Table, and projected pro rata payments for the two other LTIP cycles that have not been completed. The projected pro rata LTIP payments are subject to the Corporation’s actual performance, with the actual payment occurring at the end of the applicable performance period, and the payments being prorated through the NEO’s date of termination. For example, the pro rata LTIP payment for the 2008-2010 LTIP cycle would be pro rated by one-third to account for the NEO’s service through December 31, 2008 and no service during 2009 and 2010. In presenting the potential pro rata LTIP payments for three-year LTIP cycles that have not been completed, it is assumed that the Corporation’s performance criteria are met at the target level and that the LTIP payments are correspondingly made on a pro rata basis. Termination for “Just Cause” does not trigger the payment of LTIP awards; therefore, there is no incremental value for an LTIP payment award if the NEO is terminated for “Just Cause.”

Termination for Just Cause. The Corporation and Branch Bank have the right under the Employment Agreements to terminate the NEO’s employment at any time for “Just Cause” (which is generally defined as dishonesty, commission of a felony or willful disobedience). If the Corporation or Branch Bank terminates an NEO’s employment for “Just Cause,” the NEO will not have the right to receive any compensation or other benefits under the Employment Agreement for any period after such termination other than compensation that is earned but unpaid, unreimbursed expenses, and accrued and vested benefits.

Termination for Other than Just Cause. If a NEO’s employment is terminated by the Corporation or Branch Bank other than for “Just Cause,” the officer will be entitled to receive monthly payments of cash compensation (including salary, bonuses and deferred compensation) equal to one-twelfth of the highest annual amount of such compensation over the past three years (“Three-Year Term Termination Compensation”) and the officer will also receive employee welfare benefits, including health care, and outplacement services for the full three-year term (or until age 65 if that is a shorter period).

In addition, if any of the NEOs are terminated by the Corporation or Branch Bank other than for “Just Cause,” the Corporation and Branch Bank will use their best efforts to accelerate vesting of any unvested benefits to which the NEO may be entitled under any stock-based or other benefit plan or arrangement to the extent permitted by the terms of such plan(s). The receipt by any of the NEOs of payments and other benefits under his Employment Agreement is subject to compliance with the noncompetition and nonsolicitation provisions of the applicable Employment Agreement, which are described above under the heading “Narrative to 2008 Summary Compensation Table—Employment Agreements.” The severance payments for a termination other than for “Just Cause” are further described in the table below.

Voluntary Termination for Good Reason. The NEOs have the right to terminate their employment voluntarily at any time for “Good Reason,” which is generally defined in the Employment Agreements to include a reduction in the NEO’s status, duties, salary or benefits. If a NEO voluntarily terminates his employment for “Good Reason,” he will be entitled to receive the “Three-Year Term Termination Compensation,” employee welfare benefits, including health care, and outplacement services for the full three-year term, and accelerated vesting of unvested benefits under employee stock and benefit plans to the extent permitted by such plans. The receipt by any of the NEOs of payments and other benefits under his Employment Agreement is subject to compliance with the noncompetition and nonsolicitation provisions of the applicable Employment Agreement, which are described above under the heading “Narrative to 2008 Summary Compensation Table—Employment Agreements.” The severance payments for this type of termination are further described in the table immediately below.

Incremental Payments Upon Involuntary Termination for Other than “Just Cause” or

Voluntary Termination for “Good Reason” Occurring on 12/31/08

Name	Cash or Severance Payment	Incremental Pension and Supplemental Retirement Benefits(1)	Value of Outstanding Unvested Options to be Accelerated due to Termination Event(2)(3)	Value of Restricted Stock Units to be Accelerated due to Termination Event(3)(4)	Value of Pro-Rata LTIP Payments (3)(5)	Welfare Benefits (6)	Outplacement Benefits	Subtotal	EESA Reduction (7)	Total
Kelly S. King	$6,647,757	$0	$0	$0	$0	$13,320	$20,000	$6,681,077	$1,389,040	$5,292,037
Robert E. Greene	$3,587,459	$0	$0	$0	$0	$13,320	$20,000	$3,620,779	$649,843	$2,970,936
C. Leon Wilson III	$3,439,133	$0	$0	$748,669	$653,908	$18,258	$20,000	$4,879,968	$2,135,792	$2,744,176
Christopher L. Henson	$3,053,748	$0	$0	$650,747	$597,197	$16,368	$20,000	$4,338,060	$3,192,501	$1,145,559

(1)	Pursuant to the terms of their respective Employment Agreements, none of the NEOs would be entitled to any additional payments for pension and supplemental retirement benefits.
(2)	Each unvested stock option that is subject to acceleration has an exercise price that is greater than $27.46, which was the closing price of BB&T’s Common Stock on December 31, 2008, the last business day of 2008. Amounts do not reflect the value of stock options as determined under provisions of Code Section 280G, as amended by the EESA and related regulations and interpretations.
(3)	As described above under “Accrued and Vested Benefits,” Messrs. King and Greene are retirement eligible; therefore, the vesting of their unvested stock options and performance-based restricted stock units will be accelerated and they will receive pro rata LTIP payments through their date of termination. Accordingly, there is no incremental value to these NEOs in connection with an involuntary termination other than for “Just Cause” or a voluntary termination for “Good Reason.”
(4)	In the event of an involuntary termination other than for “Just Cause” or a voluntary termination for “Good Reason,” the service period for the performance-based restricted stock unit awards would be waived. The projected payment of shares of common stock underlying such performance-based restricted stock unit awards is subject to the Corporation’s actual performance, with the actual payment occurring at the end of the applicable performance period, subject to Code Section 409A’s six-month waiting period. Each performance-based restricted stock unit is valued at $27.46, which was the closing price of BB&T’s Common Stock on December 31, 2008, the last business day of 2008.
(5)	The value presented includes the actual payment for the 2006-2008 LTIP cycle, as disclosed in column (g) of the 2008 Summary Compensation Table, and projected pro rata payments for the two other LTIP cycles that have not been completed. The projected pro rata LTIP payments are subject to the Corporation’s actual performance, with the actual payment occurring at the end of the applicable performance period, and the payments being pro rated through the NEO’s date of termination. For example, the pro rata LTIP payment for the 2008-2010 LTIP cycle would be pro rated by one-third to account for the NEO’s service through December 31, 2008 and no service during 2009 and 2010. In presenting the potential pro rata LTIP payments for three-year LTIP cycles that have not been completed, it is assumed that the Corporation’s performance criteria would be met at the target level and the LTIP payments correspondingly would be made on a pro rata basis.
(6)	Amounts include life and medical benefits to be paid under the applicable Employment Agreement.
(7)	Pursuant to the terms of each NEO’s Employment Agreement in effect as of December 31, 2008, the amount reflects the reduction to the NEO’s incremental payment so that such payment is not deemed an “excess parachute payment” under the EESA.

Change of Control. The Employment Agreements provide that if the NEO’s employment is terminated for any reason (other than for “Just Cause” or on account of the death of the NEO) within twelve months after a “Change of Control” (as defined below) of the Corporation or Branch Bank, the NEO will be entitled to receive the termination compensation and the other benefits described above under “Voluntary Termination for Good Reason.” However, in the event of a termination in connection with a Change of Control, the NEO generally will not be required to comply with the noncompetition and nonsolicitation provisions of the applicable Employment Agreement, which are described above under the heading “Narrative to 2008 Summary Compensation Table—Employment Agreements.”

A “Change of Control” is deemed to have occurred under the Employment Agreements if: (i) any person or group acquires 20% or more of the voting securities of the Corporation or Branch Bank; (ii) during any two-year period persons who were directors of the Corporation at the beginning of the two-year period cease to constitute at least two-thirds of the Corporation’s Board; (iii) the shareholders of the Corporation approve any merger, share exchange or consolidation of the Corporation with another company that would result in less than 60% of the voting securities outstanding after the merger, share exchange or consolidation being held by persons who were shareholders of the Corporation immediately prior to the merger, share exchange or consolidation; (iv) the shareholders of the Corporation approve a plan of complete liquidation or an agreement for the sale or disposition of substantially all of the Corporation’s assets; or (v) any other event occurs that the Corporation’s Board of Directors determines should constitute a Change of Control. In addition, the Corporation’s Board of Directors can determine, in its discretion, that a transaction constitutes a “Merger of Equals,” even though one or more of the above definitions of a “Change of Control” is met, and, upon such determination, the Executive Officers will not be entitled to terminate their Employment Agreement voluntarily and receive continued salary and benefits unless “Good Reason” exists. The severance payments in the event of a “Change of Control” termination are further described in the table below.

Incremental Payments Upon Involuntary Termination for a “Change of Control”

Occurring on 12/31/08

Name	Cash or Severance Payment	Incremental Pension and Supplemental Retirement Benefits(1)	Value of Outstanding Unvested Options to be Accelerated due to Termination Event(2)(3)	Value of Restricted Stock Units to be Accelerated due to Termination Event(3)(4)	Value of Pro-Rata LTIP Payments (3)(5)	Welfare Benefits (6)	Outplacement Benefits	Subtotal	EESA Reduction (7)	Total
Kelly S. King	$6,647,757	$0	$0	$0	$0	$13,320	$20,000	$6,681,077	$1,389,040	$5,292,037
Robert E. Greene	$3,587,459	$0	$0	$0	$0	$13,320	$20,000	$3,620,779	$649,843	$2,970,936
C. Leon Wilson III	$3,439,133	$0	$0	$748,669	$526,930	$18,258	$20,000	$4,752,990	$2,008,814	$2,744,176
Christopher L. Henson	$3,053,748	$0	$0	$650,747	$486,630	$16,368	$20,000	$4,227,493	$3,081,934	$1,145,559

(1)	Pursuant to the terms of their respective Employment Agreements, none of the NEOs would be entitled to any additional payments for pension and supplemental retirement benefits.
(2)	Each unvested stock option that is subject to acceleration has an exercise price that is greater than $27.46, which was the closing price of BB&T’s Common Stock on December 31, 2008, the last business day of 2008. Amounts do not reflect the value of stock options as determined under provisions of Code Section 280G, as amended by the EESA and related regulations and interpretations.
(3)	As described above under “Accrued and Vested Benefits,” Messrs. King and Greene are retirement eligible; therefore, the vesting of their unvested stock options and performance-based restricted stock units will be accelerated and they will receive pro rata LTIP payments through their date of termination, regardless of the type of termination. Accordingly, there is no incremental value to these NEOs in the event of a termination in connection with a “Change of Control.”
(4)	In the event of a termination in connection with a “Change of Control,” the performance criteria for the performance-based restricted stock unit awards would be waived and the underlying shares of BB&T Common Stock would become immediately payable at the target level for each award.
(5)	The value presented includes the target payment for the 2006-2008 LTIP cycle and projected pro rata payments for the two other LTIP cycles that have not been completed. In the event of a termination in connection with a “Change of Control,” the NEO’s LTIP payment for the three-year LTIP cycles that have not been completed payment equals 100% of such NEO’s target for the applicable LTIP performance cycle, with the Corporation’s performance target deemed attained as of the date of the Change of Control, and such payment being prorated through the date of the Change of Control. For example, the pro rata LTIP payment for the 2008-2010 LTIP cycle would be pro rated by one-third to account for the NEO’s service through December 31, 2008 and no service during 2009 and 2010.
(6)	Amounts include life and medical benefits to be paid under the applicable Employment Agreement.
(7)	Pursuant to the terms of each NEO’s Employment Agreement in effect as of December 31, 2008, the amount reflects the reduction to the NEO’s incremental payment so that such payment is not deemed an “excess parachute payment” under the EESA.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is composed entirely of nonmanagement directors, each of whom has been determined in the Board’s business judgment to be independent based on the categorical standards for independence adopted by the Board of Directors, which include the applicable NYSE standards. The Compensation Committee is responsible for oversight and review of BB&T’s compensation and benefit plans, including administering BB&T’s executive incentive plan, fixing the compensation for the Chief Executive Officer and reviewing and approving the compensation for the other members of Executive Management.

The Compensation Discussion and Analysis section of this Proxy Statement is management’s report on the Corporation’s compensation program and, among other things, explains the material elements of the compensation paid to the Chief Executive Officer and the other NEOs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

As required by the EESA, the Compensation Committee certifies that it has reviewed with senior risk officers the Senior Executive Officer incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage the Senior Executive Officers to take unnecessary and excessive risks that threaten the value of the financial institution.

Submitted by the Compensation Committee of the Board of Directors, whose current members are:

Tom D. Efird, Chair	Ronald E. Deal
Jennifer S. Banner	Jane P. Helm
Nelle R. Chilton	Thomas N. Thompson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The directors who constituted the Compensation Committee during some or all of 2008 were Jennifer S. Banner, Nelle R. Chilton, Ronald E. Deal, Tom D. Efird, Jane P. Helm, Albert O. McCauley and Thomas N. Thompson. None of the individuals who served as a member of the Compensation Committee during 2008 were at any time officers or employees of the Corporation or any of its subsidiaries or had any relationship with the Corporation requiring disclosure under SEC regulations.

COMPENSATION OF DIRECTORS

In 2008, each non-management director of the Corporation received a $54,500 annual retainer, $50,000 in equity awards granted under the terms of the 2004 Stock Plan (see “Narrative to 2008 Director Compensation Table—Narrative to 2008 Director Compensation,” below), and $1,500 for each board and assigned committee meeting attended by the director. A chair’s fee of $10,000, $5,000 and $2,500, respectively, was paid to the Chair of the Audit Committee, the Chair of the Compensation Committee and the Chair of the Nominating and Corporate Governance Committee for such service during 2008. A director who is an employee of the Corporation or its subsidiaries is not eligible to receive any retainer or fees for service on the Board of Directors.

2008 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2)(3) ($)	Option Awards(2)(3) ($)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Jennifer S. Banner	$85,500	$7,376	$19,792	n/a	n/a	n/a	$112,668
Anna R. Cablik	74,000	7,376	19,792	n/a	n/a	n/a	101,168
Nelle R. Chilton	78,000	25,465	43,467	n/a	n/a	$4,669	151,601
Ronald E. Deal	80,500	7,376	19,792	n/a	n/a	n/a	107,668
Tom D. Efird	71,000	20,065	36,590	n/a	n/a	n/a	127,655
Barry J. Fitzpatrick	39,250	n/a	n/a	n/a	n/a	393,000	432,250
Lloyd V. Hackley	72,500	13,435	27,437	n/a	n/a	100	113,472
Jane P. Helm	75,500	7,591	20,002	n/a	n/a	n/a	103,093
John P. Howe, III	74,000	7,376	19,792	n/a	n/a	n/a	101,168
James H. Maynard	75,500	15,358	30,192	n/a	n/a	n/a	121,050
Albert O. McCauley	74,000	11,928	25,211	n/a	n/a	625	111,764
J. Holmes Morrison	75,500	10,501	18,717	n/a	n/a	5,336	110,053
Nido R. Qubein	74,000	7,376	19,792	n/a	n/a	1,125	102,293
Thomas N. Thompson	74,000	3,459	3,389	n/a	n/a	1,375	82,223
Stephen T. Williams	72,500	3,459	3,389	n/a	n/a	n/a	79,348

(1)	Neither John A. Allison IV nor Kelly S. King is included in this table because during 2008, each was an employee of the Corporation and therefore received no compensation for his service as a director. The compensation received by each of Mr. Allison and Mr. King as employees of the Corporation is shown in the 2008 Summary Compensation Table above.
(2)	In February 2008, each director received 874 restricted stock units with a grant date fair value of $23.36 for each restricted stock unit and 5,797 stock options with a grant date fair value of $3.45 for each stock option. The amounts in columns (c) and (d) reflect the dollar amount of compensation expense recognized for restricted stock unit and stock option awards for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123(R). Because compensation expense is recognized as restricted stock units and stock options vest, the compensation expense includes amounts from awards granted in 2005, 2006, 2007 and 2008. Generally, the recognition of compensation expense is spread over the five-year vesting period. However, if the individual is retirement eligible, all of the compensation expense is recognized in the year of the award, and if the individual will become retirement eligible during the vesting period, the expense is recognized over the number of years between the grant date and the time that the person will become retirement eligible. The amounts reflected in columns (c) and (d) consist of expense for options and restricted stock units received in 2005, 2006, 2007 and 2008 as follows (BB&T began issuing restricted stock units to directors in 2007):

Name	2005	2006	2007—RSU	2007—Options	2008—RSU	2008—Options
Jennifer S. Banner	$4,404	$7,000	$3,917	$4,999	$3,459	$3,389
Anna R. Cablik	4,404	7,000	3,917	4,999	3,459	3,389
Nelle R. Chilton	4,404	11,337	9,369	11,957	16,097	15,768
Ronald E. Deal	4,404	7,000	3,917	4,999	3,459	3,389
Tom D. Efird	4,404	10,157	7,997	10,206	12,069	11,822
Barry J. Fitzpatrick	n/a	n/a	n/a	n/a	n/a	n/a
Lloyd V. Hackley	4,404	8,119	5,909	7,542	7,526	7,372
Jane P. Helm	4,404	7,000	3,917	4,999	3,674	3,599
John P. Howe, III	4,404	7,000	3,917	4,999	3,459	3,389
James H. Maynard	4,404	8,795	6,565	8,380	8,793	8,614
Albert O. McCauley	4,404	7,530	5,364	6,846	6,564	6,430
J. Holmes Morrison	n/a	7,000	4,822	6,154	5,679	5,563
Nido R. Qubein	4,404	7,000	3,917	4,999	3,459	3,389
Thomas N. Thompson	n/a	n/a	n/a	n/a	3,459	3,389
Stephen T. Williams	n/a	n/a	n/a	n/a	3,459	3,389

(3)	The outstanding options and restricted stock units for each director as of December 31, 2008 were as follows:

Name	Options	Restricted Stock Units
Jennifer S. Banner	19,791	1,327
Anna R. Cablik	18,071	1,327
Nelle R. Chilton	33,966	1,327
Ronald E. Deal	52,703	1,327
Tom D. Efird	29,625	1,327
Barry J. Fitzpatrick	0	0
Lloyd V. Hackley	52,355	1,327
Jane P. Helm	32,548	1,327
John P. Howe, III	19,791	1,327
James H. Maynard	52,886	1,327
Albert O. McCauley	54,637	1,327
J. Holmes Morrison	101,836	1,327
Nido R. Qubein	52,529	1,327
Thomas N. Thompson	5,797	874
Stephen T. Williams	5,797	874

The outstanding options and restricted stock units consist of options that were granted to directors in 2005, 2006, 2007 and 2008 as well as unexercised options that were received prior to 2005 as a result of a director deferring all or a portion of his or her fees into the BB&T Amended and Restated Non-Employee Directors’ Deferred Compensation Plan (the “Directors’ Plan”). The outstanding options for Mr. Morrison consist of options granted to him while he was an employee of Branch Bank (through July 2005) and the annual grants to directors in 2006, 2007 and 2008.
(4)	No amounts are recorded in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column because (i) directors do not have a “Directors’” pension plan, (ii) directors do not participate in BB&T’s Pension Plan, and (iii) the earnings on the Directors’ Plan were not above-market.
(5)	All other compensation consists of:
(a)	Payment to Ms. Chilton of $4,669 for fees paid to serve as a local advisory board member for Charleston, WV.
(b)	Payment to Mr. Fitzpatrick of $393,000 under a Consulting Agreement as described below in the “Narrative to Director Compensation Table.” The Consulting Agreement terminated on June 30, 2008. Upon termination of this Consulting Agreement, Mr. Fitzpatrick began receiving board fees.
(c)	Payment to Mr. Hackley of $100 for fees paid to serve as a local advisory board member for Chapel Hill, NC.
(d)	Payment to Mr. McCauley of $625 for fees paid to serve as a local advisory board member for Fayetteville, NC.
(e)	Payments to Mr. Morrison of $5,336 for fees paid to serve as a local advisory board member for Charleston, WV.
(f)	Payment to Mr. Qubein of $625 for fees paid to serve as a local advisory board member for High Point, NC, and a $500 payment to the Nido Qubein Associates Scholarship Fund.
(g)	Payment to Mr. Thompson of $1,375 for fees paid to serve as a local advisory board member for Owensboro, KY.

Narrative to 2008 Director Compensation Table

State/Local Advisory Board Service. During 2008, and in addition to service on the Corporation’s Board, six directors served as members of state and/or local advisory boards of Branch Bank and received compensatory fees for such service, as described in footnote (5) to the 2008 Director Compensation Table above.

Non-Employee Directors’ Deferred Compensation Plan. The Corporation maintains the BB&T Amended and Restated Non-Employee Directors’ Deferred Compensation Plan, which was originally adopted in 1997 (the “Directors’ Plan”). Prior to January 1, 2005, the Directors’ Plan consisted of two subplans, the Deferred Compensation Subplan and the Stock Option Subplan, which permitted participating directors to defer payment of all or a portion of their annual directors’ compensation by investing such compensation in a deferred savings account and/or in nonqualified options to acquire BB&T Common Stock. Based on shareholder approval of the 2004 Stock Plan and the recommendation of the Compensation Committee, the Board of Directors amended the Directors’ Plan in February 2005 to terminate future investments under the Stock Option Subplan effective as of January 1, 2005. Under the Deferred Compensation Subplan, non-employee directors may elect to defer 50% or 100% of retainer fees, meeting fees or both into a deferred savings account. Deferrals are credited with earnings based on the performance of certain investment funds selected by the participant. Deferrals are fully vested at all times and are payable in cash (in lump sum or in installments at the election of the director) upon termination of the director’s service on the Board (except for hardship withdrawals in limited circumstances). During 2008, nine non-employee directors of the Corporation participated in the Deferred Compensation Subplan.

Under the Stock Option Subplan in effect prior to January 1, 2005, non-employee directors were permitted to make an election to defer, prior to the start of the year in which fees were to be earned, 50% or 100% of their retainer fees, meeting fees, or both, and apply that percentage toward the purchase of options to acquire BB&T Common Stock. Options were granted on July 1 of each year with respect to deferred retainer fees for the calendar year and deferred meeting fees earned in the first six months of the year. Options were granted on December 31 of each year for deferred meeting fees earned in the second half of the year. The option exercise price was equal to 75% of the average market value of BB&T Common Stock on the date of purchase. “Average market value” was defined as the average of the closing price of BB&T Common Stock as reported by the NYSE for the period of thirty consecutive trading days prior to the date of purchase. Options granted under the Stock Option Subplan prior to January 1, 2005 may be exercised during the period beginning on a date six months after the date of purchase and ending on the date ten years from the date of grant. In addition, all outstanding options acquired under the Stock Option Subplan become fully exercisable in the event of a change of control of the Corporation. Options purchased under the Stock Option Subplan are non-transferable except in the case of transfers by gift to immediate family members or related entities with approval of the Compensation Committee or its designee. On December 31, 2008, eight non-employee directors of the Corporation held, in the aggregate and subject to the Stock Option Subplan, options to acquire 202,921 shares of BB&T Common Stock at an average weighted exercise price of $26.04 per share.

Director Equity Awards. The Corporation maintains the 2004 Stock Plan, which provides for the grant of equity-based awards, including stock options and restricted stock units, to directors of the Corporation (as well as to eligible employees of the Corporation, including the NEOs). Historically, the Board of Directors has provided equity awards to its non-management members as a way of further aligning the interests of the Board with those of the shareholders. For non-employee directors serving during 2008, the Board approved $50,000 in the value of equity-based compensation paid to directors under the 2004 Stock Plan, with 60% of the compensation issued in the form of restricted stock units and 40% issued in the form of nonqualified stock options. The calculation for compensation to be delivered to the Board is the same as for employees of the Corporation, including the NEOs. For more detail on how these amounts are calculated, please see “Compensation Discussion and Analysis—Components of Executive Compensation—Incentive Stock Awards.”

BB&T’s 2008 stock option and restricted stock unit awards made to members of the Board of Directors vest 20% per year on each of the first five anniversaries of the date of grant. The exercise price for each stock option grant in 2008, including each award to non-employee members of the Board, was the market closing price on the date of grant. The option term for such option is ten years. Each restricted stock unit relates to a contingent share of BB&T Common Stock that is not earned or issued until the vesting criteria are met.

If a non-employee director’s board service is terminated due to retirement, disability or death, all options and restricted stock units granted to the director become fully vested (and exercisable, in the case of options) as of the date of retirement, disability or death. All such options may be exercised in whole or in part over the remaining term of each such option and all such restricted stock units would be issuable as shares of BB&T Common Stock. If board service is terminated for any other reason, then all vested options on the date of termination would be exercisable by the former director for a period of thirty days after the date of termination, and all unvested options and restricted stock units outstanding as of the date of termination would be forfeited.

In the event of a change of control of the Corporation, all outstanding, unvested options granted to non-employee directors would become fully vested and exercisable pursuant to the terms of each such option. Similarly, upon a change of control of the Corporation, all unvested restricted stock units would become fully vested and a corresponding number of shares of BB&T Common Stock would be issuable to each director holding such restricted stock units.

Consulting Agreements. Mr. Deal and Mr. Qubein have executed consulting agreements with the Corporation to provide business development consulting services for a period of ten years following their retirement. See “Transactions with Executive Officers and Directors—Transactions with Affiliates” below. They will receive a sum equal to the annual retainer paid to the Corporation’s directors in effect at the time they begin such service. Such directors have agreed not to serve as directors of, or advisers to, businesses that compete with the Corporation and its subsidiaries during the time they serve as consultants to the Corporation. Payments made to Mr. Deal under his consulting agreement will not begin until he retires from the Board of Directors. Code Section 409A may limit the ability of a non-employee director who provides consulting services to receive payments, such as restricted stock unit awards, on account of retirement.

Mr. Fitzpatrick, a director of the Corporation, has entered into an arrangement pursuant to which he provides certain consulting services for Branch Bank. See “Transactions with Executive Officers and Directors—Agreements with Mr. Fitzpatrick” below.

Other Compensation Arrangements. Mr. Fitzpatrick, a director of the Corporation, receives payment from the Corporation pursuant to a deferred compensation arrangement that Mr. Fitzpatrick had previously entered into with First Virginia, which merged into the Corporation in 2003. As a result of that merger, the Corporation became responsible for the payment of the deferred compensation due Mr. Fitzpatrick by First Virginia. Under the terms of the deferred compensation arrangement, Mr. Fitzpatrick, as a former key employee of First Virginia, is entitled to receive fifteen annual payments of $98,913, with the first annual payment having been made in February 2005. See also “Transactions with Executive Officers and Directors—Agreements with Mr. Fitzpatrick” below.

TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

Loans to Executive Officers and Directors

A number of the Corporation’s directors, members of Executive Management, including the NEOs, and their associates are customers of the Corporation’s bank subsidiaries. All extensions of credit made to them are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and do not involve more than normal risk of collectibility or present other unfavorable features. None of such credits are past due or are classified as non-accrual, restructured or potential problem loans.

Agreement on behalf of Mr. Morrison

In connection with the merger of One Valley Bancorp, Inc. into the Corporation in 2000, the Corporation agreed in the merger agreement that J. Holmes Morrison, a director, would be named to the Corporation’s Board of Directors to serve for so long as he is elected and qualifies, subject to the right of removal for cause, and that Mr. Morrison would be appointed to serve on the Executive and Risk Management Committee during such tenure.

Agreements with Mr. Fitzpatrick

Employment Agreement. In connection with the merger of First Virginia into the Corporation, Barry J. Fitzpatrick, a director, entered into an employment agreement with Branch Bank, effective July 1, 2003 (the “Fitzpatrick Agreement”), to be employed as Chief Executive Officer of Virginia Operations of Branch Bank. The Fitzpatrick Agreement, as amended, provided for a five-year term, unless Mr. Fitzpatrick elected to become a consultant to Branch Bank, in which case the Fitzpatrick Agreement would terminate. Under the terms of the Fitzpatrick Agreement, Mr. Fitzpatrick was entitled to receive, while an employee, an annual base salary at least equal to $780,000 and an annual bonus, grants of stock options and other benefits generally on the same basis as similarly situated officers. As discussed below, effective March 1, 2004, Mr. Fitzpatrick elected to become a consultant, thus terminating the Fitzpatrick Agreement. Mr. Fitzpatrick’s consulting agreement terminated on June 30, 2008, the date preceding the fifth anniversary of the First Virginia merger.

Pursuant to the Fitzpatrick Agreement, Mr. Fitzpatrick received (i) a one-time lump sum in the amount of $525,000 from Branch Bank, in partial payment for noncompetition and other covenants set forth in the Fitzpatrick Agreement and (ii) a payment sufficient on an after-tax basis to pay up in full an existing life insurance policy. The noncompetition covenants provided that Mr. Fitzpatrick was prohibited from engaging, directly or indirectly, in the banking or financial services business anywhere in Virginia and Maryland, or in any county contiguous to Virginia, the District of Columbia, and the counties in Tennessee in which Johnson City, Bristol and Kingsport are located, and any counties contiguous to those counties, subject to certain time limitations. Mr. Fitzpatrick was also prohibited from soliciting any depositors or customers of Branch Bank or its related entities or inducing any employees of Branch Bank or its related entities to terminate their employment with Branch Bank or its related entities for a period of two years following Mr. Fitzpatrick’s termination of employment with Branch Bank. If any of the amounts payable under the Fitzpatrick Agreement or Mr. Fitzpatrick’s Special Pay Agreement (described below) were subject to excise tax under Section 4999 of the Code, or if any interest or penalties are incurred by Mr. Fitzpatrick with respect to the excise tax, Branch Bank would have been obligated to provide Mr. Fitzpatrick with an additional payment in an amount sufficient to pay the excise tax, plus any penalties or interest, plus an additional amount to satisfy any tax, plus any penalties or interest due on the amount so paid.

Consulting Agreement. As noted above, effective March 1, 2004, Mr. Fitzpatrick relinquished his employment with Branch Bank and became an independent consultant, pursuant to which he was obligated to render services in the nature of customer and community relations, business development, employee relations and general advice and assistance relating to Branch Bank’s customers and employees and to the growth and development in the Northern Virginia area of the business of Branch Bank. These services were to be rendered at times and on a schedule determined by Mr. Fitzpatrick that was reasonably convenient to both Branch Bank and Mr. Fitzpatrick. The consulting period ended on June 30, 2008, the date preceding the fifth anniversary of the First Virginia merger. During the consulting period, in consideration of covenants not to compete made in the Fitzpatrick Agreement and as compensation for consulting services, Mr. Fitzpatrick received monthly amounts equal to his monthly base salary in effect at the time his employment ended, plus health and life insurance benefits comparable to the group employee benefits that Branch Bank provides for its officers, at a cost to Mr. Fitzpatrick no greater than the cost to such officers.

Board of Directors. Following the First Virginia merger, Mr. Fitzpatrick was named to the Corporation’s Board of Directors and to the Executive and Risk Management Committee to serve for a period of five years, so long as he is elected and qualifies, subject to the right of removal for cause. This obligation expired on June 30, 2008 and Mr. Fitzpatrick’s nomination to serve as a director for a one-year term expiring at the Annual Meeting of Shareholders in 2010 is unrelated to such commitment.

Special Pay Agreement. In connection with the First Virginia merger, the Corporation also entered into a Special Pay Agreement with Mr. Fitzpatrick, dated January 20, 2003. In settlement of its obligations to Mr. Fitzpatrick under his then-existing employment agreement with First Virginia, Mr. Fitzpatrick was paid a one-time lump sum in the amount of $3,601,200.

Transactions with Affiliates

The Corporation has entered into a consulting services contract with Creative Services, Inc., an international management consulting firm owned by the children of Nido R. Qubein, a director of the Corporation, under which Creative Services, Inc. advises management by providing organizational development expertise, including the conceptualization and creation of integrated corporate employee training materials and programs. Creative Services, Inc. was paid $408,163 under this contract in 2008. Management believes this contract is on terms as favorable as could have been obtained from other non-affiliated parties. Creative Services, Inc. will continue to provide consulting services to the Corporation in 2009 under the terms of its existing contract with the Corporation.

See also “Consulting Agreements” above.

PROPOSAL 3—APPROVAL OF AN ADVISORY PROPOSAL REGARDING BB&T’S

OVERALL PAY-FOR-PERFORMANCE EXECUTIVE COMPENSATION PROGRAM

The Board of Directors and Executive Management believe that BB&T’s executive compensation program, as described in the Compensation Discussion and Analysis, reflects a pay-for-performance culture at BB&T that is rooted in the Corporation’s values. The Board and Executive Management believe that the executive compensation program is rational and effective in that it aligns the interests of the executives with both the short and long-term interests of BB&T’s shareholders. In accordance with the EESA and the ARRA, BB&T is providing shareholders with the right to cast an advisory vote on BB&T’s executive compensation program at the Annual Meeting of Shareholders in 2009.

This proposal, commonly known as a “Say on Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse BB&T’s executive compensation program through the following resolution:

“Resolved, that the shareholders approve BB&T’s overall pay-for-performance executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives and other materials in this Proxy Statement.”

Because this vote is advisory, it will not be binding upon the Board. However, the Compensation Committee of the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors asks that shareholders consider the following:

•

BB&T has managed the financial crisis better than its peers. In 2008, BB&T achieved superior earnings per share, return on assets and return on common equity performance relative to its Peer Group. Please refer to the Peer Group Table set forth in the Compensation Discussion and Analysis. These are the corporate performance measures that BB&T uses in its pay-for-performance executive compensation program.

•

BB&T’s Executive Management will not receive a 2008 bonus. Despite corporate performance that was superior to its Peer Group, because BB&T did not achieve the 2008 earnings per share threshold established by the Compensation Committee, Executive Management (which includes the NEOs) did not receive a 2008 bonus under the Bonus Plan. For 2008, a year when the majority of BB&T’s Peer Group returned meaningful losses to their shareholders, BB&T produced GAAP earnings per share of $2.71 and cash basis operating earnings per share of $2.60.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF BB&T’S OVERALL PAY-FOR-PERFORMANCE EXECUTIVE COMPENSATION PROGRAM, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND THE OTHER MATERIALS IN THIS PROXY STATEMENT.

PROPOSAL 4—RATIFICATION OF PRICEWATERHOUSECOOPERS LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009

The Audit Committee of the Board of Directors has engaged the firm of PricewaterhouseCoopers LLP as its independent registered public accounting firm to examine the financial statements of the Corporation and certain of its subsidiaries for the year 2009, and to report on the consolidated balance sheets, statements of income and other related statements of the Corporation and its subsidiaries. The Corporation’s shareholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP for 2009. PricewaterhouseCoopers LLP has served as the independent registered public accounting firm for the Corporation since March 19, 2002. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to questions posed by the shareholders. If shareholders do not ratify the decision of the Audit Committee to reappoint PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2009, the Audit Committee will reconsider its decision.

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE “FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS BB&T’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

FEES TO AUDITORS

The following table shows the aggregate fees billed to the Corporation for professional services by PricewaterhouseCoopers LLP for fiscal years 2008 and 2007:

	Fiscal Year 2008	Fiscal Year 2007(1)
Audit Fees	$5,435,000	$5,305,000
Audit-Related Fees	1,227,000	1,191,000
Tax Fees	315,000	390,000
All Other Fees	3,000	30,000

Total	$6,980,000	$6,916,000

(1)	The 2007 audit fees have been revised from the amounts presented in last year’s proxy statement to reflect the actual amounts billed for the related services. The 2007 proxy statement originally reported audit fees of $5,098,000.

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of the Corporation’s consolidated financial statements for fiscal years 2008 and 2007, for the reviews of the financial statements included in the Corporation’s quarterly reports on Form 10-Q during fiscal years 2008 and 2007, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for other attest engagements under professional auditing standards, accounting and reporting consultations, internal control-related matters and audits of employee benefit plans.

Tax Fees. This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent registered public accounting firm for tax compliance, tax planning and tax advice. Of these amounts, there were no fees related to tax compliance services for review of federal and state tax returns for 2008 or 2007.

All Other Fees. This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by the independent registered public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” The fees shown in this category for 2008 were for research software licensing and for 2007 were for research software and automated workpapers licensing.

The Audit Committee considered the compatibility of the non-audit-related services performed by and fees paid to PricewaterhouseCoopers LLP in 2008 and the proposed non-audit-related services and fees for 2009 and determined that such services and fees are compatible with the independence of PricewaterhouseCoopers LLP. During 2008 and 2007, PricewaterhouseCoopers LLP did not use any leased personnel in connection with the audit.

PROPOSAL 5—SHAREHOLDER PROPOSAL RELATING TO MAJORITY VOTING

The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001, beneficial owner of 8,892 shares of BB&T Common Stock, has submitted the following proposal. The Board of Directors recommends a vote “AGAINST” this proposal.

Director Election Majority Vote Standard Proposal

RESOLVED: That the shareholders of BB&T Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

SUPPORTING STATEMENT: In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, a strong majority of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett-Packard, Morgan Stanley, Home Depot, Gannett, Marathon Oil, and Pfizer have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of this proposal submission, our Company and its board had not taken either action.

We believe that a post election director resignation policy without a majority vote standard in company governance documents is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then take action to develop a post election procedure to address the status of directors that fail to win election. A majority vote standard combined with a post election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post election role in determining the continued status of an unelected director. We urge the Board to take this important step of establishing a majority vote standard in the Company’s governance documents.

*  *  *  *  *

Statement of the Board of Directors in Opposition to the Shareholder Proposal

The Board of Directors believes that the Proponent’s proposal is not in the best interests of BB&T and its shareholders and recommends a vote “AGAINST” the proposal.

BB&T’s directors currently are elected by a plurality voting standard, meaning that those nominees for election to the Board of Directors who receive the most “FOR” votes are elected to the Board. The Board believes that a plurality vote standard is an effective and flexible method of providing shareholders with a meaningful role in the election of directors. Plurality voting for director elections is the default standard under North Carolina corporate law and the standard under the corporate law of more than 40 other states. Therefore, the Board believes plurality voting is familiar to, and well understood by, shareholders. Plurality voting is used by corporations that have been identified as leaders in corporate governance reforms. The proposal would alter this longstanding and widespread director election voting procedure.

BB&T’s current plurality voting approach also avoids any adverse consequences that could occur under a majority voting standard, as advocated by the Proponent. If adopted, the proposal would ultimately require directors to be elected by a majority (over 50 percent) of the votes cast at annual shareholders’ meetings. Accordingly, nominees who receive less than 50 percent of the votes cast would not be elected. Under North Carolina law, a director serves until a successor is elected and qualified, so an incumbent director who does not receive a majority of the votes cast would nevertheless continue to serve as a director because no successor was elected. BB&T’s bylaws would permit the Board of Directors to fill the vacancy resulting from a failed election. As a result, a majority voting standard effectively reduces the shareholders’ ability to control the election of directors because any replacement of the “holdover” director would likely be decided by the Board of Directors, and not by the shareholders. In addition, vacancies resulting from the adoption of a majority voting standard could destabilize the Board and leave BB&T unable to meet NYSE and SEC director independence and financial literacy requirements. The retention of a plurality voting standard provides a clear roadmap for uncontested director elections.

The Board of Directors also asks that shareholders not underestimate the impact of a significant “WITHHOLD” vote under the current plurality voting standard. If a member or members of the Board of Directors were to receive a significant “WITHHOLD” vote in the director election as part of the Annual Meeting of Shareholders, the Board would take that into serious consideration in determining whether such director or directors should be nominated for election the following year. As noted elsewhere in this Proxy Statement, BB&T’s entire slate of directors is up for election on an annual basis.

Given the possible uncertainty of electing directors by a majority of votes cast, the Board of Directors believes that the adoption of this proposal has the potential to reduce all shareholders’ ability to choose who will serve as a director and unnecessarily complicate the election of directors. The Board does not believe that these results are beneficial to shareholders or an improvement over the current plurality voting system. BB&T and the Board of Directors are committed to good governance practices and have implemented a variety of measures, which are discussed elsewhere in this Proxy Statement, to further BB&T’s culture of strong corporate governance. The Board intends to continue to follow and evaluate developments in this area and to consider carefully whether further changes to BB&T’s corporate governance policies are appropriate and in the best interests of BB&T and its shareholders.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “AGAINST” PROPOSAL 5.

OTHER MATTERS

Proposals for 2010 Annual Meeting

Under SEC regulations, any shareholder desiring to make a proposal to be acted upon at the 2010 Annual Meeting of Shareholders must present such proposal to the Corporation at its principal office in Winston-Salem, North Carolina by November 13, 2009 for the proposal to be considered for inclusion in the Corporation’s proxy statement.

In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder even if the proposal is not to be included in the Corporation’s proxy statement, BB&T’s bylaws, as amended effective October 23, 2007, provide that the shareholder must give timely notice in writing to the Secretary of the Corporation at least sixty days but no more than ninety days in advance of the first anniversary of the notice date of the Corporation’s proxy statement for the preceding year’s annual meeting. Additional time limitations apply in the event of special meetings or annual meetings that are advanced by more than thirty days or delayed by more than sixty days from the first anniversary date of the prior year’s annual meeting. A proxy may confer discretionary authority to vote on any matter at an annual meeting if the Corporation does not receive proper notice of the matter within the time frame described above.

As to each matter, the notice must contain (in addition to any information required by applicable law): (i) the name and address of the shareholder who intends to present the proposal and the beneficial owner, if any, on whose behalf the proposal is made; (ii) the number of shares of each class of capital stock of the Corporation owned by the shareholder and such beneficial owner; (iii) a description of the business proposed to be introduced to the shareholders; (iv) any material interest, direct or indirect, which the shareholder or beneficial owner may have in the business described in the notice; and (v) a representation that the shareholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal.

Shareholder nominations for director must comply with the notice and informational requirements described above for other shareholder proposals, as well as additional information that would be required under applicable SEC proxy rules. See also “Corporate Governance Matters—Director Nominations” above.

Other Business

The Board knows of no other matter to come before the Annual Meeting. However, if any other matter requiring a vote of the shareholders arises, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors

John A. Allison IV
Chairman

Kelly S. King President and Chief Executive Officer

Dated: March     , 2009

APPENDIX

BB&T CORPORATION

AMENDED AND RESTATED

2004 STOCK INCENTIVE PLAN

•  Effective April 27, 2004

•  Amended and Restated on October 23, 2007

•  Amendments executed on October 28, 2008, February 24, 2009 and February 24, 2009 (effective as of April 28, 2009 if approved by the shareholders)

APPENDIX

ARTICLE I

1.01	Administrator	A-1
1.02	Affiliate	A-1
1.03	Agreement	A-1
1.04	Award	A-1
1.05	BB&T	A-1
1.06	Board	A-1
1.07	Code	A-1
1.08	Committee	A-1
1.09	Common Stock	A-2
1.10	Covered Employee	A-2
1.11	Director	A-2
1.12	Disability or Disabled	A-2
1.13	Displacement	A-2
1.14	Employee	A-2
1.15	Exchange Act	A-2
1.16	Fair Market Value	A-2
1.17	Freestanding SAR	A-2
1.18	Incentive Option	A-3
1.19	Independent Contractor	A-3
1.20	Nonqualified Option	A-3
1.21	Option	A-3
1.22	Participant	A-3
1.23	Performance Award	A-3
1.24	Performance Measures	A-3
1.25	Performance Share	A-3
1.26	Performance Unit	A-3
1.27	Phantom Stock Award	A-3
1.28	Plan	A-3
1.29	Related SAR	A-3
1.30	Restricted Award	A-4
1.31	Restricted Stock Award	A-4
1.32	Restricted Stock Unit	A-4
1.33	Retirement	A-4
1.34	SAR	A-4
1.35	Section 409A	A-4
1.36	Securities Act	A-4
1.37	Separation from Service	A-4
1.38	Specified Employee	A-4

(i)

APPENDIX

	ARTICLE II PURPOSES	A-4

ARTICLE III
ADMINISTRATION

3.01	General	A-5
3.02	Authority of Administrator	A-5
3.03	Delegation of Authority	A-6

ARTICLE IV
PARTICIPATION

4.01	General	A-7
4.02	Grants; Award Agreements	A-7

ARTICLE V
SHARES SUBJECT TO PLAN AND AWARD LIMITATIONS

5.01	Shares Available for Awards	A-7
5.02	Shares Not Subject to Limitations	A-8
5.03	Adjustments	A-8

ARTICLE VI
OPTIONS
6.01	Grant of Options	A-9
6.02	Date of Grant	A-9
6.03	Option Price	A-9
6.04	Option Period; Exercise of Options	A-9
6.05	No Deferral Feature	A-10
6.06	Exercise of Options	A-10
6.07	Payment	A-10
6.08	Nontransferability	A-11
6.09	Disqualifying Dispositions	A-11

ARTICLE VII
STOCK APPRECIATION RIGHTS

7.01	Grant of SARs	A-11
7.02	Related SARs	A-11
7.03	Freestanding SARs	A-11
7.04	Date of Grant	A-12
7.05	No Deferral Feature	A-12
7.06	Exercise of SARs	A-12
7.07	Payment Upon Exercise	A-12
7.08	Nontransferability	A-12

ARTICLE VIII
RESTRICTED AWARDS

8.01	Grant of Restricted Awards	A-13
8.02	Vesting of Restricted Awards	A-13
8.03	Forfeiture of Restricted Awards	A-13
8.04	Shareholder Rights; Share Certificates	A-13

(ii)

APPENDIX

8.05	Time and Form of Payment	A-13
8.06	Payments to Specified Employees	A-14
8.07	No Acceleration	A-14
8.08	Nontransferability	A-14

ARTICLE IX PERFORMANCE AWARDS

9.01	Grant of Performance Awards	A-14
9.02	Performance Awards	A-15
9.03	Vesting of Performance Awards	A-15
9.04	Time and Form of Payment	A-15
9.05	Payments to Specified Employees	A-15
9.06	No Acceleration	A-15
9.07	Forfeiture of Performance Awards	A-15
9.08	Nontransferability	A-16

ARTICLE X
PHANTOM STOCK AWARDS

10.01	Grant of Phantom Stock Awards	A-16
10.02	Phantom Stock Award	A-16
10.03	Vesting of Phantom Stock Awards	A-16
10.04	Amount of Payment	A-16
10.05	Time and Form of Payment	A-16
10.06	Payments to Specified Employees	A-16
10.07	No Acceleration	A-17
10.08	Nontransferability	A-17

ARTICLE XI
	DIVIDENDS AND DIVIDEND EQUIVALENTS	A-17

ARTICLE XII
	EFFECT OF TERMINATION	A-17

ARTICLE XIII
	COMPLIANCE WITH LAWS; RESTRICTIONS ON AWARDS AND SHARES	A-17

ARTICLE XIV
AMENDMENT AND TERMINATION OF THE PLAN

14.01	General	A-18
14.02	Adjustment of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events	A-18
14.03	Cash Settlement	A-18

ARTICLE XV
	EFFECTIVE DATE; TERM	A-19

(iii)

APPENDIX

ARTICLE XVI
GENERAL PROVISIONS

16.01	Shareholder Rights	A-19
16.02	Withholding	A-19
16.03	Section 16(b) Compliance	A-20
16.04	Code Section 162(m) Performance-Based Compensation	A-20
16.05	Section 409A	A-21
16.06	No Right or Obligation of Continued Employment or Service	A-21
16.07	Unfunded Plan; No Effect on Other Plans	A-21
16.08	Applicable Law	A-22
16.09	Deferrals	A-22
16.10	Beneficiary Designation	A-22
16.11	Gender and Number	A-22
16.12	Severability	A-22
16.13	Rules of Construction	A-22
16.14	Successors and Assigns	A-23

(iv)

APPENDIX

BB&T CORPORATION

AMENDED AND RESTATED

2004 STOCK INCENTIVE PLAN

ARTICLE I

DEFINITIONS

In addition to other terms defined herein, the following terms shall have the meanings given below:

1.01 Administrator shall mean the Board, and, upon its delegation of all or part of its authority to administer the Plan to the Committee, the Committee.

1.02 Affiliate means any employer with which BB&T would be considered a single employer under Section 414(b) and (c) of the Code, applied using 50% as the percentage of ownership required under such Code sections; provided, however, that the term “Affiliate” shall be construed in a manner in accordance with the registration provisions of applicable federal securities laws.

1.03 Agreement means an agreement (which may be in written or electronic form, in the Administrator’s discretion and which includes, as permitted under Section 409A, any amendment or supplement thereto) between BB&T and a Participant specifying the terms, conditions, and restrictions of an Award granted to the Participant in accordance with the Plan. An Agreement may also state such other terms, conditions, and restrictions, including but not limited to terms, conditions, and restrictions applicable to shares subject to an Award, as may be established by the Administrator in accordance with the Plan.

1.04 Award means, individually or collectively, a grant under the Plan of an Option (including an Incentive Option or a Nonqualified Option), a Stock Appreciation Right (including a Related SAR or a Freestanding SAR), a Restricted Award (including a Restricted Stock Award or a Restricted Unit Award), a Performance Award (including a Performance Share Award or a Performance Unit Award), a Phantom Stock Award, or any other award granted under the Plan.

1.05 BB&T means BB&T Corporation, a North Carolina corporation, or any successor thereto.

1.06 Board means the Board of Directors of BB&T.

1.07 Code means the Internal Revenue Code of 1986, as amended.

1.08 Committee means the Compensation Committee of the Board appointed to administer the Plan.

APPENDIX

1.09 Common Stock means the common stock of BB&T Corporation, $5.00 par value.

1.10 Covered Employee shall have the meaning given the term in Section 162(m) of the Code and related regulations.

1.11 Director means a member of the Board of Directors of BB&T or an Affiliate.

1.12 Disability or Disabled means:

(i) If the Participant is not covered under a disability insurance program of the Company or an Affiliate, a Participant shall be deemed to be Disabled if such Participant is determined to be totally disabled by the United States Social Security Administration and incurs a Separation from Service; or

(ii) If the Participant is covered by a disability insurance program of the Company or an Affiliate, that the Participant incurs a Separation from Service.

1.13 Displacement shall have the meaning ascribed to the term in any employment agreement, consulting agreement, or other similar agreement, if any, to which the Participant is a party; provided that any reference to “termination of employment” or “termination of service” or “severance” shall mean a Separation from Service as defined herein; or, if no such agreement applies, “displacement” shall mean the Participant’s Separation from Service due to the elimination of the Participant’s job or position without fault on the part of the Participant (as determined by the Administrator).

1.14 Employee means any person who is an employee of BB&T or any Affiliate (including entities which become Affiliates after the Effective Date of the Plan); provided, however, that with respect to Incentive Options, “Employee” means any person who is considered an employee of BB&T or any Affiliate for purposes of Treas. Reg. Section 1.421-1(h) (or any successor provision related thereto).

1.15 Exchange Act means the Securities Exchange Act of 1934, as amended.

1.16 Fair Market Value per share of the Common Stock shall be, to the extent applicable to an Award, the closing sales price per share on the New York Stock Exchange or the American Stock Exchange (as applicable) on the date an Award is granted (provided, however, that for certain 2005 Awards as determined by the Administrator, and for all 2006 Awards, such closing sales price per share shall be on the nearest trading day preceding the date the Award is granted) or other determination is made (each, a “valuation date”), or, if there is no transaction on such date, then on the trading date nearest preceding the valuation date for which closing sales price information is available. In the absence of any such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith in accordance with Section 409A.

1.17 Freestanding SAR means an SAR that is granted without relation to an Option, as provided in Article VII.

APPENDIX

1.18 Incentive Option means an Option that is designated by the Administrator as an Incentive Option and intended to meet the requirements of incentive stock options under Code Section 422 and related regulations.

1.19 Independent Contractor means an independent contractor, consultant, or advisor providing services to BB&T or an Affiliate.

1.20 Nonqualified Option means an Option that is not intended to qualify as an incentive stock option under Code Section 422 and related regulations.

1.21 Option means a stock option granted under Article VI.

1.22 Participant means an individual employed by, or providing services to, BB&T or an Affiliate who satisfies the requirements of Article IV and is selected by the Administrator to receive an Award under the Plan.

1.23 Performance Award means a Performance Share Award and/or a Performance Unit Award, as provided in Article IX.

1.24 Performance Measures mean one or more performance factors which may be established by the Administrator with respect to an Award. Performance factors may be based on such corporate, business unit or division and/or individual performance factors and criteria as the Administrator in its discretion may deem appropriate; provided, however, that, such performance factors shall be limited to one or more of the following: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation, and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on shareholders’ equity; (vii) return on investment; (viii) return on capital; (ix) improvements in capital structure; (x) expense management; (xi) profitability of an identifiable business unit or product; (xii) maintenance or improvement of profit margins; (xiii) stock price or total shareholder return; (xiv) market share; (xv) revenues or sales; (xvi) costs; (xvii) cash flow; (xviii) working capital; (xix) return on assets; (xx) economic wealth created; (xxi) strategic business criteria; and (xxii) efficiency ratio(s). Such performance factors may include or exclude extraordinary items, as determined by the Administrator.

1.25 Performance Share means an Award granted under Article IX.

1.26 Performance Unit means an Award granted under Article IX.

1.27 Phantom Stock Award means an Award granted under Article X.

1.28 Plan means the BB&T Corporation Amended and Restated 2004 Stock Incentive Plan, as it may be hereafter amended and/or restated.

1.29 Related SAR means an SAR granted under Article VII that is granted in relation to a particular Option and that can be exercised only upon the surrender to BB&T, unexercised, of that portion of the Option to which the SAR relates.

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1.30 Restricted Award means a Restricted Stock Award and/or a Restricted Stock Unit Award, as provided in Article VIII.

1.31 Restricted Stock Award means shares of Common Stock awarded to a Participant under Article VIII.

1.32 Restricted Stock Unit means a Restricted Award granted to a Participant pursuant to Article VIII.

1.33 Retirement means that a Participant has incurred a Separation from Service on or after his earliest early retirement date established under a tax-qualified retirement plan maintained by BB&T or an Affiliate in which he participates.

1.34 SAR means a stock appreciation right granted under Article VII. References to “SARs” include both Related SARs and Freestanding SARs, unless the context requires otherwise.

1.35 Section 409A means Section 409A of the Code and the guidance issued thereunder by the United States Department of the Treasury and/or Internal Revenue Service.

1.36 Securities Act means the Securities Act of 1933, as amended.

1.37 Separation from Service means a termination of employment with BB&T and all Affiliates that is a “separation from service” within the meaning of Section 409A.

1.38 Specified Employee means a “specified employee” within the meaning of Section 409A and any “specified employee” identification policy of BB&T.

ARTICLE II

PURPOSES

The Plan is intended to assist BB&T in recruiting and retaining Employees, Directors, and Independent Contractors of BB&T and its Affiliates with ability and initiative by enabling eligible individuals to contribute to and participate in BB&T’s future success and to associate their interests with those of BB&T and its shareholders. In furtherance of this purpose, the Plan authorizes the grant of Awards, including Options (including Incentive Options and Nonqualified Options), SARs (including Related SARs and Freestanding SARs), Restricted Awards (including Restricted Stock Awards and Restricted Stock Units), Performance Awards (including Performance Share Awards and Performance Unit Awards), and Phantom Stock Awards, to selected eligible individuals. The proceeds received by BB&T from the sale of Common Stock pursuant to this Plan shall be used for general corporate purposes.

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ARTICLE III

ADMINISTRATION

3.01 General. The Plan shall be administered by the Board of BB&T or, upon its delegation, by the Committee. Unless the Board determines otherwise, the Committee shall be comprised solely of two or more “non-employee directors,” as such term is defined in Rule 16b-3 under the Exchange Act, or as may otherwise be permitted under Rule 16b-3. Further, to the extent required by Section 162(m) of the Code or related regulations, the Plan shall be administered by a committee comprised of two or more “outside directors” (as such term is defined in Section 162(m) or related regulations) or as may otherwise be permitted under Section 162(m) and related regulations. For the purposes herein, the term “Administrator” shall refer to the Board and, upon its delegation to the Committee of all or part of its authority to administer the Plan, to the Committee. Notwithstanding the foregoing, the Board shall have sole authority to grant Awards to Directors who are not Employees of BB&T or its Affiliates.

3.02 Authority of Administrator. Subject to the provisions of the Plan, the Administrator shall have full and final authority in its discretion to take any action with respect to the Plan including, without limitation, the authority:

(a) to determine all matters relating to Awards, including selection of individuals to be granted Awards, the types of Awards, the number of shares of the Common Stock, if any, subject to an Award, and all terms, conditions, restrictions, and limitations of an Award;

(b) to prescribe the form or forms of the Agreements evidencing any Awards granted under the Plan;

(c) to establish, amend, and rescind rules and regulations for the administration of the Plan; and

(d) to construe and interpret the Plan, Awards, and Agreements made under the Plan, to interpret rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan.

The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. Any decision made, or action taken, by the Administrator in connection with the administration of this Plan shall be final and conclusive.

The Administrator shall also have authority, in its sole discretion (except to the extent precluded by Section 409A):

(i) to accelerate the date on which any Award which was not otherwise exercisable, vested, or earned shall become exercisable, vested, or earned in whole or in part without any obligation to accelerate such date with respect to any other Award granted to any recipient;

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(ii) to modify or extend the terms and conditions for exercise, vesting, or earning of an Award.

(iii) to specify in an Agreement that a Participant’s rights, payments, and/or benefits with respect to an Award (including but not limited to any shares issued or issuable and/or cash paid or payable with respect to an Award) shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, Separation from Service for cause; violation of BB&T or Affiliate policies; breach of non-solicitation, noncompetition, confidentiality or other restrictive covenants that may apply to the Participant; or other conduct by the Participant that is determined by the Administrator to be detrimental to the business or reputation of BB&T or any Affiliate.

(iv) to establish terms and conditions of Awards (including but not limited to the establishment of subplans) as the Administrator determines to be necessary or appropriate to conform to the applicable requirements or practices of jurisdictions outside of the United States.

In addition to action taken by meeting in accordance with applicable laws, any action of the Administrator with respect to the Plan may be taken by a written instrument signed by all of the members of the Board or Committee, as appropriate, and any such action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. No member of the Board or Committee, as applicable, shall be liable for any action or determination made in good faith with respect to the Plan, an Award, or an Agreement. The members of the Board or Committee, as applicable, shall be entitled to indemnification and reimbursement in the manner provided in BB&T’s articles of incorporation or bylaws or pursuant to applicable law. All expenses of administering this Plan shall be borne by BB&T.

3.03 Delegation of Authority. Notwithstanding the other provisions of Article III, the Administrator may delegate to a subcommittee of the Committee or one or more senior executive officers of BB&T the authority to grant Awards, and to make any or all of the determinations reserved for the Administrator in the Plan and summarized in Section 3.02 herein with respect to such Awards (subject to any restrictions imposed by applicable laws, rules, and regulations and such terms and conditions as may be established by the Administrator in accordance with the Plan); provided, however, that, to the extent required by Section 16 of the Exchange Act or Section 162(m) of the Code, the Participant, at the time of said grant or other determination, (i) is not deemed to be an officer or director of BB&T within the meaning of Section 16 of the Exchange Act; and (ii) is not deemed to be a Covered Employee. To the extent that the Administrator has delegated authority to grant Awards pursuant to this Section 3.03 to a subcommittee of the Committee or to one or more senior executive officers of BB&T, references to the Administrator shall include references to such subcommittee or such senior executive officer or officers, subject, however, to the requirements of the Plan, Rule 16b-3, Section 162(m) of the Code and other applicable laws, rules, and regulations. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

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ARTICLE IV

PARTICIPATION

4.01 General. An Award may be granted only to an individual who satisfies all of the following eligibility requirements on the date the Award is granted:

(a) The individual is either (i) an Employee of BB&T or an Affiliate, (ii) a Director of BB&T or an Affiliate, or (iii) an independent contractor providing services to BB&T or an Affiliate.

(b) With respect to the grant of Incentive Options, the individual is otherwise eligible to participate under Article IV herein, is an Employee of BB&T or an Affiliate and does not own, immediately before the time that the Incentive Option is granted, stock possessing more than 10% of the total combined voting power of all classes of stock of BB&T or an Affiliate. Notwithstanding the foregoing, an Employee who owns more than 10% of the total combined voting power of BB&T or an Affiliate may be granted an Incentive Option if the Option Price is at least 110% of the Fair Market Value of the Common Stock, and the Option Period (as defined in Section 6.03 herein) does not exceed five (5) years. For this purpose, an individual will be deemed to own stock which is attributable to him under Section 424(d) of the Code.

(c) With respect to the grant of substitute awards or assumption of awards in connection with a merger, consolidation, acquisition, reorganization, or other transaction involving BB&T or an Affiliate, the Administrator may grant Awards to non-employees upon such terms and conditions as it determines to be appropriate; provided that the recipient is otherwise eligible to receive the Award and the terms of the Award are consistent with the Plan and applicable laws, rules, and regulations (including, to the extent necessary, the federal securities laws registration provisions and Sections 409A and 424(a) of the Code).

(d) The individual, being otherwise eligible under this Section 4.01, is selected by the Administrator as a Participant in the Plan.

4.02 Grants; Award Agreements. The Administrator will designate individuals to whom Awards are to be made and will specify the number of shares of Common Stock, if any, subject to each Award and the other terms and conditions of Awards. Each Award granted under the Plan shall be evidenced by an Agreement which shall contain such terms, conditions, and restrictions as may be determined by the Administrator, subject to the terms of the Plan.

ARTICLE V

SHARES SUBJECT TO PLAN AND AWARD LIMITATIONS

5.01 Shares Available for Awards. Subject to adjustments as provided in Section 5.03, the aggregate number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall not exceed 35,000,000 (25,000,000 prior to April 24, 2007) shares of Common Stock. Shares delivered under the Plan shall be authorized but unissued shares or shares purchased on the open market or by private purchase. BB&T hereby reserves sufficient

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authorized shares of Common Stock to meet the grant of Awards hereunder. Notwithstanding any provision herein to the contrary, each of the following limitations shall apply to Awards granted under the Plan, in each case subject to adjustments pursuant to Section 5.03:

(a) The maximum number of shares of Common Stock that may be issued under the Plan pursuant to the grant of Incentive Options shall not exceed 35,000,000 (25,000,000 prior to April 24, 2007) shares;

(b) The maximum number of shares of Common Stock that may be issued under the Plan pursuant to Restricted Awards shall be 15,000,000 (5,000,000 prior to April 24, 2007) shares;

(c) In any calendar year, no Participant may be granted Options and SARs that are not related to an Option for more than 500,000 shares of Common Stock;

(d) In any calendar year, no Participant may receive shares of Common Stock pursuant to the grant of any Awards made under the Plan for more than a total of 500,000 shares of Common Stock; and

(e) In any calendar year, no Participant may receive Awards under the Plan paid in cash having an aggregate dollar value in excess of $5,000,000.

(For purposes of Section 5.01(c) and (d), an Option and Related SAR shall be treated as a single Award.)

5.02 Shares Not Subject to Limitations. The following will not be applied to the share limitations of Section 5.01 above:

(a) Dividends, including dividends paid in shares, or dividend equivalents paid in cash in connection with outstanding Awards;

(b) Awards which are settled in cash rather than the issuance of shares;

(c) Any shares subject to an Award under the Plan which Award is forfeited, cancelled, terminated, expires or lapses for any reason without the issuance of shares underlying the Award; and

(d) Any shares surrendered by a Participant or withheld by BB&T to pay the option or purchase price for an Award or used to satisfy any tax withholding requirement in connection with the exercise, vesting, or earning of an Award if, in accordance with the terms of the Plan, a Participant pays such option or purchase price or satisfies such tax withholding by either tendering previously owned shares or having BB&T withhold shares.

5.03 Adjustments. If there is any change in the outstanding shares of Common Stock because of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, combination or reclassification of the Common Stock, or if there is a similar change in the capital stock structure of BB&T affecting the Common Stock, the number of shares of Common Stock reserved for issuance under the Plan shall be correspondingly adjusted,

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and the Administrator shall make such adjustments to the terms of Awards and to any provisions of this Plan as the Administrator deems equitable to prevent dilution or enlargement of Awards or as may otherwise be advisable. Notwithstanding the foregoing, unless the Administrator determines otherwise, the issuance by BB&T of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of BB&T convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards.

ARTICLE VI

OPTIONS

6.01 Grant of Options. Subject to the terms of the Plan, the Administrator may in its sole and absolute discretion grant Options to such eligible individuals in such numbers, subject to such terms and conditions, and at such times as the Administrator shall determine. Both Incentive Options and Nonqualified Options may be granted under the Plan, as determined by the Administrator; provided, however, that Incentive Options may only be granted to Employees of BB&T or an Affiliate. To the extent that an Option is designated as an Incentive Option but does not qualify as such under Section 422 of the Code, the Option (or portion thereof) shall be treated as a Nonqualified Option. An Option may be granted with or without a Related SAR.

6.02 Date of Grant. References to the “date of grant,” “the date on which the Option is granted,” and the like shall mean the date the Administrator has fixed, for each Option, the identity of the Participant to receive an Option, the maximum number of shares subject to the Option, and the minimum Option Price of the Option; provided that there is no unreasonable delay in giving notice of the grant to the Participant.

6.03 Option Price. The price per share at which an Option may be exercised (the “Option Price”) shall be established by the Administrator and stated in the Agreement evidencing the grant of the Option; provided, that (i) the Option Price of an Option shall be no less than the Fair Market Value per share of the Common Stock on the date the Option is granted (or 110% of the Fair Market Value with respect to Incentive Options granted to an Employee who owns stock possessing more than 10% of the total voting power of all classes of stock of BB&T or an Affiliate, as provided in Section 4.01(b) herein); and (ii) in no event shall the Option Price per share of any Option be less than the par value per share of the Common Stock.

6.04 Option Period; Exercise of Options. The term of an Option (the “Option Period”) shall be determined by the Administrator at the time the Option is granted, shall be stated in the Agreement, and shall not extend more than 10 years from the date on which the Option is granted (or five years with respect to Incentive Options granted to an Employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of BB&T or an Affiliate, as provided in Section 4.01(b) herein). Any Option or portion thereof not exercised before expiration of the Option Period shall terminate.

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6.05 No Deferral Feature. No Option shall have any feature that would allow for the deferral of compensation (within the meaning of Section 409A) other than the deferral of recognition of income until the later of the exercise or disposition of the Option or the time the shares acquired subject to the exercise of the Option first become substantially vested (as defined in Treasury Regulation Section 1.83-3(b)).

6.06 Exercise of Options.

(a) The period or periods during which, and conditions pursuant to which, an Option may become exercisable shall be determined by the Administrator in its discretion, subject to the terms of the Plan. An Option granted under this Plan that is exercisable may be exercised with respect to any number of whole shares less than the full number of whole shares for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to remaining shares subject to the Option or Related SAR.

(b) An Option that is exercisable may be exercised by giving written notice to BB&T in form acceptable to the Administrator at such place and subject to such conditions as may be established by the Administrator or its designee. Such notice shall specify the number of shares to be purchased pursuant to the Option and the aggregate purchase price to be paid therefor and shall be accompanied by payment of such purchase price. The date of exercise shall be the date on which BB&T has received both the notice of exercise and payment of the purchase price (except as may be otherwise determined by the Administrator for option exercises made pursuant to Section 6.07(c)).

(c) To the extent required under Section 422 of the Code, in no event shall there first become exercisable by an Employee in any one calendar year Incentive Options granted by BB&T or Affiliate with respect to shares having an aggregate Fair Market Value (determined at the time an Incentive Option is granted) greater than $100,000.

6.07 Payment. Unless an Agreement provides otherwise, payment upon exercise of an Option shall be in the form of cash or cash equivalent; provided that, where permitted by the Administrator and applicable laws, rules, and regulations, payment may also be made:

(a) By delivery (by either actual delivery or attestation) of shares of Common Stock owned by the Participant for a time period determined by the Administrator and otherwise acceptable to the Administrator;

(b) By shares of Common Stock withheld upon exercise;

(c) By delivery of written notice of exercise to BB&T and delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to BB&T the amount of sale or loan proceeds to pay the Option Price;

(d) By such other payment methods as may be approved by the Administrator and which are acceptable under applicable law; or

(e) By any combination of the foregoing methods.

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Shares tendered or withheld in payment on the exercise of an Option shall be valued at their Fair Market Value on the date of exercise, as determined by the Administrator.

6.08 Nontransferability. Incentive Options shall not be transferable (including by sale, assignment, pledge, or hypothecation) except by will or the laws of intestate succession or, in the Administrator’s discretion, as may otherwise be permitted in accordance with Section 422 of the Code and related regulations and as specified in the Agreement. Nonqualified Options shall not be transferable (including by sale, assignment, pledge, or hypothecation) other than by will or the laws of intestate succession, except as may be permitted by the Administrator in its sole discretion (in accordance with applicable law, including the Code and registration provisions of the Securities Act) as specified in the Agreement. Except as may be permitted by the preceding sentence with respect to the transfer of Nonqualified Options, (i) during the lifetime of a Participant to whom an Option is granted, the Option may be exercised only by the Participant; and (ii) no right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant. The designation of a beneficiary in accordance with Section  16.10 shall not constitute a transfer.

6.09 Disqualifying Dispositions. If shares of Common Stock acquired upon exercise of an Incentive Option are disposed of within two years following the date of grant or one year following the transfer of such shares to a Participant upon exercise, the Participant shall, promptly following such disposition, notify BB&T in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Administrator may reasonably require.

ARTICLE VII

STOCK APPRECIATION RIGHTS

7.01 Grant of SARs. Subject to the terms of the Plan, the Administrator may in its discretion grant SARs to Participants, in such numbers, upon such terms, and at such times as the Administrator shall determine. SARs may be granted with respect to all or a portion of the shares of Common Stock subject to an Option (a “Related SAR”) or may be granted separately and independently of an Option (a “Freestanding SAR”). The base price per share of an SAR shall never be less than 100% of the Fair Market Value per share of the Common Stock on the date the SAR is granted.

7.02 Related SARs. A Related SAR shall be granted concurrently with the grant of the related Option. Related SARs shall be exercisable only at the time and to the extent that the related Option is exercisable, and in no event after the complete termination or full exercise of the related Option. Upon the exercise of a Related SAR, the Option shall be canceled to the extent of the number of shares as to which the Related SAR is exercised, and upon the exercise of a related Option, the Related SAR shall be canceled to the extent of the number of shares as to which the related Option is exercised or surrendered.

7.03 Freestanding SARs. An SAR may be granted without relationship to an Option (as defined above, a “Freestanding SAR”) and, in such case, will be exercisable upon such terms and subject to such conditions as may be determined by the Administrator, subject to the terms of the Plan.

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7.04 Date of Grant. References to the “date of grant,” “the date on which the SAR is granted,” and the like shall mean the date the Administrator has fixed, for each SAR, the identity of the Participant to receive a SAR, the maximum number of shares subject to the SAR, and the minimum base price of the SAR; provided that there is no unreasonable delay in giving notice of the grant to the Participant.

7.05 No Deferral Feature. No SAR shall have any feature that would allow for the deferral of compensation (within the meaning of Section 409A) other than the deferral of recognition of income until the exercise of the SAR.

7.06 Exercise of SARs.

(a) Subject to the terms of the Plan, SARs shall be exercisable in whole or in part upon such terms and conditions as may be established by the Administrator and stated in the applicable Agreement. The period during which an SAR may be exercisable shall not exceed 10 years from the date of grant or, in the case of Related SARs, such shorter Option Period as may apply to the related Option. Any SAR or portion thereof not exercised before expiration of the period established by the Administrator shall terminate.

(b) SARs may be exercised by giving written notice to BB&T in form acceptable to the Administrator at such place and subject to such terms and conditions as may be established by the Administrator or its designee. Unless the Administrator determines otherwise in the Agreement, the date of exercise of an SAR shall mean the date on which BB&T shall have received proper notice from the Participant of the exercise of such SAR.

7.07 Payment Upon Exercise. Subject to the limitations of the Plan, upon the exercise of an SAR, a Participant shall be entitled to receive payment from BB&T in an amount determined by multiplying (i) the difference between the Fair Market Value of a share of Common Stock on the date of exercise of the SAR over the base price of the SAR by (ii) the number of shares of Common Stock with respect to which the SAR is being exercised. Such consideration shall be paid in cash, shares of Common Stock (valued at Fair Market Value on the date of exercise of the SAR), or a combination of cash and shares of Common Stock, as determined by the Administrator. Cash payments shall be made within 15 business days of exercise; provided that if such 15-day period begins in one calendar year and ends in another calendar year, the Participant shall have no right to designate the calendar year of payment. Shares shall be issued in accordance with Section 16.01. No fractional shares of Common Stock will be issuable upon exercise of the SAR and, unless otherwise provided in the applicable Agreement, the Participant will receive cash in lieu of fractional shares.

7.08 Nontransferability. Unless the Administrator determines otherwise in accordance with applicable law, including the Code (i) SARs shall not be transferable (including by sale, assignment, pledge, or hypothecation) other than by will or the laws of intestate succession, and (ii) SARs may be exercised during the Participant’s lifetime only by him or by his guardian or legal representative. The designation of a beneficiary in accordance with Section 16.10 shall not constitute a transfer.

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ARTICLE VIII

RESTRICTED AWARDS

8.01 Grant of Restricted Awards. Subject to the terms of the Plan, the Administrator may in its discretion grant Restricted Awards to Participants in such numbers, upon such terms and conditions and at such times as the Administrator shall determine. Such Restricted Awards may be in the form of Restricted Stock Awards and/or Restricted Stock Units that are subject to certain conditions, which conditions must be met in order for the Restricted Award to vest or be earned (in whole or in part) and no longer subject to forfeiture. The Administrator shall determine the nature, length, and starting date of the period during which a Restricted Award may be earned (the “Restriction Period”), and shall determine the conditions which must be met in order for a Restricted Award to be granted or to vest or be earned (in whole or in part), which conditions may include, but are not limited to, payment of a stipulated purchase price for the Restricted Award, attainment of performance objectives, continued service or employment for a certain period of time (or a combination of attainment of performance objectives and continued service), Retirement, Displacement, Disability, death, or any combination of such conditions. In the case of Restricted Awards based upon performance criteria, or a combination of performance criteria and continued service, the Administrator shall determine the Performance Measures applicable to such Restricted Awards (subject to Section 1.24 herein).

8.02 Vesting of Restricted Awards. Subject to the terms of the Plan and Section 409A, the Administrator shall have sole authority to determine whether and to what degree Restricted Awards have vested or have been earned and are payable and to establish and interpret the terms and conditions of Restricted Awards.

8.03 Forfeiture of Restricted Awards. Unless the Administrator determines otherwise in the Agreement (taking into account applicable law, including Section 409A), if the employment or service of a Participant shall terminate for any reason and all or any part of a Restricted Award has not vested or been earned pursuant to the terms of the Plan and the individual Agreement, such Award, to the extent not then vested or earned, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.

8.04 Shareholder Rights; Share Certificates. The Administrator shall have sole discretion to determine whether a Participant shall have dividend rights, voting rights, or other rights as a shareholder with respect to shares subject to a Restricted Stock Award which has not vested or has not been earned. The Administrator shall have the right to retain custody of certificates evidencing the shares subject to a Restricted Stock Award and to require the Participant to deliver to BB&T a stock power, endorsed in blank, with respect to such Award, until such time as the Restricted Award vests or is forfeited.

8.05 Time and Form of Payment. Restricted Stock Awards shall be payable in shares of Common Stock. Restricted Stock Units shall be payable in cash or whole shares of Common

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Stock, or partly in cash and partly in whole shares of Common Stock, in accordance with the terms of the Plan and in the discretion of the Administrator. Subject to Section 8.06, in the absence of other payment arrangements in the Agreement in accordance with Section 409A, payments related to Restricted Stock Units shall be made in a lump sum within 90 calendar days of the end of the Restriction Period; provided that if such 90-day period begins in one calendar year and ends in another calendar year, the Participant shall have no right to designate the calendar year of payment; and issuance of shares shall be made in accordance with Section 16.01.

8.06 Payments to Specified Employees. Notwithstanding anything to the contrary in Section 8.05 or Section 16.01, Restricted Stock Units payable upon a Separation from Service of a Specified Employee during the 6-month period following such Separation from Service, to the extent they constitute nonqualified deferred compensation subject to Section 409A, shall not be paid or issued until within the 30-day period commencing with the first day of the seventh month following the month of the Specified Employee’s Separation from Service (provided that if such 30-day period begins in one calendar year and ends in another calendar year, the Participant shall have no right to designate the calendar year of payment).

8.07 No Acceleration. Except as permitted under Section 409A, no acceleration of the time or form of payment of a Restricted Award shall be permitted.

8.08 Nontransferability. Unless the Administrator determines otherwise in accordance with applicable law, including the Code, (i) Restricted Awards shall not be transferable (including by sale, assignment, pledge, or hypothecation) other than by will or the laws of intestate succession, and (ii) shares of Common Stock subject to a Restricted Award may not be sold, transferred, assigned, pledged, or otherwise encumbered until all restrictions related to the Award have lapsed and all conditions to vesting have been met. The designation of a beneficiary in accordance with Section 16.10 shall not constitute a transfer.

ARTICLE IX

PERFORMANCE AWARDS

9.01 Grant of Performance Awards. Subject to the terms of the Plan, the Administrator may in its discretion grant Performance Awards to such eligible individuals in such amounts, upon such terms and conditions and at such times as the Administrator shall determine. Subject to Section 5.01, above, the Administrator shall have complete discretion in determining the number of Performance Units and/or Performance Shares granted to any Participant. The Administrator shall determine the nature, length, and starting date of the period during which a Performance Award may be earned (the “Performance Period”), and shall determine the conditions which must be met in order for a Performance Award to be granted or to vest or be earned (in whole or in part), which conditions may include but are not limited to specified performance objectives, continued service or employment for a certain period of time, or a combination of such conditions. Subject to Section 1.24 herein, the Administrator shall determine the Performance Measures to be used in valuing Performance Awards.

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9.02 Performance Awards. Performance Awards may be in the form of Performance Shares and/or Performance Units. As specified in an Agreement, (i) an Award of a Performance Share is a grant of a right to receive shares of Common Stock, the cash value thereof, or a combination thereof, which is contingent upon the achievement of performance or other objectives during a specified period and which has a value on the date of grant equal to the Fair Market Value of a share of Common Stock; and (ii) an Award of a Performance Unit is a grant of a right to receive shares of Common Stock or cash value thereof, or a combination thereof, which is contingent upon the achievement of performance or other objectives during a specified period, and which has an initial value determined in a dollar amount established by the Administrator at the time of grant.

9.03 Vesting of Performance Awards. Subject to the terms of the Plan, the Administrator shall have sole authority to determine whether and to what degree Performance Awards have been earned and are payable and to interpret the terms and conditions of Performance Awards.

9.04 Time and Form of Payment. Payment of the amount to which a Participant shall be entitled upon earning a Performance Award shall be made in cash, shares of Common Stock, or a combination of cash and shares of Common Stock, as determined by the Administrator in its sole discretion. Subject to Section 9.05, in the absence of other payment arrangements in the Agreement in accordance with Section 409A, payments related to Performance Awards shall be made in a lump sum within 90 calendar days of the end of the Performance Period; provided that if such 90-day period begins in one calendar year and ends in another calendar year, the Participant shall have no right to designate the calendar year of payment; and any issuance of shares shall be made in accordance with Section 16.01.

9.05 Payments to Specified Employees. Notwithstanding anything to the contrary in Section 9.04 or Section 16.01, Performance Awards payable upon a Separation from Service of a Specified Employee during the 6-month period following such Separation from Service, to the extent they constitute nonqualified deferred compensation subject to Section 409A, shall not be paid or issued until within the 30-day period commencing with the first day of the seventh month following the month of the Specified Employee’s Separation from Service (provided that if such 30-day period begins in one calendar year and ends in another calendar year, the Participant shall have no right to designate the calendar year of payment).

9.06 No Acceleration. Except as permitted under Section 409A, no acceleration of the time or form of payment of a Performance Award shall be permitted.

9.07 Forfeiture of Performance Awards. Unless the Administrator determines otherwise in the Agreement (taking into account applicable law, including Section 409A), if the employment or service of a Participant shall terminate for any reason and the Participant has not earned all or part of a Performance Award pursuant to the terms of the Plan and individual Agreement, such Award, to the extent not then earned, shall be forfeited immediately upon such termination of employment or service and the Participant shall have no further rights with respect thereto.

APPENDIX

9.08 Nontransferability. Unless the Administrator determines otherwise in accordance with applicable law, including the Code, (i) Performance Awards which have not been earned shall not be transferable (including by sale, assignment, pledge, or hypothecation) other than by will or the laws of intestate succession, and (ii) shares of Common Stock subject to a Performance Award may not be sold, transferred, assigned, pledged, or otherwise encumbered until the Performance Period has expired and all conditions to earning the Award have been met. The designation of a beneficiary in accordance with Section 16.10 shall not constitute a transfer.

ARTICLE X

PHANTOM STOCK AWARDS

10.01 Grant of Phantom Stock Awards. Subject to the terms of the Plan, the Administrator may in its discretion grant Phantom Stock Awards to Participants, in such numbers, upon such terms and at such times as the Administrator shall determine.

10.02 Phantom Stock Award. A Phantom Stock Award is an Award to a Participant of a number of hypothetical share units with respect to shares of Common Stock, with a value based on the Fair Market Value of a share of Common Stock.

10.03 Vesting of Phantom Stock Awards. Subject to the terms of the Plan, the Administrator shall have sole authority to determine whether and to what degree Phantom Stock Awards have vested and are payable and to interpret the terms and conditions of Phantom Stock Awards.

10.04 Amount of Payment. Upon vesting of all or a part of a Phantom Stock Award and satisfaction of such other terms and conditions as may be established by the Administrator, the Participant shall be entitled to a payment of an amount equal to the Fair Market Value of one share of Common Stock with respect to each such Phantom Stock unit which has vested. The Administrator may, however, establish a limitation on the amount payable in respect of each share of Phantom Stock.

10.05 Time and Form of Payment. Payment may be made, in the discretion of the Administrator, in cash or in shares of Common Stock (or in a combination thereof) valued at their Fair Market Value on the applicable vesting date or dates (or other date or dates) set forth in the Agreement. Subject to Section 10.06, payment may be made in a lump sum or in installments upon such terms as may be established by the Administrator in the Agreement in accordance with Section  409A.

10.06 Payments to Specified Employees. Notwithstanding anything to the contrary in Section 10.05 or Section 16.01, Phantom Stock Awards payable upon a Separation from Service of a Specified Employee during the 6-month period following such Separation from Service, to the extent they constitute nonqualified deferred compensation subject to Section 409A, shall not be paid or issued until within the 30-day period commencing with the first day of the seventh month following the month of the Specified Employee’s Separation from Service (provided that if such 30-day period begins in one calendar year and ends in another calendar year, the Participant shall have no right to designate the calendar year of payment).

APPENDIX

10.07 No Acceleration. Except as permitted under Section 409A, no acceleration of the time or form of payment of a Phantom Stock Award shall be permitted.

10.08 Nontransferability. Unless the Administrator determines otherwise in accordance with applicable law, including the Code, (i) Phantom Stock Awards shall not be transferable (including by sale, assignment, pledge, or hypothecation) other than by will or the laws of intestate succession, (ii) Phantom Stock Awards may be exercised during the Participant’s lifetime only by him or by his guardian or legal representative, and (iii) shares of Common Stock (if any) subject to a Phantom Stock Award may not be sold, transferred, assigned, pledged, or otherwise encumbered until the Phantom Stock Award has vested and all other conditions established by the Administrator have been met. The designation of a beneficiary in accordance with Section 16.10 shall not constitute a transfer.

ARTICLE XI

DIVIDENDS AND DIVIDEND EQUIVALENTS

Except with regard to Options and SARs, the Administrator may, in its sole discretion, provide that Awards granted under the Plan earn dividends or dividend equivalents. No dividends or dividend equivalents shall be granted with respect to Option or SARs. Such dividends or dividend equivalents may be paid currently or may be credited to a Participant’s account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Administrator may establish, including reinvestment in additional shares of Common Stock or share equivalents.

ARTICLE XII

EFFECT OF TERMINATION

The Administrator shall determine the extent, if any, to which a Participant shall have any rights with respect to an Award (including but not limited to the right to exercise all or part of an Option or SAR or for all or part of a Restricted Award, Performance Award, or Phantom Stock Award to vest or be earned) following the Participant’s Separation from Service with BB&T or an Affiliate. Such provisions will be determined in the sole discretion of the Administrator, shall be included in the Agreement relating to such Award, need not be uniform among all Awards issued under the Plan, and may reflect distinctions based on the reasons for Separation from Service. The Administrator also may decide, in accordance with Section 409A, to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed Separations from Service.

ARTICLE XIII

COMPLIANCE WITH LAWS; RESTRICTIONS ON AWARDS AND SHARES

BB&T may impose such restrictions on Awards and shares or any other benefits underlying Awards hereunder as it may deem advisable, including without limitation restrictions

APPENDIX

under the Code and federal securities laws, the requirements of any stock exchange or similar organization, and any blue sky, state, or foreign securities laws applicable to such securities. Notwithstanding any other Plan provision to the contrary, BB&T shall not be obligated to issue, deliver, or transfer shares of Common Stock under the Plan, make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution, or action is in compliance with all applicable laws, rules, and regulations (including but not limited to the requirements of the Code and the Securities Act). BB&T may cause a restrictive legend to be placed on any certificate for shares issued pursuant to an Award hereunder in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.

ARTICLE XIV

AMENDMENT AND TERMINATION OF THE PLAN

14.01 General.

(a) The Plan may be amended, altered, or terminated at any time by the Board; provided, that (i) approval of an amendment to the Plan by the shareholders of BB&T shall be required to the extent, if any, that shareholder approval of such amendment is required by applicable law, rule, or regulation; and (ii) except for adjustments made pursuant to Section 5.03, the Option Price for any outstanding Option or base price of any outstanding SAR granted under the Plan may not be decreased after the date of grant, nor may any outstanding Option or SAR granted under the Plan be surrendered to BB&T as consideration for the grant of a new Option or SAR with a lower Option Price or base price than the original Option or SAR, as the case may be, without shareholder approval of any such action.

(b) Subject to Section 409A, the Administrator may amend, alter, or terminate any Award granted under the Plan, prospectively or retroactively, but such amendment, alteration, or termination of an Award shall not, without the consent of the recipient of an outstanding Award, materially adversely affect the rights of the recipient with respect to the Award.

14.02 Adjustment of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. The Administrator shall have authority to make adjustments to the terms and conditions of Awards in recognition of unusual or nonrecurring events affecting BB&T or any Affiliate, or the financial statements of BB&T or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, if the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or necessary or appropriate to comply with applicable laws, rules, or regulations.

14.03 Cash Settlement. Notwithstanding any provision of the Plan, an Award or an Agreement to the contrary, the Administrator may cause any Award granted under the Plan to be canceled in consideration of an alternative award or cash payment of an equivalent cash value, as determined by the Administrator, made to the holder of such canceled Award; provided that the Administrator shall consider the effect of Section 409A.

APPENDIX

ARTICLE XV

EFFECTIVE DATE; TERM

The original effective date of the Plan is April 27, 2004. No Awards will be granted after April 26, 2014. Awards which are outstanding on April 26, 2014 (or such earlier termination date as may be established by the Board pursuant to Section 14.01 herein) shall continue in accordance with their terms, unless otherwise provided in the Plan or an Agreement. The effective date of the Plan, as amended and restated for Section 409A, is January 1, 2005.

ARTICLE XVI

GENERAL PROVISIONS

16.01 Shareholder Rights. Except as otherwise determined by the Administrator (and subject to the provisions of Section 8.04 regarding Restricted Awards), a Participant and his legal representative, legatees, or distributees shall not be deemed to be the holder of any shares subject to an Award and shall not have any rights of a shareholder unless and until certificates for such shares have been issued and delivered to him or them under the Plan. A certificate or certificates for shares of Common Stock acquired upon exercise of an Option or SAR shall be issued in the name of the Participant (or his beneficiary) and distributed to the Participant (or his beneficiary) as soon as practicable following receipt of notice of exercise and, with respect to Options, payment of the purchase price (except as may otherwise be determined by BB&T in the event of payment of the Option Price pursuant to Section 6.07(c) herein); provided that such certificate(s) for shares shall be issued within 30 business days of notice of exercise (and if such 30-day period begins in one calendar year and ends in another, the Participant shall have no right to designate the calendar year of issuance). Except as otherwise provided in Section 8.04 regarding Restricted Stock Awards or in an Agreement in accordance with Section 409A, a certificate or certificates for any shares of Common Stock issuable pursuant to a Restricted Award, Performance Award, or Phantom Stock Award shall be issued in the name of the Participant (or his beneficiary) and distributed to the Participant (or his beneficiary) after the Award (or portion thereof) has vested; provided that such certificate(s) for shares shall be issued within the time required for payment pursuant to Sections 8.05, 8.06, 9.04, 9.05, 10.05, and 10.06.

16.02 Withholding. BB&T shall withhold all required local, state, federal, foreign, and other taxes and any other amount required to be withheld by any governmental authority or law from any amount payable in cash with respect to an Award. Prior to the delivery or transfer of any certificate for shares or any other benefit conferred under the Plan, BB&T shall require any recipient of an Award to pay to BB&T in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by BB&T to such authority for the account of such recipient. Notwithstanding the foregoing, the Administrator may establish procedures to permit a recipient to satisfy such obligation in whole or in part, and any local, state, federal, foreign, or other income tax obligations relating to such an Award, by electing (the “election”) to have BB&T withhold shares of Common Stock from the shares to which the

APPENDIX

recipient is entitled. The number of shares to be withheld shall have a Fair Market Value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to (but not exceeding) the amount of such obligations being satisfied. Each election must be made in writing to the Administrator in accordance with election procedures established by the Administrator.

16.03 Section 16(b) Compliance. To the extent that any Participants in the Plan are subject to Section 16(b) of the Exchange Act, it is the general intention of BB&T that transactions under the Plan shall comply with Rule 16b-3 under the Exchange Act and that the Plan shall be construed in favor of such Plan transactions meeting the requirements of Rule 16b-3 or any successor rules thereto. Notwithstanding anything in the Plan to the contrary, the Administrator, in its sole and absolute discretion, may bifurcate the Plan so as to restrict, limit, or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting, or conditioning the Plan with respect to other Participants.

16.04 Code Section 162(m) Performance-Based Compensation.

(a) To the extent to which Section 162(m) of the Code is applicable, BB&T intends that compensation paid under the Plan to Covered Employees will, to the extent practicable, constitute “qualified performance-based compensation” within the meaning of Section 162(m) and related regulations, unless otherwise determined by the Administrator. Accordingly, Awards granted to Covered Employees which are intended to qualify for the performance-based exception under Code Section 162(m) and related regulations shall be deemed to include any such additional terms, conditions, limitations and provisions as are necessary to comply with the performance-based compensation exemption of Section 162(m), unless the Administrator, in its discretion, determines otherwise.

(b) If the Administrator reasonably anticipates that the deduction with respect to a payment would not be permitted solely due to the application of Section 162(m) of the Code, the Administrator may defer that amount of the payment to the extent deemed necessary to ensure deductibility; provided, however, that (i) the deduction limitation of Section 162(m) of the Code shall be applied to all payments to similarly situated Participants on a reasonably consistent basis; (ii) the payment must be made by the earliest of (x) during BB&T’s (or the Affiliate’s) first taxable year in which BB&T (or the Affiliate) reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Section 162(m) of the Code or (y) during the period beginning with the date of the Participant’s Separation from Service and ending on the later of the last day of the taxable year of BB&T (or the Affiliate) in which the Participant incurs a Separation from Service or the 15th day of the third month following the Participant’s Separation from Service; (iii) where any payment to a particular Participant is delayed because of Section 162(m), the delay in payment will be treated as a subsequent deferral election unless all scheduled payments to such Participant that could be delayed are also delayed; (iv) where a payment is delayed to a date on or after the Participant’s Separation from Service, the payment will be considered a payment upon a Separation from Service for purposes of the Section 409A 6- month delay for Specified Employees; and (v) no election may be provided to a Participant with respect to the timing of payment hereunder.

APPENDIX

16.05 Section 409A. To the extent applicable, BB&T intends that the Plan comply with Section 409A, and the Plan shall be construed in a manner to comply with Section 409A. Should any provision be found not in compliance with Section 409A, Participants shall be contractually obligated to execute any and all amendments to Awards deemed necessary and required by legal counsel for BB&T to achieve compliance with Section 409A. By acceptance of an Award, Participants irrevocably waive any objections they may have to the amendments required by Section 409A. Participants also agree that in no event shall any payment required to be made pursuant to this Plan that is considered “nonqualified deferred compensation” within the meaning of Section 409A be accelerated in violation of Section 409A. In the event a Participant is a Specified Employee, and payments that are nonqualified deferred compensation cannot commence until the lapse of 6 months after a Separation from Service, then any such payments that are required to be paid during such 6-month period in a single lump sum shall be made on the date that is within the 30-day period commencing with the first day of the seventh month after the month of the Participant’s Separation from Service (provided that if such 30-day period begins in one calendar year and ends in another calendar year, the Participant shall have no right to designate the calendar year of payment). Furthermore, the first 6 months of any such payments of nonqualified deferred compensation that are required to be paid in installments shall be paid within the 30-day period commencing with the first day of the seventh month following the month of the Participant’s Separation from Service (provided that if such 30-day period begins in one calendar year and ends in another calendar year, the Participant shall have no right to designate the calendar year of payment). All remaining installment payments shall be made or provided as they would ordinarily have been under the provisions of the Agreement. Notwithstanding any other provision of the Plan, the tax treatment of Awards under the Plan shall not be, and is not, warranted or guaranteed. Neither BB&T, any Affiliate, the Board, the Committee, Administrator, nor any of their delegatees shall be held liable for any taxes, penalties, or other monetary amounts owed by a Participant, his beneficiary, or other person as a result of the grant, modification, or amendment of an Award or the adoption, modification, amendment, or administration of the Plan.

16.06 No Right or Obligation of Continued Employment or Service. Neither the Plan, the grant of an Award, nor any other action related to the Plan shall confer upon any individual any right to continue in the service of BB&T or an Affiliate as an Employee, Director, or Independent Contractor or affect in any way with the right of BB&T or an Affiliate to terminate an individual’s employment or service at any time.

16.07 Unfunded Plan; No Effect on Other Plans.

(a) The Plan shall be unfunded, and BB&T shall not be required to create a trust or segregate any assets that may at any time be represented by Awards under the Plan. The Plan shall not establish any fiduciary relationship between BB&T or any Affiliate and any Participant or other person. Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds, or property of BB&T or any Affiliate, including, without limitation, any specific funds, assets, or other property which BB&T or any Affiliate, in their discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Common Stock or other amounts, if any, payable under the Plan, unsecured by any assets of BB&T or any Affiliate. Nothing contained in the Plan shall constitute a guarantee that the assets of such entities shall be sufficient to pay any benefits to any person.

APPENDIX

(b) The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute compensation with respect to which any other employee benefits of such Participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance, or salary continuation plan, except as otherwise specifically provided by the terms of such plan or as may be determined by the Administrator.

(c) The adoption of the Plan shall not affect any other stock incentive or other compensation plans in effect for BB&T or any Affiliate, nor shall the Plan preclude BB&T from establishing any other forms of stock incentive or other compensation for employees or service providers of BB&T or any Affiliate.

16.08 Applicable Law. The Plan shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the conflict of laws provisions of any state, and in accordance with applicable United States federal laws.

16.09 Deferrals. The Administrator may permit or require, at the time an Award is granted, a Participant to defer receipt of the delivery of shares of Common Stock, the payment of cash, or the provision of any other benefit that would otherwise be due pursuant to the exercise, vesting, or earning of an Award. If any such deferral is required or permitted, the Administrator shall, in its discretion, establish rules and procedures in writing for such deferrals in accordance with Section 409A.

16.10 Beneficiary Designation. The Administrator may permit a Participant to designate in writing a person or persons as beneficiary, which beneficiary shall be entitled to receive settlement of Awards (if any) to which the Participant is otherwise entitled in the event of death. In the absence of such designation by a Participant, and in the event of the Participant’s death, the estate of the Participant shall be treated as beneficiary for purposes of the Plan, unless the Administrator determines otherwise. The Administrator shall have sole discretion to approve and interpret the form or forms of such beneficiary designation.

16.11 Gender and Number. Except where otherwise indicated by the context, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

16.12 Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

16.13 Rules of Construction. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

APPENDIX

16.14 Successors and Assigns. The Plan shall be binding upon BB&T, its successors and assigns, and Participants, their executors, administrators, permitted transferees, and beneficiaries.

REST OF PAGE INTENTIONALLY LEFT BLANK

APPENDIX

IN WITNESS WHEREOF, this BB&T Corporation Amended and Restated 2004 Stock Incentive Plan, is, by the authority of the Board of Directors of BB&T, executed on behalf of BB&T, the 23rd day of October, 2007.

BB&T Corporation

By:
Name:
Title:

ATTEST:

By:
Name:
Title:

[Corporate Seal]

APPENDIX

2008 DECLARATION OF AMENDMENT TO

BB&T CORPORATION AMENDED AND RESTATED

2004 STOCK INCENTIVE PLAN

THIS 2008 DECLARATION OF AMENDMENT to the BB&T Corporation Amended and Restated 2004 Stock Incentive Plan (the “Plan”) is executed on the 28th day of October, 2008, by BB&T CORPORATION (the “Corporation”).

RECITALS:

It is deemed advisable to amend the Plan in order to change the definition of date of exercise, to clarify the definition of Retirement under the Plan, and to add a reference to evidence of stock ownership in addition to certificates.

NOW, THEREFORE, IT IS DECLARED, that, by action of the Board of Directors of BB&T Corporation on the 28th day of October, 2008, the Plan is amended, effective October 28, 2008, as follows:

1. By deleting the last sentence of Section 6.06(b) of the Plan in its entirety and inserting the following in lieu thereof:

“The date of exercise means (i) with respect to the exercise of an Option in which shares of Common Stock relating to such Option are sold in the market, the date, after the optionee delivers an exercise notice to BB&T or its designee specifying the number of shares in respect of which the Option is being exercised and such other representations and agreements as may be required by BB&T or its designee, that the shares of Common Stock relating to such Option are sold in the market; and (ii) with respect to all other Option exercises, the date notice of exercise is received by BB&T or its designee; provided, however, if such notice is received by BB&T or its designee after the market closes on such day of receipt, the date of exercise means the next trading day of the Common Stock.”

2. By deleting the period at the end of the last sentence of Section 7.06(b) of the Plan and inserting the following at the end thereof:

“; provided, however, if such notice is received by BB&T or its designee after the market closes on such day of receipt, the date of exercise means the next trading day of Common Stock.”

APPENDIX

3. By deleting Section 1.33 of the Plan in its entirety and inserting the following in lieu thereof:

“1.33. Retirement means that a Participant has incurred a Separation from Service on or after his earliest early retirement date. As used herein, the “earliest early retirement date” of a Participant who incurs a Separation from Service is, (i) if the Participant is an Employee, either the Employee’s attainment of at least age 55 with at least 10 years of service with BB&T and/or an Affiliate or, in the event the Employee has not attained at least age 55 with at least 10 years of service, the Employee’s attainment of at least age 65 with at least 5 years of service with BB&T and/or an Affiliate; and (ii) if the Participant is a non-employee Director, the non-employee Director’s attainment of at least the age of retirement specified in BB&T Corporation’s policies and procedures applicable to Directors as the retirement age for non-employee Directors.”

4. By inserting “(or other evidence of Common Stock ownership, including, without limitation, a direct registration system book entry account)” at the end of the first sentence of Section 16.01, and after the phrases “shares of Common Stock” and “certificate(s) for shares” in the second and third sentences of Section 16.01.

IN WITNESS WHEREOF, this 2008 Declaration of Amendment is executed on behalf of BB&T Corporation on the day and year first above written.

BB&T CORPORATION

By:
Title:

ATTEST:

Title:

[Corporate Seal]

APPENDIX

2009 DECLARATION OF MISCELLANEOUS AMENDMENT TO THE

BB&T CORPORATION AMENDED AND RESTATED

2004 STOCK INCENTIVE PLAN

THIS 2009 DECLARATION OF MISCELLANEOUS AMENDMENT to the BB&T Corporation Amended and Restated 2004 Stock Incentive Plan (the “Plan”) is executed on the 24th day of February, 2009, by BB&T CORPORATION (the “Corporation”).

RECITALS:

It is deemed advisable to amend the Plan in order to reaffirm the number of incentive stock options that may be issued under the Plan and to eliminate a certain share counting provision contained in the Plan. Such amendment is not material and is not subject to shareholder approval at the Corporation’s April 28, 2009 annual meeting of shareholders.

NOW, THEREFORE, IT IS DECLARED, that, by action of the Board of Directors of BB&T Corporation on the 24th day of February, 2009, the Plan will be amended, effective February 24, 2009, as follows:

1. By restating Section 5.01(a) of the Plan in its entirety as follows:

“The maximum number of shares of Common Stock that may be issued under the Plan pursuant to the grant of Incentive Options shall not exceed 25,000,000 shares.”

2. By deleting Section 5.02(d) of the Plan in its entirety.

IN WITNESS WHEREOF, this 2009 Declaration of Miscellaneous Amendment is executed on behalf of BB&T Corporation on the day and year first above written.

BB&T CORPORATION

By:
Title:

ATTEST:

Title:

[Corporate Seal]

APPENDIX

2009 DECLARATION OF AMENDMENT TO THE

BB&T CORPORATION AMENDED AND RESTATED

2004 STOCK INCENTIVE PLAN

THIS 2009 DECLARATION OF AMENDMENT to the BB&T Corporation Amended and Restated 2004 Stock Incentive Plan (the “Plan”) is executed on the 24th day of February, 2009, by BB&T CORPORATION (the “Corporation”).

RECITALS:

It is deemed advisable to amend the Plan in order to increase the aggregate number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan; and to establish a fungible reserve that will replace the current limitation in the Plan regarding Restricted Awards and that will limit the number of Restricted Awards, Performance Awards, and Phantom Stock Awards issued under the Plan. Such amendments are material and are subject to shareholder approval at the Corporation’s April 28, 2009 annual meeting of shareholders.

NOW, THEREFORE, IT IS DECLARED, that, if approved by shareholders, by action of the Board of Directors of BB&T Corporation on the 24th day of February, 2009, the Plan will be amended, effective April 28, 2009, as follows:

1. By deleting the first sentence of Section 5.01 of the Plan in its entirety and inserting the following in lieu thereof:

“Subject to adjustments as provided in Section 5.03, the aggregate number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall not exceed 60,000,000 (35,000,000 prior to April 28, 2009 and 25,000,000 prior to April 24, 2007) shares of Common Stock.”

2. By deleting Section 5.01(b) of the Plan in its entirety and inserting the following in lieu thereof:

“Restricted Awards, Performance Awards, and Phantom Stock Awards issued under the Plan shall be subject to a dual limitation: first a specific numerical limitation of 23,000,000 (15,000,000 for Restricted Awards issued prior to April 28, 2009 and 5,000,000 Restricted Awards prior to April 24, 2007) shares of Common Stock and then, if and when such numerical limitation is met, additional Restricted Awards, Performance Awards, and the Phantom Stock Awards shall count against the aggregate number of shares of Common Stock issued under Section 5.01 in a ratio of three to one, such that an award of one share of Common Stock for any of one share of Restricted Stock, one Restricted Stock Unit, one Performance Share, one Performance Unit, or one Phantom Stock unit

APPENDIX

will reduce the authorized shares of Common Stock available for issuance under Section 5.01 by three shares, subject to Section 5.02. For the avoidance of doubt, Restricted Awards, Performance Awards, and Phantom Stock Awards issued under the Plan on or before April 28, 2009 shall count against the share limitations contemplated by this Section 5.01(b).”

IN WITNESS WHEREOF, this 2009 Declaration of Amendment is executed on behalf of BB&T Corporation on the day and year first above written.

BB&T CORPORATION

By:
Title:

ATTEST:

Title:

[Corporate Seal]

C0001125023

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 4, AND RECOMMENDS A VOTE “AGAINST” PROPOSAL 5.	Please mark your votes as indicated in this example	☒

		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT

1.	To elect seventeen nominees, namely: John A. Allison IV, Jennifer S. Banner, Anna R. Cablik, Nelle R. Chilton, Ronald E. Deal, Tom D. Efird, Barry J. Fitzpatrick, L. Vincent Hackley, Jane P. Helm, John P. Howe III, M.D., Kelly S. King, James H. Maynard, Albert O. McCauley, J. Holmes Morrison, Nido R. Qubein, Thomas N. Thompson and Stephen T. Williams, as Directors of BB&T as described in Proposal 1 of the Proxy Statement.	☐	☐	☐

To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name here: Nominee exception(s)

		FOR	AGAINST	ABSTAIN

2.	To approve amendments to the Corporation’s 2004 Stock Incentive Plan and re-approve the plan for certain federal tax purposes.	☐	☐	☐

3.	To approve an advisory proposal regarding BB&T’s overall pay-for-performance executive compensation program.	☐	☐	☐

4.	To ratify the appointment of PricewaterhouseCoopers LLP as BB&T’s independent registered public accounting firm for 2009.	☐	☐	☐

5.	To approve a shareholder proposal regarding majority voting in director elections.	☐	☐	☐
The undersigned hereby ratifies and confirms all that said attorneys-in-fact, or any of them or their substitutes, may lawfully do or cause to be done hereof, and acknowledges receipt of the Notice of the BB&T Annual Meeting and Proxy Statement.

Date , 2009

Signature(s)

Signature(s)

Title or Authority

Please insert date of signing. Sign exactly as name appears at left. Where stock is issued in two or more names, all should sign. If signing as attorney, administrator, executor, trustee or guardian, give full title as such. A corporation should sign by an authorized officer and affix seal.

< FOLD AND DETACH HERE <

PLEASE DETACH HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

BB&T	VOTE BY INTERNET OR TELEPHONE 24 Hours a Day—7 Days a Week Save your Company Money—It’s Fast and Convenient

Your telephone or Internet vote authorizes the named attorneys-in-fact to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet, there is no need for you to mail back your proxy card. Telephone and Internet voting facilities will close at 11:59 p.m. Eastern Daylight Time on April 27, 2009.

TELEPHONE		INTERNET		MAIL
1-800-830-3542		https://www.2voteproxy.com		PROXY TABULATOR PO BOX 859232 BRAINTREE, MA 02185-9919

• Use any touch-tone telephone • Have your proxy form in hand • Follow the simple recorded instructions	OR	• Go to the website address listed above • Have your proxy form in hand • Follow the simple instructions	OR	• Mark, sign and date the proxy card • Detach the proxy card below • Return the proxy card in the • postage-paid envelope provided

CALL TOLL-FREE TO VOTE: 1-800-830-3542

BB&T CORPORATION

ANNUAL MEETING APRIL 28, 2009

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF BB&T CORPORATION

The undersigned shareholder of BB&T Corporation, a North Carolina corporation (“BB&T”), appoints Kelly S. King, Christopher L. Henson and Frances B. Jones, or any of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of BB&T that the undersigned is entitled to vote at the annual meeting of shareholders of BB&T to be held at Embassy Suites, 460 North Cherry Street, Winston-Salem, North Carolina 27101, on April 28, 2009, at 11:00 a.m. Eastern Daylight Time and at any adjournment thereof, with all powers the undersigned would possess if personally present, as follows:

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS OF THE UNDERSIGNED. IF NO INSTRUCTION TO THE CONTRARY IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES FOR DIRECTOR DESCRIBED IN PROPOSAL 1, “FOR” PROPOSALS 2, 3 AND 4, AND “AGAINST” PROPOSAL 5, EACH AS LISTED ON THE REVERSE SIDE. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE NAMED ATTORNEYS-IN-FACT.

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Letter to Shareholders

Notice of Annual Meeting of Shareholders to be Held April 28, 2009

General Information

Security Ownership

Proposal 1—Election of Directors

Proposal 2—Approval of Amendments to the Corporation’s Amended and Restated 2004 Stock Incentive Plan and Re-Approval of the Plan for Certain Federal Tax Purposes

Corporate Governance Matters

Section 16(a) Beneficial Ownership Reporting Compliance

Audit Committee Report

Compensation Discussion and Analysis

Compensation of Executive Officers

Compensation Committee Report on Executive Compensation

Compensation Committee Interlocks and Insider Participation

Compensation of Directors

Transactions with Executive Officers and Directors

Proposal 3—Approval of an Advisory Proposal Regarding BB&T’s Overall Pay-for-Performance Executive Compensation Program

Proposal 4—Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2009

Proposal 5—Shareholder Proposal Relating to Majority Voting

Other Matters

Appendix